As filed with the Securities and Exchange Commission on April 10, 2017
Registration No. 333-217071

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_______________________________________________

CLOUDERA, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	26-2922329
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)
_______________________________________________

1001 Page Mill Road, Building 3
Palo Alto, CA 94304
(650) 362-0488
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________________________

Thomas J. Reilly
Chief Executive Officer
Cloudera, Inc.
1001 Page Mill Road, Building 3
Palo Alto, CA 94304
(650) 362-0488
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________________

Copies to:

David A. Bell, Esq. Niki Fang, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 (650) 988-8500	David Middler, Esq., Chief Legal Officer Jay Wedge, Esq., Senior Counsel Cloudera, Inc. 1001 Page Mill Road, Building 3 Palo Alto, CA 94304 (650) 362-0488	Richard C. Blake, Esq. Heidi E. Mayon, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, CA 94063 (650) 321-2400
_______________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
_______________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. .

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued             , 2017
                       Shares
COMMON STOCK
______________________
Cloudera, Inc. is offering                   shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $        and $        per share.
______________________
We have applied to list our common stock on the New York Stock Exchange under the symbol “CLDR.”
______________________
We are an “emerging growth company” as defined under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.
______________________
PRICE $       A SHARE
______________________

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Cloudera
Per Share	$	$	$
Total	$	$	$
_______________

(1)	See the section titled “Underwriters” for a description of the compensation payable to the underwriters.
We have granted the underwriters the right to purchase up to an additional                                              shares of common stock to cover over-allotments, if any.
The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to purchasers on or about                                                                , 2017.
______________________

MORGAN STANLEY	J.P. MORGAN	ALLEN & COMPANY LLC
BofA MERRILL LYNCH	CITIGROUP	DEUTSCHE BANK SECURITIES
STIFEL	JMP SECURITIES	RAYMOND JAMES

                             , 2017

cloudera

PARTNER & CUSTOMER SOLUTIONS
CLOUDERA ENTERPRISE PRODUCTS
OPEN SOURCE TECHNOLOGIES
ALL DATA
Internal & External
Structured & Unstructured

Data is at the center of the information driven enterprise

CLOUDERA ENTERPRISE PRODUCTS
Cloudera Enterprise Data Hub
Cloudera Analytic DB
Cloudera Operational DB
Cloudera Data Science & Engineering
Cloudera Essentials

OPEN SOURCE TECHNOLOGIES
Innovation powered by the latest open source software

PARTNER & CUSTOMER SOLUTIONS
100+ partner solutions
1000s of customer applications

CLOUD
MULTI-CLOUD
ON-PREM

We believe data can make what is impossible today, possible tomorrow cloudera

______________________
We have not authorized anyone to provide you with additional information or information that is different from or to make any representations other than those contained in this prospectus or in any free‑writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.
Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company” and “Cloudera” refer to Cloudera, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus, unless the context otherwise requires, the term “stockholders” shall refer to the holders of our common stock.
Through and including                , 2017 (the 25th day after the date of this prospectus) U.S. federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free‑writing prospectus outside the United States.

i

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
CLOUDERA, INC.
Overview
Cloudera empowers organizations to become data‑driven enterprises in the newly hyperconnected world. We have developed the leading modern platform for data management, machine learning and advanced analytics. We have achieved this position through extensive collaboration with the global open source community, continuous innovation in data management technologies and by leveraging the latest advances in infrastructure including the public cloud for “big data” applications. Our pioneering hybrid open source software (HOSS) model incorporates the best of open source with our robust proprietary software to form an enterprise‑grade platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost effective solution for transforming their businesses. Our platform enables organizations to use vast amounts of data from a variety of sources, including the Internet of Things (IoT), to better serve and market to their customers, design connected products and services and reduce risk through greater insight from data. A vibrant ecosystem has developed around our platform, and a growing range of applications is being built on it. We believe that our solution is the most widely adopted big data platform.
The world is rapidly becoming interconnected through mobile, social, internet and sensor activity. International Data Corporation (IDC) estimates that by 2020 there will be 30 billion internet‑connected and mobile devices. Additionally, the quantity of information produced per year is expected to grow, with IDC estimating that approximately 440 times more information will be created in 2020 than in 2005. Developers have created data‑intensive applications to take advantage of all of this information. Traditional data management technologies cannot technologically or economically capture this data or support these applications. Enterprises are challenged to manage and use rapidly growing quantities of data of new and varying types. They are also operating in increasingly competitive and demanding regulatory environments. To achieve their business objectives, they must adopt information‑centric strategies and a data‑driven approach to problem solving. Organizations across all industries need to develop the ability to act quickly and cost‑effectively on massive amounts of data in any form from any source to gain insight, to compete effectively and to comply with laws and regulations. They need to manage all available data, wherever it may originate or reside. They need a modern open data architecture built on the latest open source technologies and designed for public cloud infrastructure.
In response, we have created our software platform and pioneered the hybrid open source software model. HOSS combines the best open source software with proprietary software to meet the exacting requirements of large enterprises. By integrating robust proprietary software with our open source platform, built on the leading data management and analytics technologies, we deliver substantially greater value to customers in managing, operating and securing their data and data architectures. Our HOSS model also meaningfully differentiates our solutions from those of our competitors, including open source “free riders” who take from, but do not contribute to, the open source community at large. This differentiation also builds long‑lived customer relationships and generates the revenue to support sustained innovation.
Our scale‑out distributed architecture delivers high performance on inexpensive industry‑standard hardware or cloud infrastructure. We allow enterprises to operate, manage and move workloads across multiple architectures, mixing on‑premises and cloud environments, including all major public cloud infrastructure providers – Amazon Web Services, Microsoft Azure and Google Cloud Platform – as well as managed service providers (MSPs). We also enable enterprises’ “multi‑cloud” strategies, allowing them to move workloads from the data center to the public cloud, among public cloud vendors, and back again, thus avoiding cloud lock‑in. In addition, our customers deploy, configure and monitor all their workloads at scale across these environments from a “single pane of glass.” This flexibility allows customers to constantly determine and implement the most cost‑efficient strategies. As of January 31, 2017, approximately 18% of our Global 8000 customers run our platform in the cloud.
The market for next‑generation data management, machine learning and advanced analytics is large and rapidly growing as the world increasingly connects. Our platform currently addresses three new transformative markets: (i) Dynamic Data Management Systems; (ii) Cognitive/AI Systems and Content Analytics Software; and (iii) Advanced and Predictive Analytics Software. IDC estimates that in aggregate these markets will grow from $8.7 billion in 2015 to $22.1 billion in 2020 at a combined compound annual growth rate of 20.5%. Beyond these new markets, our platform currently addresses and is disrupting traditional markets, including a significant portion of the Relational Database Management Systems and Non‑Relational Database Management Systems markets. Adding together IDC’s estimates of these new and traditional markets, we believe our total addressable opportunity including these additional markets is expected to reach $65.6 billion by 2020.
We offer our software platform on a subscription basis and focus our selling efforts on the largest 8,000 corporate enterprises globally (Global 8000) as well as large public sector organizations. We target these organizations because they capture and manage the majority of the world’s data and operate highly complex IT environments. These organizations are likely to realize the greatest value from our enterprise‑grade platform. We have achieved significant growth and global scale in a relatively short period of time, and as of January 31, 2017, we have approximately 500 Global 8000 customers. For the fiscal years ended January 31, 2015, 2016 and 2017, revenue from our Global 8000 represented 65%, 71% and 73% of total revenue, respectively, based on the current Global 8000 constituents as of November 1, 2016. For fiscal 2015, 2016 and 2017, revenue from our public sector customers (including large public sector customers) represented 11%, 9% and 10% of total revenue, respectively. Our customers continue to expand their usage of our platform. The net expansion rate for our subscription revenue was 143% as of January 31, 2017. A growing, vibrant ecosystem has developed around our platform, and many third‑party developers have primarily standardized on it, building more than 100 industry-specific use cases, or applications, using our proprietary technology. We refer to these as Partner Solutions. As part of this ecosystem, we have developed a strategic partnership with Intel Corporation, or Intel, to optimize our software for use with Intel processors and architecture. As a result of our and Intel’s dedication to this partnership, our platform achieves differentiated performance on Intel architecture today, and is expected to achieve differentiated performance on future Intel platform technologies. We will further expand our customer opportunity through the continued growth in use cases and packaged solutions, the expansion of our partner ecosystem and the proliferation of skills, driven by ease of use and accelerating adoption of the cloud. See “Market, Industry and Other Data” for how we define Global 8000, large public sector organizations and calculate our net expansion rate.
For our fiscal years ended January 31, 2016 and January 31, 2017, our revenue was $166.0 million and $261.0 million, respectively, representing year‑over‑year growth in revenue of 57% for our most recent fiscal year. Over the same period, operating cash outflows increased from $90.5 million to $116.6 million while our net losses were $203.1 million and $187.3 million, respectively, which includes $63.6 million and $21.7 million, respectively, of stock‑based compensation expense, and a non‑cash charge of $21.6 million in connection with the donation of common stock to the Cloudera Foundation for fiscal 2017.
Industry Background
Successful organizations have always collected and analyzed data. They have used it to understand their customers, design and build their products, and address opportunities and manage risk in their businesses.
Today, large organizations are awash in vastly more data than ever before. They collect real‑time and streaming data on events and transactions, social and interaction data about their customers, news and market data about themselves and their competition, and much more. They are also operating in increasingly competitive and demanding regulatory environments. To achieve their business objectives, they must capture, secure, prepare, analyze and act on all of that data quickly.
This flood of data overwhelms data management systems created in earlier decades. Those systems were designed for the data volumes and for the analytical problems of an earlier day. They were never intended to handle the thousand‑fold or greater increase in volume, nor today’s combination and complexity of data and new data types. Those systems predated powerful new analytic techniques such as machine learning and natural language processing.
The first organizations confronted with this combination of volume, complexity and analytic challenges were web‑scale consumer internet companies like Google, Facebook and Yahoo. Those web pioneers created a new software architecture and a collection of open source software projects to solve their data problems. That software was sophisticated and powerful, but demanded exceptional technical and operational skill of its users.
Today, boardrooms, C‑suites and line-of-business leaders across all industries are focused on developing the ability to use vast amounts of data from a variety of sources to better serve customers, design products and services and manage risk. Their organizations need technology that gives them better insights than legacy systems allow. They need new systems to compete effectively and to comply with the laws and regulations that govern them. They need an enterprise‑grade solution to manage and act on all available data, wherever it may originate or reside. They need the power and sophistication of the web‑scale consumer internet leaders, packaged for consumption by ordinary enterprises. Enterprises require a modern data management, machine learning and analytics platform.
Factors affecting the development of next‑generation data management, machine learning and advanced analytics
A modern platform for data management, machine learning and analytics is valuable because more data often yields better answers to hard questions. It enables enterprises to look at problems at much higher resolution. It permits queries to examine not just the last month or quarter, but the last year or decade of customer behavior. Using powerful machine learning algorithms, it can examine historical data and find patterns that more accurately predict future trends. Such a platform allows enterprises to extract more value from their data and effect digital transformation.
The main factors driving complexity and challenges in extracting value from data are:

•
The rise of the interconnected world and the Internet of Things (IoT), which is contributing to an increasingly connected world and accelerating data generation as new types of sensors continue to proliferate and are almost always connected to a network;

•
The explosion of new data, as organizations are undergoing digital transformation and are digitalizing an increasing number of business activities to improve and transform operations, functions and processes, producing data at an unprecedented scale;

•	The proliferation of machine learning and artificial intelligence, as organizations realize the value that predictive and advanced algorithms can provide in a diverse array of applications; and

•
The modernization of enterprise infrastructure, as organizations seek to take advantage of the latest technological developments. In particular, there are two core trends that large enterprises are embracing today:

–
Open source software is playing an increasingly central role in enterprises’ technology architectures as enterprises value the rapidity of innovation, agility stemming from an open ecosystem and avoidance of vendor lock‑in; and

–	Public cloud infrastructure is the fastest growing type of infrastructure today with organizations enticed by the elasticity and flexibility it offers.
Requirements of the Modern Data Management and Analytics Platform
Organizations need a modern data platform with:

•
The ability to deploy on‑premises or in the public cloud – or both. Many enterprises have data on‑premises for long‑lived workloads and rely on public cloud infrastructure for transient workloads. As a result, enterprises require a solution that provides the flexibility to store and analyze their data in a mixed infrastructure environment. In addition, enterprises require the ability to run natively on different public cloud platforms, or multi‑cloud capability, so that they can choose among competing public cloud platforms and move workloads among them to avoid cloud lock‑in.

•
Access to the latest open source technologies. Collaborating across borders and company lines, the global open source software community innovates quickly. This innovation can lead to competing software projects, which creates complexity and risk for enterprises that simply want to use the best and most appropriate open source software. Enterprises need a trusted partner to play an active role in the community, contributing significantly to open source development and continuously curating the various projects to create a highly integrated, secure and high‑performance platform.

•
Support for machine learning. Distributed systems together with large amounts of data allow enterprises to use machine learning to understand the past and to predict the future. To perform machine learning, a data platform must support flexible schema and multiple data science languages. It must also support a new class of analytic algorithms as machine learning uses sophisticated algorithms to examine data and to extract patterns. Enterprises require a modern data management and analytics platform that powers the algorithms to apply machine learning to real business problems and real business data.

•	Enterprise-grade performance, features and functionality. Enterprises require a platform suited to operating in highly complex technology, business and regulatory environments, including:

–
Scalability and performance. Legacy data management systems do not meet the performance demands of modern data applications. These systems depend on a single or limited number of expensive, centralized computers to handle storage and processing. Huge quantities of data accessed by many users running a combination of SQL queries, text searches and machine learning technologies can simply overwhelm legacy systems. The modern data platform requires a scale‑out architecture – which combines many small, inexpensive computers and pools their storage and processing power – to meet performance demands.

–
Operate and manage resources across environments at scale. As data and processing needs grow, enterprises require technology that offers visibility across systems and workloads without regard to whether those assets are deployed on‑premises or in the cloud. As enterprise systems scale, centralized monitoring and management in any infrastructure environment becomes critical to data architecture operations, as well as to regulatory and policy compliance.

–
Data security and governance. Data is strategic, and enterprises are retaining more of it for longer – even permanently. A large concentration of data creates unique and significant security concerns. Business policy, legal and regulatory regimes impose rules as to who may use data, for what purposes and how it is safeguarded. Policy setting, enforcement and monitoring for compliance purposes demand data governance technology that reports on usage, tracks data lineage and ensures that enterprises can meet the strict privacy and other controls that apply. To appropriately safeguard data and comply with legal and regulatory requirements, enterprises must ensure proper authentication, authorization and access at every level.

–
Low total cost of ownership. The amount of data available for analysis has grown exponentially, but IT budgets have not. Even if legacy data management technologies could address the challenges of “big data,” they would be cost prohibitive. Enterprises require the ability to manage their data architecture at scale and the flexibility to use the infrastructure that is most cost efficient and appropriate for each use case.

Our Market Opportunity
The market for next‑generation data management, machine learning and advanced analytics is large and rapidly growing as the world increasingly connects. Our platform currently addresses three new transformative markets: (i) Dynamic Data Management Systems; (ii) Cognitive/AI Systems and Content Analytics Software; and (iii) Advanced and Predictive Analytics Software. Technologies within the first market help enterprises capture and manage the increasing volume and complexity of new data. Technologies within the latter two markets help enterprises generate insights and derive value from their data. IDC estimates that in aggregate these markets will grow from $8.7 billion in 2015 to $22.1 billion in 2020 at a combined compound annual growth rate of 20.5%.
Beyond these new markets, our platform currently addresses and is disrupting traditional markets, including a significant portion of the Relational Database Management Systems and Non‑Relational Database Management Systems markets. Technologies within these markets represent traditional systems used by enterprises to manage their data. Adding together IDC’s estimates of these new and traditional markets, we believe our total addressable opportunity including these additional markets is expected to reach $65.6 billion by 2020.
Our Solution
Cloudera empowers organizations to become data‑driven enterprises in the newly hyperconnected world. We have developed the leading modern platform for data management, machine learning and advanced analytics. Building on the approach of web‑scale consumer internet companies, we have collaborated with the global open source community to innovate and deliver our cloud‑native platform. Our scale‑out distributed architecture delivers high performance on inexpensive, industry‑standard hardware or cloud infrastructure. We allow enterprises to operate, manage and move workloads across multiple architectures, mixing on‑premises and cloud environments, including all major public cloud infrastructure providers. We believe that our solution is the most widely adopted big data platform, with a growing range of applications being built on it.
We have pioneered the hybrid open source software development model, or HOSS. Our model is based on active participation and leadership in the open source data management ecosystem and software development process, and utilization of the very best open source technologies. As authors and participants, we contribute new projects and enhance existing projects. We also identify the best projects that are growing in popularity among developers and in adoption by enterprises. This involvement helps us recognize and champion emerging standards, as we did when we led the market by embracing Spark as a complement to the original MapReduce data processing engine.
To deliver the agility and innovation of open source software to our customers, our platform integrates 26 distinct open source projects, 18 of which were created by our engineers. We combine those curated open source projects with our robust proprietary software to form an enterprise‑grade platform. We provide a full and integrated suite of data management, machine learning and advanced analytic capabilities, affording enterprises a single platform that is agile, scalable and cost effective for transforming their businesses.
We believe our approach has a profound impact both on our customers and on the open source community. Our HOSS model delivers substantially greater value to customers in managing, operating and securing their data and data architectures. In addition, our robust proprietary software meaningfully differentiates our solutions from those of our competitors, including open source “free riders” who take from, but do not contribute to, the open source community at large. This differentiation drives the revenue to sustain investment in further innovation in the open source data management ecosystem to address a broadening set of enterprise data needs.
Key Benefits and Differentiators
These are the key benefits and differentiators of our solution:

•
Deployable on‑premises or in the public cloud – or both. With our agnostic approach to infrastructure, enterprises store and analyze their data in the environment that best meets their performance and efficiency goals. Our solution allows enterprises to manage both long‑lived and transient workloads across environments, mixing on‑premises and public cloud infrastructure, including all major public cloud vendors – Amazon Web Services, Microsoft Azure and Google Cloud Platform. We enable enterprises’ multi‑cloud strategies, allowing them to move workloads from the data center to the public cloud, among public cloud vendors, and back again. Customers maintain and control access to their data, and they are better able to obtain attractive terms and avoid cloud vendor lock‑in.

•
Leverages the latest open source innovation. Our platform integrates the latest innovations in open source data management technology. In addition to our contributions to new project innovation and existing project enhancement, we are able to leverage the most significant innovations of the broader global community. For example, we were the first data platform vendor to incorporate Spark, integrating it into our platform in 2013, enhancing batch processing and enabling real‑time, streaming and machine learning workloads. This curation and integration is a continuous commitment as demonstrated by our adoption of projects such as Solr, Kafka, Impala and Kudu. As a result, we serve customers better and capitalize as a business on the latest open source technologies to deliver a highly integrated, secure and high‑performance platform.

•
Enables machine learning. Our platform is uniquely designed to enable the rapidly growing data science community and machine learning applications. Through our integration of Spark and popular data science languages like Python and R, our platform supports batch, real‑time and advanced analytics. We provide the capabilities to reliably run massively iterative algorithms, including machine learning algorithms, over large volumes of data, to support a diverse range of relational and non‑relational schemas and to express analytic workloads in multiple development and data science languages. These capabilities allow enterprises to identify trends in historical data, to recognize events in current or streaming data and to predict events in the future, continuously improving with experience.

•	Delivers enterprise-grade performance, features and functionality. Our platform meets the exacting requirements of large enterprises on-premises and in the public cloud, including:

–
Scalability and high performance. Our distributed architecture allows our customers to easily and inexpensively increase capacity to meet the speed and throughput demands of enterprise applications. Combining many small, inexpensive computers and pooling their storage and processing power in one or more “clusters,” our platform can deliver ten times or greater performance improvements over legacy systems at lower cost. As data volumes or performance requirements increase, adding more capacity or computing power is as simple as adding additional computers to the cluster. Capacity and performance expand linearly with cluster size. With just one installation of our platform, a customer can scale to hundreds of petabytes of data under management.

–
Integrated management at scale and across environments. Our customers can deploy, configure and monitor all their clusters and workloads at scale from a centralized interface across any mix of public cloud or on‑premises environments. We offer configurable monitoring and reporting and intuitive, robust troubleshooting to provide comprehensive management of large, growing data sets and concurrent use cases.

–
Data security and governance. Our platform uses proprietary authentication, network isolation, user‑and role‑based permissions, access logging, auditing, lineage and encryption including sophisticated key management to provide comprehensive, enterprise‑grade data security across the platform. In addition, our platform enables regulatory and industry‑specific compliance through comprehensive data governance, including data discovery, data lineage, metadata tagging and policy enforcement.

–
Low total cost of ownership. Our scale‑out architecture delivers high performance on inexpensive industry‑standard hardware or cloud infrastructure. This architecture allows organizations to gain insights and realize value from data at much lower cost than traditional data management platforms. Our proprietary cloud automation, systems management and data management capabilities reduce the personnel required to operate clusters and workloads while meeting compliance standards. Our platform allows customers to select the infrastructure environment that is most cost‑effective and appropriate for each use case. Additionally, the native security features of our platform require no additional third party licenses, further reducing costs to customers.

Our Strategy
Key elements of our strategy include:

•	leading cloud innovation for big data, extending our original cloud‑native architecture;

•	growing our addressable market by expanding the range of applications our platform can support;

•	extending our position as the leader in hybrid open source software;

•	continuing to rapidly acquire new customers;

•	accelerating existing customer expansion;

•	leveraging our partner ecosystem;

•	showcasing a data‑driven business with our own operations; and

•	cultivating a passion for solving the world’s greatest challenges through data.
Risks Related to Our Business and Investment in Our Common Stock
Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section titled “Risk Factors” immediately following this prospectus summary before making an investment decision. We may be unable for many reasons, including those that are beyond our control, to implement our business strategy successfully. These risks include:

•	we have a history of losses, and we may not become profitable in the future;

•	we have a short operating history, which makes it difficult to predict our future results of operations;

•	the market for our data management and analytics platform may develop more slowly than we expect;

•	we face intense competition and could lose market share to our competitors;

•	our customers may not renew or expand their subscriptions, or may do so on unfavorable terms;

•	our sales cycles can be long and unpredictable, particularly with respect to large subscriptions, and our sales efforts require considerable time and expense;

•
we do not have an adequate history with our subscription or pricing models to accurately predict the long‑term rate of customer adoption or renewal, or the impact these will have on our revenue or operating results;

•	our results may fluctuate significantly from period to period;

•	we face risks because we derive substantially all of our revenue from a single software platform, and we may fail to satisfy customer demands or achieve increased market acceptance;

•
we have been, and may in the future be, subject to intellectual property rights claims by third parties, and we may fail to adequately protect confidential information and our intellectual property rights; and

•
our directors, executive officers and stockholders who own greater than 5% of our outstanding common stock, and their affiliates, who after this offering will collectively hold more than      % of our outstanding common stock, will have the ability to influence or control the outcome of matters submitted to our stockholders for approval.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

Corporate History and Information
We were incorporated in Delaware in 2008, and we had 1,470 full‑time employees as of January 31, 2017. Our principal executive offices are located at 1001 Page Mill Road, Building 3, Palo Alto, California 94304 and our telephone number is (650) 362‑0488. Our website address is www.cloudera.com. The information on, or that can be accessed through, our websites are not incorporated by reference into this prospectus and should not be considered part of this prospectus.
In May 2014, in conjunction with forming our strategic partnership with Intel, Intel invested approximately $741.8 million in our capital stock, including purchasing approximately $370.9 million from us and an aggregate of approximately $370.9 million from some of our stockholders. Subsequently, Intel has purchased additional shares of our capital stock from some of our stockholders, bringing Intel’s aggregate investment in our capital stock to approximately $766.5 million as of January 31, 2017. After completion of this offering, Intel will hold approximately      % of our outstanding common stock based on the number of shares outstanding as of January 31, 2017. See “Business‑Intel Strategic Partnership” and “Certain Relationships and Related‑Party Transactions.”
Cloudera is a registered trademark of the Company. Cloudera Navigator, Cloudera Navigator Audit and Lineage, Cloudera Navigator Optimizer, Cloudera Navigator Encrypt, Cloudera Navigator Key Trustee, Cloudera Essentials, Cloudera Enterprise Data Hub, Cloudera Data Science, Cloudera Real Time, Cloudera Analytics, Cloudera Manager and Cloudera Director are some of our trademarks used in this prospectus. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.
Other trademarks appearing in this prospectus are the property of their respective holders. For example, Apache Avro, Apache Flume, Apache Hadoop, Apache Hadoop YARN, Apache HBase, Apache Hive, Apache Impala (incubating), Apache Kafka, Apache Kudu, Apache Pig, Apache Sentry, Apache Solr, Apache Spark, Apache Spot (incubating) and Apache Sqoop are trademarks of the Apache Software Foundation. All references to Avro, Flume, Hadoop, Hadoop YARN, HBase, Hive, Impala, Kafka, Kudu, Pig, Sentry, Solr, Spark, Spot and Sqoop are to the corresponding Apache project.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements;

•	an exemption from the requirements to obtain a non‑binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.
We will remain an “emerging growth company” for up to five years. However, among other factors, if the market value of our common stock that is held by non‑affiliates exceeds $700 million as of any July 31 after our first annual report, we would cease to be an “emerging growth company” as of the following January 31.

THE OFFERING

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Over‑allotment option	shares
Use of proceeds
We intend to use the net proceeds of this offering for working capital and other general corporate purposes. In addition, 1% of the net proceeds will be used to fund the Cloudera Foundation, a California non‑profit public benefit corporation formed by us to engage in charitable activities. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies or assets. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Proposed New York Stock Exchange ticker symbol	“CLDR”
The number of shares of common stock to be outstanding after this offering is based on 113,064,103 shares of common stock outstanding as of January 31, 2017, and excludes:

•	23,239,679 shares of our common stock issuable upon the exercise of stock options outstanding as of January 31, 2017, with a weighted‑average exercise price of $4.67 per share;

•
21,374,022 shares of our common stock subject to restricted stock units (RSUs) outstanding as of January 31, 2017, of which 3,408,712 shares of common stock subject to these RSUs will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering;

•
581,084 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of January 31, 2017 and 2,000,000 additional shares of our common stock reserved for future issuance after January 31, 2017, of which:

–	9,000 shares of our common stock are issuable upon the exercise of stock options granted after January 31, 2017 through April 7, 2017, with an exercise price of $17.85 per share;

–	2,155,220 shares of our common stock are subject to RSUs granted after January 31, 2017 through April 7, 2017;

–
761,297 shares of our common stock that were reserved for future issuance as of April 7, 2017 that will become available for future issuance under our 2017 Equity Incentive Plan in connection with this offering; and

•
30,000,000 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan and 3,000,000 shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan, which plans will become effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”
Except as otherwise indicated, all information in this prospectus assumes:

•
the automatic conversion of all outstanding shares of our redeemable convertible preferred stock outstanding as of January 31, 2017 into an aggregate of 74,907,415 shares of common stock immediately prior to the completion of this offering;

•	no exercise or cancellation of outstanding options or vesting of RSUs subsequent to January 31, 2017;

•	the filing and effectiveness of our restated certificate of incorporation and adoption of our restated bylaws, each of which will occur immediately prior to the completion of this offering; and

•	no exercise by the underwriters of their over‑allotment option to purchase up to an additional shares of our common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA
We have derived the summary consolidated statement of operations data for the years ended January 31, 2016 and 2017 and the summary consolidated balance sheet data as of January 31, 2017 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the year ended January 31, 2015 from our audited consolidated financial statements that are not included in this prospectus. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

	Year Ended January 31,
	2015	2016	2017
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$72,615	$119,150	$200,252
Services	36,503	46,898	60,774
Total revenue	109,118	166,048	261,026
Cost of revenue:(1) (2) (4)
Subscription	18,314	30,865	38,704
Services	32,148	44,498	48,284
Total cost of revenue	50,462	75,363	86,988
Gross profit	58,656	90,685	174,038
Operating expenses:(1) (2) (3) (4)
Research and development	66,431	99,314	102,309
Sales and marketing	103,736	161,106	203,161
General and administrative	25,041	34,902	55,907
Total operating expenses	195,208	295,322	361,377
Loss from operations	(136,552)	(204,637)	(187,339)
Interest income, net	327	2,218	2,756
Other income (expense), net	(490)	386	(547)
Net loss before benefit from (provision for) income taxes	(136,715)	(202,033)	(185,130)
Benefit from (provision for) income taxes	1,285	(1,110)	(2,187)
Net loss	(135,430)	(203,143)	(187,317)
Deemed dividend to preferred stockholders	(43,207)	—	—
Net loss attributable to common stockholders	$(178,637)	$(203,143)	$(187,317)
Net loss per share attributable to common stockholders, basic and diluted	$(6.53)	$(6.21)	$(5.15)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(5)	27,347,970	32,723,629	36,405,534
Pro forma net loss per share attributable to common stockholders, basic and diluted(5)			$(1.65)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted(5)			113,259,828
Other Financial Statement Data:
Non-GAAP operating loss(6)	$(100,431)	$(137,592)	$(140,331)

___________

(1)	Amounts include stock‑based compensation expense as follows:

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Cost of revenue – subscription	$996	$3,363	$1,426
Cost of revenue – services	1,376	4,301	1,803
Research and development	11,687	23,048	5,606
Sales and marketing	11,530	19,187	5,757
General and administrative	8,477	13,691	7,122
Total stock-based compensation expense	$34,066	$63,590	$21,714

(2)	Amounts include amortization of acquired intangible assets as follows:

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Cost of revenue – subscription	$906	$1,732	$1,997
Sales and marketing	1,149	1,723	1,723
Total amortization of acquired intangible assets	$2,055	$3,455	$3,720

(3)
In January 2017, we donated 1,175,063 shares of common stock to the Cloudera Foundation. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recognized in general and administrative expense for the year ended January 31, 2017. See Note 12 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(4)
As of January 31, 2017, we had 21,374,022 RSUs outstanding, that are generally subject to service‑based vesting condition and a liquidity event‑related performance vesting condition, of which 18,378,394 were modified subsequent to January 31, 2017. We have not recognized any stock‑based compensation expense related to these RSUs as a qualifying liquidity event has not yet occurred. In the quarter in which this offering is completed, we will recognize stock‑based compensation expense using the accelerated attribution method with a cumulative catch‑up of stock‑based compensation expense. If this offering and the modification had been completed on January 31, 2017, we would have recognized $148.2 million of stock‑based compensation expense on that date, and would have approximately $173.2 million of future period expense to be recognized over the remaining service periods through fiscal 2021. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Notes 10 and 16 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(5)
See Notes 2, 14 and 15 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic, diluted and pro forma net loss per share attributable to common stockholders, and the weighted‑average number of shares used in the computation of the per share amounts. The weighted‑average number of shares, basic and diluted, used in computing pro forma net loss per share includes the impact of 3,408,712 shares of common stock subject to RSUs outstanding as of January 31, 2017 that will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering.

(6)
We define non‑GAAP operating loss as loss from operations before stock‑based compensation expense, amortization of acquired intangible assets and donation of common stock to the Cloudera Foundation. For more information about our non‑GAAP operating loss and a reconciliation of our non‑GAAP operating loss to loss from operations, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), see the section titled “Selected Consolidated Financial Data—Non‑GAAP Financial Measure.”

	As of January 31, 2017
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$74,186	$74,186	$
Marketable securities, current and noncurrent	181,480	181,480
Working capital	110,616	110,616
Total assets	442,544	442,544
Deferred revenue, current and noncurrent	217,424	217,424
Redeemable convertible preferred stock	657,687	—
Total stockholders’ equity (deficit)	(483,756)	173,931
___________

(1)
Reflects (i) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 74,907,415 shares of common stock; and (ii) stock‑based compensation expense of approximately $148.2 million associated with RSUs, subject to a liquidity‑event related performance vesting condition, as modified, for which the service‑based vesting condition was satisfied as of January 31, 2017 and which we will recognize on the effectiveness of this offering, as further described in Notes 2 and 16 to our consolidated financial statements included elsewhere in this prospectus. However this does not reflect the issuance of 3,408,712 shares of common stock subject to these RSUs will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering. The pro forma adjustment related to stock‑based compensation expense of approximately $148.2 million has been reflected as an increase to additional paid‑in capital and accumulated deficit.

(2)
Reflects the pro forma adjustment described in footnote (1) and the sale by us of           shares of common stock in this offering at an assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds of this offering, including the 1% of the net proceeds of this offering used to fund the Cloudera Foundation, as described in “Use of Proceeds.”

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by $           million, assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $           million, assuming the initial public offering price per share remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price, number of shares offered and other terms of this offering determined at pricing.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations and growth prospects.
Risks Related to our Business
We have a history of losses, and we may not become profitable in the future.
We have incurred net losses since our founding in 2008, including net losses of $135.4 million, $203.1 million and $187.3 million for the years ended January 31, 2015, 2016 and 2017, respectively, and expect to continue to incur net losses for the foreseeable future. As a result, we had an accumulated deficit of $676.0 million at January 31, 2017. These losses and accumulated deficit reflect the substantial investments we made to acquire new customers, commercialize our platform, participate in the open source development community and develop our proprietary software components under our hybrid open source software (HOSS) model, and continue to develop our platform. Furthermore, to the extent we are successful in increasing our customer base, we may also incur increased losses because customer acquisition costs and upfront costs associated with new customers are higher in the first year than the aggregate revenue we recognize from those new customers in the first year.
We expect to continue to make significant future expenditures related to the development and expansion of our business, including:

•	investments in our research and development team and in the development of new solutions and enhancements of our platform, including contributions to the open source data management ecosystem;

•	investments in sales and marketing, including expanding our sales force, increasing our customer base, increasing market awareness of our platform and development of new technologies;

•	expanding of our operations and infrastructure, including internationally;

•	hiring additional employees; and

•	incurring costs associated with general administration, including legal, accounting and other expenses related to being a public company upon completion of this offering.
As a result of these increased expenses, we will have to generate and sustain increased revenue to be profitable in future periods. Further, in future periods, our revenue growth rate could decline, and we may not be able to generate sufficient revenue to offset higher costs and achieve or sustain profitability. If we fail to achieve, sustain or increase profitability, our business and operating results could be adversely affected.
We have a short operating history, which makes it difficult to predict our future results of operations.
We have a short operating history, which limits our ability to forecast our future results of operations and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. Our historical revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our solutions, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. We have also encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as determining appropriate investments of our limited resources, market reception of our platform and HOSS model, competition from other companies, attracting and retaining customers, hiring, integrating, training and retaining skilled personnel, developing new solutions and unforeseen expenses. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could be adversely affected.
If the market for our data management, machine learning and analytics platform develops more slowly than we expect, our growth may slow or stall, and our operating results could be harmed.
The market for a data management, machine learning and analytics platform is relatively new, rapidly evolving and unproven. Our future success will depend in large part on our ability to penetrate the existing market for data management, machine learning and analytics platforms, as well as the continued growth and expansion of that market. It is difficult to predict customer adoption and renewals of our subscriptions, customer demand for our platform, the size, growth rate and expansion of this market, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing market for data management, machine learning and analytics platforms and any expansion of that market depends on a number of factors, including the cost, performance and perceived value associated with our platform, as well as potential customers’ willingness to adopt an alternative approach to data collection, storage and processing. If we or other data management providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for data management, machine learning and analytics platforms as a whole, including our solutions, may be negatively affected. Furthermore, many potential customers have made significant investments in legacy data collection, storage and processing software and may be unwilling to invest in new solutions. If data management, machine learning and analytics platforms do not achieve widespread adoption, or there is a reduction in demand caused by a lack of customer acceptance, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and products, decreases in corporate spending or otherwise, it could result in decreased revenue and our business could be adversely affected.
We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.
The market for data management, machine learning and analytics platforms is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. We anticipate continued challenges from current competitors, which in many cases are more established and enjoy greater resources than us, as well as by new entrants into the industry. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our growth rate or revenue that could adversely affect our business and results of operations.
Our main sources of current and potential competition fall into four categories:

•	legacy data management product providers such as HP, IBM, Oracle and Teradata;

•	public cloud providers who include proprietary data management, machine learning and analytics offerings, such as Amazon Web Services, Google Cloud Platform and Microsoft Azure;

•
strategic and technology partners who may also offer our competitors’ technology or otherwise partner with them, including our strategic partners who provide Partner Solutions (see “Business—Partners and Strategic Alliances”) as they may offer a substantially similar solution based on a competitor’s technology; and

•	open source companies, including Hortonworks and MapR, as well as internal IT organizations that provide open source self‑support for their enterprises.
Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories and larger customer bases;

•	larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	broader, deeper or otherwise more established relationships with technology, channel and distribution partners and customers;

•	wider geographic presence or greater access to larger customer bases;

•	greater focus in specific geographies;

•	lower labor and research and development costs;

•	larger and more mature intellectual property portfolios; and

•	substantially greater financial, technical and other resources to provide support, to make acquisitions and to develop and introduce new products.
In addition, some of our larger competitors have substantially broader and more diverse product and service offerings and may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our platform, including by selling at zero or negative margins, product bundling or offering closed technology platforms such as IBM Watson. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of platform performance or features. As a result, even if the features of our platform are superior, customers may not purchase our solutions. These larger competitors often have broader product lines and market focus or greater resources and may therefore not be as susceptible to economic downturns or other significant reductions in capital spending by customers. If we are unable to sufficiently differentiate our solutions from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for those solutions, which could adversely affect our business, operating results and financial condition.
In addition, new innovative start‑up companies, and larger companies that are making significant investments in research and development, may introduce products that have greater performance or functionality, are easier to implement or use, or incorporate technological advances that we have not yet developed or implemented or may invent similar or superior products and technologies that compete with our platform. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.
Some of our competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than we do. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and gross margins and loss of market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid‑size software firms and consequently customers’ willingness to purchase from such firms.
We may not compete successfully against our current or potential competitors. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected. In addition, companies competing with us may have an entirely different pricing or distribution model. Increased competition could result in fewer customer orders, price reductions, reduced operating margins and loss of market share. Further, we may be required to make substantial additional investments in research, development, marketing and sales in order to respond to such competitive threats, and we cannot assure you that we will be able to compete successfully in the future.

Because of the characteristics of open source software, there may be fewer technology barriers to entry in the hybrid open source market by new competitors and it may be relatively easy for new and existing competitors with greater resources than we have to compete with us.
One of the characteristics of open source software is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. As a result, others could easily develop new software products based upon those open source programs that compete with existing open source software that we support and incorporate into our platform. Such competition with use of the open source projects that we utilize can materialize without the same degree of overhead and lead time required by us, particularly if the customers do not value the differentiation of our proprietary components. It is possible for new and existing competitors with greater resources than ours to develop their own open source software or hybrid proprietary and open source software offerings, potentially reducing the demand for, and putting price pressure on, our platform. In addition, some competitors make open source software available for free download and use or may position competing open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.
If our customers do not renew or expand their subscriptions, or if they renew on less favorable terms, our future revenue and operating results will be harmed.
Our future success depends, in part, on our ability to sell renewals of subscriptions and expand the deployment of our platform with existing customers. While we generally offer subscriptions of up to three years in length, our customers typically purchase one-year subscriptions which generally do not provide for automatic renewal or a right to terminate the subscription early. Our customers may not renew or expand the use of their subscriptions after the expiration of their current subscription agreements. In addition, our customers may opt for a lower‑priced edition of our platform or decrease their usage of our platform. Our existing customers generally have no contractual obligation to expand or renew their subscriptions after the expiration of the committed subscription period and given our limited operating history, we may not be able to accurately predict customer renewal rates. Our customers’ renewal and/or expansion pricing rates may decline or fluctuate as a result of factors, including, but not limited to, their satisfaction with our platform and our customer support, the frequency and severity of software and implementation errors, our platform’s reliability, the pricing of our subscriptions and services, or competing solutions or services, the effects of global economic conditions and their ability to continue their operations and spending levels. If our customers renew their subscriptions, they may renew for shorter contract lengths, less usage or on other terms that are less economically beneficial to us. We have limited historical data with respect to rates of customer subscription renewals, so we may not accurately predict future renewal trends. We cannot assure you that our customers will renew or expand their subscriptions, and if our customers do not renew their agreements or renew on less favorable terms or for less usage, our revenue may grow more slowly than expected or decline and our business could suffer.
Achieving renewal or expansion of subscriptions may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, the rate at which our customers expand the deployment of our platform depends on a number of factors, including general economic conditions, the functioning of our solutions, the ability of our field organization, together with our partner ecosystem, to assist our customers in identifying new use cases, modernizing their data architectures, and achieving success with data‑driven initiatives and our customers’ satisfaction with our customer support. If our efforts to expand penetration within our customers are not successful, our business may suffer.
Our sales cycles can be long, unpredictable and vary seasonally, particularly with respect to large subscriptions, and our sales efforts require considerable time and expense.
Our results of operations may fluctuate, in part, because of the resource‑intensive nature of our sales efforts, the length and variability of the sales cycle for our platform and the difficulty in making short‑term adjustments to our operating expenses. The timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our subscriptions is generally four to nine months, but can vary substantially from customer to customer. Our sales cycle can extend to more than 18 months for some customers. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our platform, solutions and HOSS model. Customers often undertake a prolonged evaluation process, which frequently involves not only our platform but also those of other companies. Some of our customers initially deploy our platform on a limited basis, with no guarantee that these customers will deploy our platform widely enough across their organization to justify our substantial pre‑sales investment. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected.
We have seasonal and end-of-quarter concentration of our sales, which impacts our ability to plan and manage cash flows and margins. Our sales vary by season with the fourth quarter typically being our largest. In addition, within each quarter, most sales occur in the last month of that quarter. Therefore, it is difficult to determine whether we are achieving our quarterly expectations until near the end of the quarter, with seasonality magnifying the difficulty for determining whether we will achieve annual expectations. Most of our expenses are relatively fixed or require time to adjust. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis and margins and cash flows may differ from expectations.
We do not have an adequate history with our subscription or pricing models to accurately predict the long‑term rate of customer adoption or renewal, or the impact these will have on our revenue or operating results.
We have limited experience with respect to determining the optimal prices and pricing models for our solutions. As the markets for our solutions mature, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, large customers, which are the focus of our sales efforts, may demand greater price concessions. Additionally, the renewal rate of our large customers may have more significant impact period to period on our revenue and operating results. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenue, gross margin, profitability, financial position and cash flow. In addition, as an increasing amount of our business may move to our cloud‑based solutions for transient workloads and the use of our consumption‑based pricing model may represent a greater share of our revenue, our revenue may be less predictable or more variable than our historical revenue from a time period-based subscription pricing model. Moreover, a consumption‑based subscription pricing model may ultimately result in lower total cost to our customers over time, or may cause our customers to limit usage in order to stay within the limits of their existing subscriptions, reducing overall revenue or making it more difficult for us to compete in our markets.
Our results may fluctuate significantly from period to period, which could adversely impact the value of our common stock.
Our results of operations, including our revenue, net revenue expansion rate, gross margin, profitability and cash flows, may vary significantly in the future, and period‑to‑period comparisons of our operating results may not be meaningful. Accordingly, our results for any particular period should not be relied upon as an indication of future performance. Our financial results may fluctuate from period to period as a result of a variety of factors, many of which are outside of our control. Fluctuation in periodic results may adversely impact the value of our common stock. Factors that may cause fluctuations in our periodic financial results include, without limitation, those listed elsewhere in this “Risk Factors” section and those listed below:

•	the budgeting cycles and purchasing practices of our customers, including their tendency to purchase in the fourth quarter of our fiscal year, and near the end of each quarter;

•	the achievement of milestones in connection with delivery of services, impacting the timing of services revenue recognition;

•	subscriptions from the Global 8000 and other large enterprises;

•	price competition;

•	our ability to attract and retain new customers;

•	our ability to expand penetration within our existing customer base;

•	the timing and success of new solutions by us and our competitors;

•	changes in customer requirements or market needs and our ability to make corresponding changes to our business;

•	changes in the competitive landscape, including consolidation among our competitors or customers;

•	general economic conditions, both domestically and in our foreign markets;

•
the timing and amount of certain payments and expenses, such as research and development expenses, sales commissions and stock‑based compensation, including the recording of stock‑based compensation expense as a result of the vesting and settlement of restricted stock units (RSUs) including in connection with this offering;

•	our inability to adjust certain fixed costs and expenses, particularly in research and development, for changes in demand;

•
increases or decreases in our revenue and expenses caused by fluctuations in foreign currency exchange rates, as an increasing portion of our revenue is collected and expenses are incurred and paid in currencies other than the U.S. dollar;

•	the cost of and potential outcomes of existing and future claims or litigation, which could have a material adverse effect on our business;

•	future accounting pronouncements and changes in our accounting policies; and

•	changes in tax laws or tax regulations.
Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results. This variability and unpredictability could result in our failure to meet our revenue or other operating result expectations or those of investors for a particular period. The failure to meet or exceed such expectations could have a material adverse effect on our business, results of operations and financial condition that could ultimately adversely affect our stock price.
Because we derive substantially all of our revenue from a single software platform, failure of this platform to satisfy customer demands or to achieve increased market acceptance could adversely affect our business, results of operations, financial condition and growth prospects.
We derive and expect to continue to derive substantially all of our revenue from our data management, machine learning and analytics platform. As such, the market acceptance of our platform is critical to our continued success. Demand for our platform is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by our competitors, technological change, any developments or disagreements with the open source community and growth or contraction in our market. We expect the growth and proliferation of data to lead to an increase in the data analyses demands of our customers, and our platform may not be able to scale and perform to meet those demands or may not be chosen by users for those needs. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our platform and solutions, our business operations, financial results and growth prospects will be materially and adversely affected.

We have been, and may in the future be, subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenue and against which our patents may therefore provide little or no deterrence. From time‑to‑time, third parties, including certain other companies, have asserted and may assert patent, copyright, trademark or other intellectual property rights against us, our partners or our customers. We or our customers have received, and may in the future receive, notices that claim we have misappropriated, misused or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to the enterprise software market.
There may be third‑party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies, the technologies in our platform or business methods. We may be exposed to increased risk of being the subject of intellectual property infringement claims as a result of acquisitions and our incorporation of open source software into our platform, as, among other things, we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. Any intellectual property claims, with or without merit, could be very time‑consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using, distributing or supporting technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non‑infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we could be forced to limit or stop sales of our offerings and may be unable to compete effectively. Any of these results could adversely affect our business operations and financial results.
Third parties may also assert such claims against our customers or partners whom we typically indemnify against claims that our solutions infringe, misappropriate or otherwise violate the intellectual property rights of third parties, including in the third‑party open source components included in our platform, as well as our own open source and proprietary components. As the numbers of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States and other jurisdictions outside of the United States so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our technology, and our business may be harmed. In addition, defending our intellectual property rights may entail significant expense. Any of our patents, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. While we have patents and patent applications pending, we may be unable to obtain patent protection for the technology covered in our patent applications or the patent protection may not be obtained quickly enough to meet our business needs. In addition, our existing patents and any patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties.

Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our platform or offerings or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our proprietary information. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached. We cannot guarantee that any of the measures we have taken will prevent misappropriation of our technology. Because we may be an attractive target for cybersecurity attacks, we may have a greater risk of unauthorized access to, and misappropriation of, our proprietary information.
Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and we also may face proposals to change the scope of protection for some intellectual property right. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our products or services are available. The laws of some countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Also, our involvement in standard setting activity or the need to obtain licenses from others may require us to license our intellectual property. Accordingly, despite our efforts, we may be unable to prevent third parties from using our intellectual property.
We may be required to spend significant resources to monitor and protect our intellectual property rights and we may conclude that in at least some instances the benefits of protecting our intellectual property rights may be outweighed by the expense. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.
We do not control and may be unable to predict the future course of open source technology development, including the ongoing development of open source components used in our platform, which could reduce the market appeal of our platform and damage our reputation.
We do not control many aspects of the development of the open source technology in our platform. Different groups of open source software programmers collaborate with one another to develop the software projects in our platform. Given the disparate inputs from various developers, we cannot control entirely how an open source project develops and matures. Also, different open source projects may overlap or compete with the ones that we incorporate into our platform. The technology developed by one group for one project may become more widely used than that developed by others. If we acquire or adopt a new technology and incorporate it into our platform but a competing technology becomes more widely used or accepted, the market appeal of our platform may be reduced and that could harm our reputation, diminish our brand and result in decreased revenue.
If open source software programmers, many of whom we do not employ, or our own internal programmers do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.
We rely to a significant degree on a number of open source software programmers, or committers and contributors, to develop and enhance components of our platform. Additionally, members of the corresponding Apache Software Foundation Project Management Committees (PMCs) many of whom are not employed by us, are primarily responsible for the oversight and evolution of the codebases of important components of the open source data management ecosystem. If the open source data management committers and contributors fail to adequately further develop and enhance open source technologies, or if the PMCs fail to oversee and guide the evolution of open source data management technologies in the manner that we believe is appropriate to maximize the market potential of our solutions, then we would have to rely on other parties, or we would need to expend additional resources, to develop and enhance our platform. We also must devote adequate resources to our own internal programmers to support their continued development and enhancement of open source technologies, and if we do not do so, we may have to turn to third parties or experience delays in developing or enhancing open source technologies. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, our development expenses could be increased and our technology release and upgrade schedules could be delayed. Delays in developing, completing or delivering new or enhanced components to our platform could cause our offerings to be less competitive, impair customer acceptance of our solutions and result in delayed or reduced revenue for our solutions.
Our software development and licensing model could be negatively impacted if the Apache License, Version 2.0 is not enforceable or is modified so as to become incompatible with other open source licenses.
Important components of our platform have been provided under the Apache License 2.0. This license states that any work of authorship licensed under it, and any derivative work thereof, may be reproduced and distributed provided that certain conditions are met. It is possible that a court would hold this license to be unenforceable or that someone could assert a claim for proprietary rights in a program developed and distributed under it. Any ruling by a court that this license is not enforceable, or that open source components of our platform may not be reproduced or distributed, may negatively impact our distribution or development of all or a portion of our solutions. In addition, at some time in the future it is possible that important components of the open source projects in our platform may be distributed under a different license or the Apache License 2.0, which governs Hadoop, Spark and other current elements of our platform, may be modified, which could, among other consequences, negatively impact our continuing development or distribution of the software code subject to the new or modified license.
Further, full utilization of our platform may depend on software, applications, hardware and services from various third parties, and these items may not be compatible with our platform and its development or available to us or our customers on commercially reasonable terms, or at all, which could harm our business.
Our use of open source software in our solutions could negatively affect our ability to sell our platform and subject us to possible litigation.
Our solutions include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. We do not own all of the open source technology in our platform and the ownership of the open source technology in our platform may not be easily determinable by us. Rather, we rely on the Apache Software Foundation (ASF) as well as certain other third party open source contributors to ensure that the open source contributions to our platform are properly owned by the committers and contributors who contribute the open source technology and that such contributions do not infringe on other parties’ intellectual property rights. Moreover, the terms of certain of the open source licenses have not been interpreted by United States or other courts, and there is a risk that such licenses could be construed in a manner that is incompatible with our current business model, imposing unanticipated conditions or restrictions on our ability to market our solutions. We, our customers and the ASF may have received or may in the future receive, notices that claim we have misappropriated, misused or infringed other parties’ intellectual property rights, and, to the extent products based on the open source data management ecosystem gain greater market visibility, we, our customers, and the ASF, face a higher risk of being the subject of intellectual property infringement claims. In addition, we or our customers could be subject to lawsuits by parties claiming ownership of (or that different license terms apply to) what we believe to be open source software, or seeking to enforce the terms of an open source license. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be impacted by an open source license, we could be required to publicly release the affected portions of our source code, re‑engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies and services, each of which could reduce or eliminate the value of our technologies and cause us to have to significantly alter our current business model. These claims could also result in litigation (including litigation against our customers or partners, which could result in us being obligated to indemnify our customers or partners against such litigation), require us to purchase a costly license or require us to devote additional research and development resources to change our solutions, any of which could have a negative effect on our business and operating results. In addition, if the license terms for the open source code change, we may be forced to re‑engineer our solutions or incur additional costs to find alternative tools.
In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third‑party commercial software, as open source licensors generally do not provide warranties, support, indemnity or assurance of title or controls on origin of the software. Further, some open source projects have known vulnerabilities and architectural instabilities and are provided on an “as‑is” basis. Many of these risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our platform and our business. In addition, we are often required to absorb these risks in our customer and partner relationships by agreeing to provide warranties, support and indemnification with respect to such third party open source software. While we have established processes intended to alleviate these risks, we cannot assure that these measures will reduce these risks.
Because our business relies on the Apache Software Foundation, our business could be harmed by the decisions made by the ASF or claims or disputes directed at or reputational harm otherwise suffered by the ASF.
Our business relies on the ASF, a non‑profit corporation that supports Apache open source software projects. We do not control nor can we predict the decisions the ASF will make with respect to the further development and enhancement of open source technologies which may impact our business. For example, the reduction or elimination of support of Hadoop, Spark or other technologies by the ASF, the migration of Hadoop, Spark and other open source data management technology to an organization other than the ASF, or any other actions taken by the ASF or the Hadoop project may impact our business model. Moreover, if the ASF is subject to claims, disputes or otherwise suffers reputational harm, our business, results of operations, financial condition and growth prospectus could be harmed if customers perceive our solutions to be risky or inferior to data management solutions which do not rely on the ASF for continued development and enhancement of open source technologies.
Security and privacy breaches may hurt our business.
Any security breach, including those resulting from a cybersecurity attack, or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures or the security measures we have provided to customers are breached as a result of third‑party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to our customers’ confidential information, our reputation may be damaged, our business may suffer and we could incur significant liability.
Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and customers.
In addition, many of our customers use our platform to store and process vast quantities of private and otherwise sensitive data that are critical to their businesses. They may have a greater sensitivity to security defects in our products than to defects in other, less critical, software products. An actual or perceived security breach or theft of the business‑critical data of one of our customers, regardless of whether the breach is attributable to the failure of our products or services, could adversely affect the market’s perception of our security products. Moreover, if a high‑profile security breach occurs with respect to another data management, machine learning and analytics platform provider, our customers and potential customers may lose trust in the security of data management, machine learning and analytics platforms generally, which could adversely impact our ability to retain existing customers or attract new ones.
Real or perceived errors, failures, bugs or disruptions in our platform and solutions could adversely affect our reputation and business could be harmed.
Our platform and solutions are very complex and have contained and may contain undetected defects or errors, especially when solutions are first introduced or enhanced. In addition, our platform employs open source software and to the extent that our solutions depend upon the successful operation of open source software in conjunction with our solutions, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our solutions, delay new solutions introductions, result in a failure of our solutions, result in liability to our customers, and injure our reputation.

If our platform is not implemented or used correctly or as intended, inadequate performance and disruption in service may result. Moreover, as we acquire companies and integrate new open source data management projects, we may encounter difficulty in incorporating the newly‑obtained technologies into our platform and maintaining the quality standards that are consistent with our reputation.
Since our customers use our platform and solutions for important aspects of their business, any errors, defects, disruptions in service or other performance problems could hurt our reputation and may damage our customers’ businesses. Furthermore, defects in our platform and solutions may require us to implement design changes or software updates. Any defects or errors in our platform and solutions, or the perception of such defects or errors, could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or channel partners;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new solutions or services;

•	negative publicity, which will harm our reputation;

•	warranty claims against us, which could result in an increase in our provision for doubtful accounts;

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation; and

•	harm to our results of operations.
Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in our standard terms and conditions of sale, they may not fully or effectively protect us from claims by customers, partners or other third parties. Any insurance coverage we may have may not adequately cover all claims asserted against us, or cover only a portion of such claims. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.
If we are unable to hire, retain, train and motivate qualified personnel and senior management, our business could be harmed.
Our future success depends, in part, on our ability to continue to attract, integrate and retain qualified and highly skilled personnel. In particular, we are substantially dependent on the continued service of our existing engineering personnel because of the complexity of our platform and are also highly dependent on the contributions of our executive team. The loss of any key personnel could make it more difficult to manage our operations and research and development activities, reduce our employee retention and revenue and impair our ability to compete. Although we have entered into employment offer letters with our key personnel, these agreements have no specific duration and constitute at‑will employment. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business. If we are unable to attract, integrate, or retain the qualified and highly skilled personnel required to fulfill our current or future needs, our business, financial condition and operating results could be harmed.
Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area where we have a substantial presence and need for highly skilled personnel. We may not be successful in attracting, integrating or retaining qualified personnel to fulfill our current or future needs. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our common stock declines, it may adversely affect our ability to hire or retain highly skilled employees. In addition, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for equity awards or reducing the size of equity awards granted per employee. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.
We have experienced rapid growth in recent periods and expect our growth to continue. If we fail to effectively manage our growth, our business and operating results could be adversely affected.
We have experienced and may continue to experience rapid growth in our headcount and operations, which has placed and will continue to place significant demands on our managerial, administrative, operational, financial and other resources. For example, our employee headcount increased from 1,140 employees as of January 31, 2016 to 1,470 employees as of January 31, 2017. This growth has placed, and any future growth will place, significant demands on our management and our operational and financial infrastructure. To manage this growth effectively, we must continue to improve our operational, financial and management systems and controls by, among other things:

•	recruiting, training, integrating and retaining new employees, particularly for our sales and research and development teams;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, compliance, recordkeeping, communications and other internal systems;

•	managing our international operations and the risks associated therewith;

•	maintaining high levels of satisfaction with our platform among our customers; and

•	effectively managing expenses related to any future growth.
If we fail to manage our growth, or if we fail to implement improvements or maintain effective internal controls, our costs and expenses may increase more than we plan and our ability to expand our customer base, enhance our platform, develop new solutions, expand penetration within existing customers, respond to competitive pressures or otherwise execute our business plan, our business and operating results could be adversely affected.
Because we recognize subscription revenue from our platform over the subscription term, downturns or upturns in new sales and renewals will not be immediately reflected in our operating results.
We generally recognize subscription revenue ratably over the term of the subscription period. As a result, most of the revenue we report in each quarter are derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions, or a reduction in expansion rates, in any single quarter could have only a small impact on our revenue results during that quarter or subsequent period. Such a decline or deceleration, however, will negatively affect our revenue or revenue growth rates in future quarters. Accordingly, the effect of these changes or events may not be fully reflected in our results of operations until future periods. Given the ratable nature of our revenue recognition, our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period. We may be unable to adjust our cost structure to reflect the changes in revenue. In addition, a significant majority of our costs are expensed as incurred, while revenue is generally recognized over the life of the customer agreement. As a result, increased growth in the number of our customers could result in our recognition of more costs than revenue in the earlier periods of the terms of our agreements.
Our revenue growth depends in part on the success of our strategic relationships with third parties and their continued performance.
We seek to grow our partner ecosystem as a way to grow our business. To grow our business, we anticipate that we will continue to establish and maintain relationships with third parties, such as resellers, OEMs, system integrators, independent software and hardware vendors and platform and cloud service providers. For example, in 2014, we entered into a strategic collaboration and optimization agreement with Intel. In addition, we work closely with select vendors to design solutions to specifically address the needs of certain industry verticals or use cases within those verticals, which we refer to as Partner Solutions. As our agreements with strategic partners terminate or expire, we may be unable to renew or replace these agreements on comparable terms, or at all. Moreover, we cannot guarantee that the companies with which we have strategic relationships will continue to devote the resources necessary to expand our reach, increase our distribution and increase the number of Partner Solutions and associated use cases. In addition, customer satisfaction with Partner Solutions may be less than anticipated, negatively impacting anticipated revenue growth and results of operations. Further, some of our strategic partners offer competing products and services or also work with our competitors. As a result of these factors, many of the companies with which we have strategic alliances may choose to pursue alternative technologies and develop alternative products and services in addition to or in lieu of our platform, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results may suffer. Even if we are successful in establishing and maintaining these relationships with third parties, we cannot assure you that these relationships will result in increased customer usage of our platform or increased revenue.
The sum of our revenue and changes in deferred revenue may not be an accurate indicator of business activity within a period.
Investors or analysts sometimes look to the sum of our revenue and changes in deferred revenue as an indicator of business activity in a period for businesses such as ours, sometimes referred to as “estimated billings.” However, these measures may significantly differ from underlying business activity for a number of reasons including:

•
a relatively large number of transactions occur at the end of the quarter. Invoicing of those transactions may or may not occur before the end of the quarter based on a number of factors including receipt of information from the customer, volume of transactions and holidays. A shift of a few days has little economic impact on our business, but will shift deferred revenue from one period into the next;

•	multi‑year upfront billings may distort trends;

•	subscriptions that have deferred start dates; and

•	services that are invoiced upon delivery.
Accordingly, we do not believe that estimated billings is an accurate indicator of future revenue for any given period of time. However, many companies that provide subscriptions report changes in estimated billings as a key operating or financial metric, and it is possible that analysts or investors may view this metric as important. Thus, any changes in our estimated billings could adversely affect the market price of our common stock.
The forecasts of market growth included in this prospectus may prove to be inaccurate, and, even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this prospectus relating to the expected growth in the market for our platform were prepared by a third party based on their research, estimates and assumptions. While these factors may seem reasonable to them and us, the resulting forecasts may prove to be inaccurate. Even if this market experiences the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
If our new components and enhancements to our platform do not achieve sufficient market acceptance, our financial results and competitive position will suffer.
We spend substantial amounts of time and money to research and develop new components and enhancements of our platforms to incorporate additional features, improve functionality or other enhancements in order to meet our customers’ rapidly evolving demands. When we develop a new component or enhancement to our platform, whether open source or proprietary, we typically incur expenses and expend resources upfront to develop, market and promote the new component. Therefore, when we develop and introduce new components or enhancements to our platform, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. For example, if our new file system based on the open source Kudu project does not garner widespread market adoption and implementation, our growth prospects, future financial results and competitive position could suffer.
Our new components or enhancements to our platform and changes to our platform could fail to attain sufficient market acceptance for many reasons, including:

•	our failure to predict market demand accurately in terms of platform functionality, including curating new open source projects, and to supply a platform that meets this demand in a timely fashion;

•	delays in releasing to the market our new components or enhancements to our platform to the market;

•	defects, errors or failures;

•	complexity in the implementation or utilization of the new components and enhancements;

•	negative publicity about their performance or effectiveness;

•	introduction or anticipated introduction of competing platforms by our competitors;

•	poor business conditions for our end‑customers, causing them to delay IT purchases; and

•	reluctance of customers to purchase platforms incorporating open source software or to purchase hybrid platforms.
If our new components or enhancements and changes do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenue will be diminished. The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new solutions or enhancements.
If we do not effectively hire, retain, train and oversee our direct sales force, we may be unable to add new customers or increase sales to our existing customers, and our business may be adversely affected.
We continue to be substantially dependent on our direct sales force to obtain new customers and increase sales with existing customers. There is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth, particularly in international markets. In addition, a large percentage of our sales force is new to our company. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, growth of our direct sales force leads to increasing difficulty and complexity in its organization, management and leadership, at which we may prove unsuccessful. If we are unable to hire and train a sufficient number of effective sales personnel, we are ineffective at overseeing a growing sales force, or the sales personnel we hire are otherwise unsuccessful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.
We may acquire or invest in companies and technologies, which may divert our management’s attention, and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments.
As part of our business strategy, we have acquired companies in the past and may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. For example, we acquired Gazzang, Inc. in June 2014 and Xplain.io, Inc. in February 2015. We also may enter into relationships with other businesses to expand our solutions or our ability to provide services. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their technology is not easily adapted to work with ours, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Negotiating these transactions can be time‑consuming, difficult and expensive, and our ability to close these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.
Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will be successful, such transactions are inherently risky. Acquisitions involve many risks, including the following:

•	an acquisition may negatively impact our results of operations because it:

–	may require us to incur charges, including integration and restructuring costs, both one‑time and ongoing, as well as substantial debt or liabilities, including unanticipated and unknown liabilities,

–	may cause adverse tax consequences, substantial depreciation or deferred compensation charges,

–
may result in acquired in‑process research and development expenses or in the future may require the amortization, write‑down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or

–	may not generate sufficient financial returns for us to offset our acquisition costs;

•
we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition and integration process is complex, expensive and time consuming, and may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•
an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	an acquisition may result in increased regulatory and compliance requirements;

•
an acquisition may result in increased uncertainty if we enter into businesses, markets or business models in which we have limited or no prior experience and in which competitors have stronger market positions;

•
we may encounter difficulties in maintaining the key business relationships and the reputations of the businesses we acquire, and we may be dependent on unfamiliar affiliates and partners of the companies we acquire;

•	we mail fail to maintain sufficient controls, policies and procedures, including integrating any acquired business into our control environment;

•	we may fail to achieve anticipated synergies, including with respect to complementary software or services;

•	we may obtain unanticipated or unknown liabilities, including intellectual property or other claims, or become exposed to unanticipated risks in connection with any acquisition; and

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience.
If we are unable to address these difficulties and challenges or other problems encountered in connection with any future acquisition or investment, we might not realize the anticipated benefits of that acquisition or investment, we might incur unanticipated liabilities or we might otherwise suffer harm to our business generally.

To the extent we pay the consideration for any future acquisitions or investments in cash, the payment would reduce the amount of cash available to us for other purposes. Future acquisitions or investments could also result in dilutive issuances of our equity securities or the incurrence of debt, contingent liabilities, amortization expenses, or impairment charges against goodwill on our balance sheet, any of which could harm our financial condition and negatively impact our stockholders.
As we expand internationally, our business will become more susceptible to risks associated with international operations.
We have recently expanded internationally, and intend to continue such international expansion. For example, we sell the various editions of our platform through our direct sales force, which is comprised of inside sales and field sales personnel, and is located in a variety of geographic regions, including the United States, Europe and Asia, and have customers located in over 65 countries as of January 31, 2017. We intend to continue to expand internationally.
Conducting international operations subjects us to risks that we have not generally faced in the United States. These risks include:

•	challenges caused by distance, language, cultural and ethical differences and the competitive environment;

•
heightened risks of unethical, unfair or corrupt business practices, actual or claimed, in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

•
foreign exchange restrictions and fluctuations in currency exchange rates, including that, because a majority of our international contracts are denominated in U.S. dollars, an increase in the strength of the U.S. dollar may make doing business with us less appealing to a non‑U.S. dollar denominated customer;

•	application of multiple and conflicting laws and regulations, including complications due to unexpected changes in foreign laws and regulatory requirements;

•
risks associated with trade restrictions and foreign import requirements, including the importation, certification and localization of our solutions required in foreign countries, as well as changes in trade, tariffs, restrictions or requirements;

•	new and different sources of competition;

•	potentially different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	management communication and integration problems resulting from cultural differences and geographic dispersion;

•
potentially adverse tax consequences, including multiple and possibly overlapping tax structures, the complexities of foreign value‑added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	greater difficulty in enforcing contracts, accounts receivable collection and longer collection periods;

•	the uncertainty and limitation of protection for intellectual property rights in some countries;

•	increased financial accounting and reporting burdens and complexities;

•	lack of familiarity with locals laws, customs and practices, and laws and business practices favoring local competitors or partners; and

•	political, social and economic instability abroad, terrorist attacks and security concerns in general.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.
Some of our business partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.
Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.
As we operate and sell internationally, we are subject to the Foreign Corrupt Practices Act (FCPA), the United Kingdom Bribery Act of 2010, or the UK Bribery Act, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations, deal with and make sales to governmental customers in countries known to experience corruption, particularly certain emerging countries in Africa, East Asia, Eastern Europe, South America and the Middle East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or channel partners that could be in violation of various anti‑corruption laws, even though these parties may not be under our control. While we have implemented policies and controls intended to prevent these practices by our employees, consultants, sales agents and channel partners, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or channel partners may engage in conduct for which we might be held responsible. Violations of the FCPA, the UK Bribery Act and other laws may result in severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.
We are subject to governmental export control, sanctions and import laws and regulations that could subject us to liability or impair our ability to compete in international markets.
Because we incorporate encryption functionality into our platform (including any products comprising the platform), we are subject to certain U.S. export control laws that apply to encryption items. As such, our platform may be exported outside the United States through an export license exception; an export license is required to certain countries, end‑users and end‑uses. If we were to fail to comply with such U.S. export controls laws, U.S. customs regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time‑consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments and persons, as well as for prohibited end‑uses. Monitoring and ensuring compliance with these complex U.S. export control laws is particularly challenging because our platform and related services are widely distributed throughout the world and are available for download without registration. Even though we take precautions to ensure that we and our reseller partners comply with all relevant export control laws and regulations, any failure by us or our reseller partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.
In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our end‑customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations in such countries may create delays in the introduction of our platform into international markets, prevent our end‑customers with international operations from deploying our products globally or, in some cases, prevent or delay the export or import of our platform to certain countries, governments or persons altogether. Any change in export or import laws or regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing export, import or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our platform to, existing or potential end‑customers with international operations. Any decreased use of our platform or limitation on our ability to export to or sell our platform in international markets could adversely affect our business, financial condition and operating results.
We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.
Our sales contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.
Our failure to raise additional capital could reduce our ability to compete and could harm our business.
We expect that our existing cash and cash equivalents, together with our net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the foreseeable future. However if we change our business strategy, we may need to raise additional funds in the future, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results and financial condition.
We are exposed to the credit risk of some of our resellers and customers and to credit exposure in weakened markets, which could result in material losses.
Most of our sales are on an unsecured basis. Although we seek to mitigate these risks, we cannot be certain that these efforts will be effective in reducing our credit risks, especially as we expand our business internationally. If we are unable to adequately control these risks, our business, results of operations and financial condition could be harmed.
Federal, state, foreign government and industry regulations, as well as self‑regulation related to privacy and data security concerns, pose the threat of lawsuits and other liability.
We collect and utilize demographic and other information, including personally identifiable information, from and about our employees and our existing and potential customers and partners. Such information may be collected from our customers and partners when they visit our website or through their use of our products and interactions with our company and employees such as when signing up for certain services, registering for training seminars, participating in a survey, participating in polls or signing up to receive e‑mail newsletters.
A wide variety of domestic and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These data protection and privacy‑related laws and regulations are evolving and may result in regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement action against us, including fines, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on our operations, financial performance and business. Evolving and changing definitions of personal data and personal information within the European Union, the United States, and elsewhere may limit or inhibit our ability to operate or expand our business. Even the perception of privacy concerns, whether or not valid, may harm our reputation, inhibit adoption of our products by current and future customers or adversely impact our ability to attract and retain workforce talent.

Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims. In addition, future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could impair our customers’ ability to collect, use or disclose data relating to individuals, which could decrease demand for our platform, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.
A portion of our revenue is generated by sales to government entities and heavily regulated organizations, which are subject to a number of challenges and risks.
A portion of our sales are to governmental entities. Additionally, many of our current and prospective customers, such as those in the financial services and health care industries, are highly regulated and may be required to comply with more stringent regulations in connection with subscribing to and deploying our platform. Selling to these entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will result in a sale. Government and highly regulated entities often require contract terms that differ from our standard arrangements and impose compliance requirements that are complicated, require preferential pricing or “most favored nation” terms and conditions, or are otherwise time consuming and expensive to satisfy. If we undertake to meet special standards or requirements and do not meet them, we could be subject to increased liability from our customers or regulators. Even if we do meet them, the additional costs associated with providing our services to government and highly regulated customers could harm our margins. Moreover, changes in the underlying regulatory conditions that affect these types of customers could harm our ability to efficiently provide our services to them and to grow or maintain our customer base.
Additionally, government certification requirements for platforms like ours may change and in doing so restrict our ability to sell into certain government sectors until we have attained the revised certification. Government demand and payment for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Additionally, government entities routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government entity refusing to continue buying our solutions, a reduction of revenue, fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely impact our operating results. Furthermore, engaging in sales activities to foreign governments introduces additional compliance risks specific to the FCPA, the UK Bribery Act and other similar statutory requirements prohibiting bribery and corruption in the jurisdictions in which we operate.
The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes‑Oxley Act of 2002, or the Sarbanes‑Oxley Act, the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd‑Frank Act, the rules and regulations of the listing standards of the New York Stock Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time‑consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes‑Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue‑generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.
However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”
Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended, or Securities Act, registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non‑emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult because of the potential differences in accounting standards used.
We will remain an “emerging growth company” for up to five years. However, among other factors, if the market value of our common stock that is held by non‑affiliates exceeds $700 million as of any July 31 after our first annual report, we would cease to be an “emerging growth company” as of the following January 31.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes‑Oxley Act, and the rules and regulations of the listing standards of the New York Stock Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time‑consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes‑Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the Securities and Exchange Commission (SEC) is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting‑related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the applicable stock exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes‑Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10‑K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and could cause a decline in the price of our common stock.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes‑Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be as long as five years following the completion of this offering but we expect to not be an “emerging growth company” sooner. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
Our financial results may be adversely affected by changes in accounting principles applicable to us.
Generally accepted accounting principles in the United States (GAAP) are subject to interpretation by the Financial Accounting Standards Board (FASB), the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. For example, in May 2014, the FASB issued accounting standards update No. 2014‑09 (Topic 606), Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. We will be required to implement this guidance in fiscal 2020. We have not selected a transition method and continue to evaluate what effect, if any, the amendments and transition alternatives could have on our financial position and results of operations. Regardless of the transition method selected, application of Topic 606 may significantly impact the amount and timing of revenue recognition, such as recognizing revenue from existing contracts in periods other than when historically reported under existing GAAP or the revenue recognized under existing GAAP could be eliminated as part of the effect of adoption. Further, adoption of Topic 606 could result in changes to the periods when revenue is recognized in the future compared with management’s current expectations under existing GAAP. In addition, Topic 606 may significantly change the timing of when expense recognition will occur related to costs to obtain and fulfill customer contracts. While the adoption of Topic 606 does not change the cash flows received from our contracts with customers, the adoption of Topic 606 could have a material adverse effect on our financial position or results of operations.
Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.
We are subject to income taxation in the United States and numerous foreign jurisdictions. Determining our provision for income taxes requires significant management judgment. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We could be subject to tax examinations in various jurisdictions. Tax authorities may disagree with our use of research and development tax credits, intercompany charges, cross‑jurisdictional transfer pricing or other matters and assess additional taxes. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on our operating results and cash flows.
In addition, we may be subject to the examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our results of operations.
The enactment of legislation implementing changes in the United States of taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.
Recent changes to United States tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to United States tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the United States taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre‑change net operating losses (NOLs) to offset future taxable income. If our existing NOLs are subject to limitations arising from previous ownership changes, our ability to utilize NOLs could be limited by Section 382 of the Code. For example, we recently performed an analysis to determine whether an ownership change had occurred since our inception which identified two historical ownership changes. While these limitations did not result in a material restriction on the use of our NOLs, future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to utilize a portion of the NOLs reflected on our balance sheet, even if we attain profitability.
We have business and customer relationships with certain entities who are stockholders or are affiliated with our directors, or both, and conflicts of interest may arise because of such relationships.
Some of our customers and other business partners are affiliated with certain of our directors or hold shares of our capital stock, or both. For example, we have entered into strategic relationships and/or customer relationships with Intel Corporation, or Intel. Our former director, Kim Stevenson, who resigned in February 2017, was an employee of Intel, and Intel is a stockholder. We believe that the transactions and agreements that we have entered into with related parties are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these other parties or their affiliates. In addition, conflicts of interest may arise between us and these other parties and their affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, including with competitors of such related parties, which could harm our business and results of operations.
Adverse economic conditions may negatively impact our business.
Our business depends on the overall demand for information technology and on the economic health of our current and prospective customers. Any significant weakening of the economy in the United States or Europe and of the global economy, more limited availability of credit, a reduction in business confidence and activity, decreased government spending, economic uncertainty and other difficulties may affect one or more of the sectors or countries in which we sell our applications. Global economic and political uncertainty may cause some of our customers or potential customers to curtail spending, and may ultimately result in new regulatory and cost challenges to our international operations. In addition, a strong dollar could reduce demand for our products in countries with relatively weaker currencies. These adverse conditions could result in reductions in sales of our applications, longer sales cycles, reductions in subscription duration and value, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position.
Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man‑made problems such as terrorism.
A significant natural disaster, such as an earthquake, fire or a flood, or a significant power outage could have a material adverse impact on our business, financial condition and results of operations. Our corporate headquarters are located in Palo Alto, California, in a region known for seismic activity, and we have significant offices in San Francisco, New York City and Austin in the United States and internationally in Budapest, London and Singapore. Further, if a natural disaster or terrorist event occurs in a region from which we derive a significant portion of our revenue, customers in that region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. For example, the west coast of the United States contains active earthquake zones and the eastern seaboard is subject to seasonal hurricanes while New York and the

United Kingdom have suffered significant terrorist attacks. Additionally, we rely on our network and third‑party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, finance, customer support, operational support, hosted services and sales activities. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, floods, telecommunications failure, cyber‑attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development of solutions, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our operating results. All of the aforementioned risks may be augmented if the business continuity plans for us and our service providers prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the deployment of our products, our business, financial condition and results of operations could be adversely affected.
Risks Related to Ownership of Our Common Stock and this Offering
There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations among the underwriters and us and may vary from the market price of our common stock following this offering. The market prices of the securities of newly public companies such as us have historically been highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including the factors included in this Risk Factors section as well as:

•	overall performance of the equity markets;

•	actual or anticipated fluctuations in our operating results or net revenue expansion rate;

•	changes in the financial projections we may provide to the public or our failure to meet these projections;

•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	recruitment or departure of key personnel;

•	the economy as a whole and market conditions in our industry;

•	rumors and market speculation involving us or other companies in our industry;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	developments or disputes concerning our intellectual property or our offerings, or third‑party proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	lawsuits threatened or filed against us;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	the expiration of contractual lock‑up or market standoff agreements; and

•	sales of shares of our common stock by us or our stockholders.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price could decline.
Our directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.
Our directors, executive officers and our stockholders who own greater than 5% of our outstanding common stock, together with their affiliates, will beneficially own, in the aggregate, approximately        % of our outstanding common stock after this offering, based on the number shares outstanding as of January 31, 2017. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.
In addition, Intel will hold approximately         % of our outstanding common stock after this offering, based on the number shares outstanding as of January 31, 2017. As such, Intel could have considerable influence over matters such as approving a potential acquisition of us. Intel’s investment in and position in our company could also discourage others from pursuing any potential acquisition of us, which could have the effect of depriving the holders of our common stock of the opportunity to sell their shares at a premium over the prevailing market price.
We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.
We have applied to list our common stock on the New York Stock Exchange under the symbol “CLDR.” However, we cannot assure you that an active trading market for our common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock was determined by negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business.

We have broad discretion in the use of the net proceeds that we receive in this offering.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital, and increase our visibility in the marketplace. In addition, 1% of the net proceeds of this offering will be use to fund the Cloudera Foundation, a California non‑profit public benefit corporation formed by us to engage in charitable activities.We have not yet determined the specific allocation of the net proceeds that we receive in this offering. Rather, we intend to use the net proceeds we receive from this offering for general corporate purposes, including headcount expansion, working capital, sales and marketing activities, development, general and administrative matters and capital expenditures. We also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. Accordingly, our management will have broad discretion over the specific use of the net proceeds that we receive in this offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results and financial condition could be harmed.
Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.
The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, and the issuance of shares of common stock in this offering, you will experience immediate dilution of $          per share, the difference between the price per share you pay for our common stock and its pro forma net tangible book value per share as of January 31, 2017. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, we have issued RSUs and options to acquire common stock at prices significantly below the initial public offering price. To the extent these RSUs and outstanding options are ultimately settled or exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares from us or if we issue additional equity securities, you will experience additional dilution. See the section titled “Dilution” for additional information.
Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
Substantially all of our securities outstanding prior to this offering are currently restricted from resale as a result of lock‑up and market standoff agreements. See the section titled “Shares Eligible for Future Sale” for additional information. These securities will become available to be sold 181 days after the date of this prospectus. Morgan Stanley & Co. LLC may, in its discretion, permit our security holders to sell shares prior to the expiration of the restrictive provisions contained in the lock‑up agreements. Shares held by directors, executive officers, and other affiliates will also be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.
In addition, as of January 31, 2017, we had options outstanding that, if fully exercised, would result in the issuance of 23,239,679 shares of common stock. We also had 21,374,022 RSUs outstanding as of January 31, 2017 some of which, as modified subsequent to January 31, 2017, will vest upon this offering. All of the shares of common stock issuable upon the exercise of stock options or settlement of RSUs, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance subject to existing lock‑up or market standoff agreements and applicable vesting requirements.

Immediately following this offering, the holders of 81,260,841 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements for the public resale of the common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Defensive measures in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified board of directors with three‑year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•
the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer, our lead director, or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the issuance of preferred stock and management of our business or our amended and restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•
the requirement that in order for a stockholder to be eligible to propose a nomination or other business to be considered at an annual meeting of our stockholders, such stockholder must have continuously beneficially owned at least  1% of the Company’s outstanding common stock for a period of one year before giving such notice, which may discourage, delay or deter stockholders or a potential acquirer from conducting a solicitation of proxies to elect the their own slate of directors or otherwise attempting to obtain control of us or influence over our business; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage, delay or deter stockholders or a potential acquirer from conducting a solicitation of proxies to elect the their own slate of directors or otherwise attempting to obtain control of us or influence over our business.

In addition, our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
In addition, because we are incorporated in Delaware, we are governed by the provisions of the anti‑takeover provisions of the Delaware General Corporation Law, which may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board was considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus contains forward‑looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward‑looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward‑looking statements. We have based these forward‑looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short‑term and long‑term business operations and objectives and financial needs. These forward‑looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward‑looking statements. Forward‑looking statements contained in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our results of operations, financial condition and cash flows;

•	our expectations regarding the development and expansion of our business;

•	our ability to successfully enter new markets and manage our international expansion;

•	our ability to expand our customer base, renew subscriptions and expand penetration of existing customers;

•	anticipated trends and challenges in our business and in the markets in which we operate;

•	our ability to develop new features and functionality that meet market needs and achieve market acceptance;

•	the anticipated benefits associated with the use of our platform;

•	our ability to retain and hire necessary employees and staff our operations appropriately;

•	the timing and amount of certain expenses;

•	our ability to maintain, protect and enhance our intellectual property; and

•	worldwide economic conditions and their impact on enterprise software spending.
We caution you that the foregoing list may not contain all of the forward‑looking statements made in this prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward‑looking statements contained in this prospectus may not occur.
You should not rely upon forward‑looking statements as predictions of future events. The events and circumstances reflected in the forward‑looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward–looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA
Introduction
This prospectus contains estimates and information concerning our industry, our business, and the market for our solutions, including market position, market size and growth rates of the markets in which we participate, that are based on industry publications, surveys and reports. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys and reports are generally reliable, although such information is inherently subject to uncertainties and imprecise. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

•	Black Duck Software and North Bridge, 2015 Future of Open Source Survey, 2015

•	International Data Corporation, Worldwide Internet of Things Forecast Update, May 2016

•	International Data Corporation, Worldwide Semiannual Software Tracker, November 2016

•	International Data Corporation, Worldwide Software Tracker Taxonomy, August 2016
Global 8000
We refer to the largest 8,000 corporate enterprises globally as the Global 8000. For purposes of defining the Global 8000, the top 2,000 enterprises in the Global 8000 are based on the FORBES Global 2000 ranking. The FORBES Global 2000 is an annual ranking of the top 2,000 public companies in the world by Forbes magazine. The ranking is based on a mix of four metrics: sales, profit, assets and market value. The remainder of the Global 8000 constituents is based on entities listed in Data.com as having the highest annual revenue, excluding those that are listed in the FORBES Global 2000. Data.com is a service offered by salesforce.com, inc. that we use to categorize companies by industry.
For purposes of customer count, a customer is defined as an entity with a unique FORBES Global 2000 or Data.com identifier and quarterly subscription revenue as of the measurement date.
The FORBES Global 2000 is updated annually in the second quarter of the calendar year. Current and prior period Global 8000 customer counts are based on the most recent FORBES Global 2000 list for comparability purposes. We similarly update the remainder of the Global 8000 based on Data.com information. Data.com continuously updates this list of entities, and the relevant Global 8000 constituents are based on a list as of the first day of our most recent fiscal quarter. Our customer count is subject to adjustments for acquisitions, spin‑offs and other market activity. Where these adjustments occur, previously disclosed numbers of customers are restated to allow for comparability. For example, we add a Global 8000 customer when a Global 8000 company that is not our customer acquires a company in our existing customer base that is not a Global 8000 company. When we enter into a contract with a Global 8000 parent company, or any of its related subsidiaries, or any combination of entities within a Global 8000 company, we count only one Global 8000 customer. We do not count further penetration into entities within a given Global 8000 customer as a new customer in the Global 8000 customer count. We make exceptions for holding companies and other organizations for which the FORBES Global 2000 or Data.com identifier in our judgment does not accurately represent the Cloudera customer.

For purposes of determining the top ten enterprises in various sectors, we group the FORBES Global 2000 categories into industry verticals, including as follows:

Industry Vertical	FORBES Global 2000 Categories
Banks	Major Banks Regional Banks
Healthcare and Life Sciences	Biotechs Healthcare Services Medical Equipment & Supplies Pharmaceuticals
Technology	Communications Equipment Computer Hardware Computer Services Semiconductors Software & Programming
Telecommunications	Telecommunication Services
For purposes of determining the top ten enterprises in the FORBES Global 2000 bank category, we have excluded state‑controlled banks.
Public Sector Organization
We define “public sector organization” to include the various departments, agencies and other organizations of the U.S. federal, state and local governments, as well as similar organizations of foreign governments and subdivisions. We also include both public and private educational institutions and school districts as public sector organizations. Due to the variety of ambiguities, judgments and distinctions that could be made, and the lack of a widely accepted standard, in how such customers are counted, we currently do not include public sector organizations in our Global 8000 customer count.
Net Expansion Rate
We have provided an analysis of our net expansion rate. Our quarterly net subscription revenue expansion rate equals:

•	the subscription revenue in a given quarter from end user customers that had subscription revenue in the same quarter of the prior year, divided by

•	the subscription revenue attributable to that same group of customers in that prior quarter.
Our net expansion rate equals the simple arithmetic average of our quarterly net subscription revenue expansion rate for the four quarters ending with the most recently completed fiscal quarter. We have excluded Intel from our calculation of net expansion rate, as it is a related party.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of the shares of common stock that we are offering will be approximately $          million, based on an assumed initial public offering price of $          per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, the net proceeds to us by approximately $          , assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over‑allotment option is exercised in full, we estimate that our net proceeds will be approximately $          million.
The principal purposes of this offering are to obtain additional capital, create a public market for our common stock, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include sales and marketing activities, research, product development, general and administrative matters and capital expenditures. In addition, 1% of the net proceeds will be used to fund the Cloudera Foundation, a California non‑profit public benefit corporation formed by us to engage in charitable activities. We may also use a portion of the net proceeds for the acquisition of, or investment in, complementary companies, products, services, technologies or assets. However, we have no current understandings, commitments or agreements to enter into any such acquisitions or make any such investments. We do not have more specific plans for the net proceeds from this offering.
We have not yet determined our anticipated expenditures and therefore cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds.
Pending the uses described above, we intend to invest the net proceeds from this offering in short‑term, interest‑bearing obligations, investment‑grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends after the offering or for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, and marketable securities and capitalization as of January 31, 2017 on:

•	an actual basis;

•
a pro forma basis to reflect: (i) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 74,907,415 shares of common stock; (ii) stock-based compensation expense of approximately $148.2 million associated with restricted stock units (RSUs), subject to a service‑based vesting condition and a liquidity event‑related performance vesting condition for which the service‑based vesting condition was satisfied as of January 31, 2017 and which we will recognize on the effectiveness of this offering, as further described in Notes 2 and 16 to our consolidated financial statements included elsewhere in this prospectus; and (iii) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering; however, the pro forma adjustments set forth above do not reflect the issuance of 3,408,712 shares of common stock subject to the RSUs that will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering. The pro forma adjustment related to stock‑based compensation expense of approximately $148.2 million has been reflected as an increase to additional paid‑in capital and accumulated deficit; and

•
a pro forma as adjusted basis to give effect to (i) the pro forma adjustments set forth above and (ii) the sale and issuance of          shares of our common stock by us in this offering, based upon the receipt by us of the estimated net proceeds from this offering at the assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering, including the 1% of the net proceeds of this offering used to fund the Cloudera Foundation, as described in “Use of Proceeds.”

You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth in “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	January 31, 2017
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$255,666	$255,666	$
Redeemable convertible preferred stock, $0.00005 par value per share, 74,907,415 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$657,687	$—	$
Stockholders’ equity (deficit):
Preferred stock, $0.00005 par value per share; no shares authorized, issued and outstanding, actual; 20,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—
Common stock, $0.00005 par value per share, 160,000,000 shares authorized, 38,156,688 shares issued and outstanding, actual; 1,200,000,000 shares authorized, 113,064,103 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	2	6
Additional paid‑in capital	192,795	998,649
Accumulated other comprehensive loss	(556)	(556)
Accumulated deficit	(675,997)	(824,168)
Total stockholders’ equity (deficit)	(483,756)	173,931
Total capitalization	$173,931	$173,931	$
___________

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our cash, cash equivalents and marketable securities, total stockholders’ equity and total capitalization by approximately $     million, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the amount of our cash, cash equivalents and marketable securities, total stockholders’ equity and total capitalization by approximately $     million, assuming an initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial price to the public and other terms of this offering determined at pricing.

The number of shares of our common stock issued and outstanding in the table above does not include the following shares:

•	23,239,679 shares of our common stock issuable upon the exercise of stock options outstanding as of January 31, 2017, with a weighted‑average exercise price of $4.67 per share;

•
21,374,022 shares of our common stock subject to restricted stock units (RSUs) outstanding as of January 31, 2017, of which 3,408,712 shares of common stock subject to these RSUs will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering;

•
581,084 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of January 31, 2017 and 2,000,000 additional shares of our common stock reserved for future issuance after January 31, 2017, of which:

–	9,000 shares of our common stock are issuable upon the exercise of stock options granted after January 31, 2017 through April 7, 2017, with an exercise price of $17.85 per share;

–	2,155,220 shares of our common stock are subject to RSUs granted after January 31, 2017 through April 7, 2017;

–
761,297 shares of our common stock that were reserved for future issuance as of April 7, 2017 that will become available for future issuance under our 2017 Equity Incentive Plan in connection with this offering; and

•
30,000,000 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan and 3,000,000 shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan, which plans will become effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”

DILUTION
If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
As of January 31, 2017, our pro forma net tangible book value was approximately $132.6 million, or $1.17 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of January 31, 2017, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 74,907,415 shares of common stock immediately prior to the closing of this offering. The total number of shares of our common stock outstanding as of January 31, 2017 does not give effect to the issuance of 3,408,712 shares of common stock subject to the RSUs that will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering.
After giving further effect to the sale of      shares of our common stock in this offering, at the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of January 31, 2017 would have been approximately $     million, or $     per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $     per share to our existing stockholders and an immediate dilution of $     per share to investors purchasing shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of January 31, 2017	$1.17
Increase in pro forma net tangible book value (deficit) per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share to new investors in this offering		$
A $1.00 increase (decrease) in the assumed initial public offering price of $     per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by approximately $     per share and the dilution per share to investors in this offering by $     per share, assuming the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions payable by us.
Similarly, a 1,000,000 increase (decrease) in the number of shares of our common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $     per share and the dilution per share to investors in this offering by $     per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions payable by us. If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share of our common stock would be $     per share, and the dilution in pro forma net tangible book value per share to investors purchasing shares in this offering would be $     per share.

The following table summarizes, on a pro forma as adjusted basis described above as of January 31, 2017, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	113,064,103%		$	%	$
Investors purchasing shares in this offering
Total	113,064,103	100.0%		$100.0%
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own     % and our new investors would own      % of the total number of shares of our common stock outstanding upon the completion of this offering.
The number of shares of our common stock issued and outstanding in the table above does not include the following shares:

•	23,239,679 shares of our common stock issuable upon the exercise of stock options outstanding as of January 31, 2017, with a weighted‑average exercise price of $4.67 per share;

•
21,374,022 shares of our common stock subject to restricted stock units (RSUs) outstanding as of January 31, 2017, of which 3,408,712 shares of common stock subject to these RSUs will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering;

•
581,084 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of January 31, 2017 and 2,000,000 additional shares of our common stock reserved for future issuance after January 31, 2017, of which:

–	9,000 shares of our common stock are issuable upon the exercise of stock options granted after January 31, 2017 through April 7, 2017, with an exercise price of $17.85 per share;

–	2,155,220 shares of our common stock are subject to RSUs granted after January 31, 2017 through April 7, 2017;

–
761,297 shares of our common stock that were reserved for future issuance as of April 7, 2017 that will become available for future issuance under our 2017 Equity Incentive Plan in connection with this offering; and

•
30,000,000 additional shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan and 3,000,000 shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan, which plans will become effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”

To the extent that any outstanding options to purchase shares of our common stock are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA
The selected consolidated statement of operations data for the years ended January 31, 2016 and 2017, and the selected consolidated balance sheet data as of January 31, 2016 and 2017, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended January 31, 2015, and the selected consolidated balance sheet data as of January 31, 2015, have been derived from our audited consolidated financial statements that are not included in this prospectus. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the accompanying notes and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any other period in the future.

	Year Ended January 31,
	2015	2016	2017
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$72,615	$119,150	$200,252
Services	36,503	46,898	60,774
Total revenue	109,118	166,048	261,026
Cost of revenue:(1) (2) (4)
Subscription	18,314	30,865	38,704
Services	32,148	44,498	48,284
Total cost of revenue	50,462	75,363	86,988
Gross profit	58,656	90,685	174,038
Operating expenses:(1) (2) (3) (4)
Research and development	66,431	99,314	102,309
Sales and marketing	103,736	161,106	203,161
General and administrative	25,041	34,902	55,907
Total operating expenses	195,208	295,322	361,377
Loss from operations	(136,552)	(204,637)	(187,339)
Interest income, net	327	2,218	2,756
Other income (expense), net	(490)	386	(547)
Net loss before benefit from (provision for) income taxes	(136,715)	(202,033)	(185,130)
Benefit from (provision for) income taxes	1,285	(1,110)	(2,187)
Net loss	(135,430)	(203,143)	(187,317)
Deemed dividend to preferred stockholders	(43,207)	—	—
Net loss attributable to common stockholders	$(178,637)	$(203,143)	$(187,317)
Net loss per share attributable to common stockholders, basic and diluted	$(6.53)	$(6.21)	$(5.15)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(5)	27,347,970	32,723,629	36,405,534
Pro forma net loss per share attributable to common stockholders, basic and diluted(5)			$(1.65)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted(5)			113,259,828

___________

(1)	Amounts include stock‑based compensation expense as follows:

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Cost of revenue – subscription	$996	$3,363	$1,426
Cost of revenue – services	1,376	4,301	1,803
Research and development	11,687	23,048	5,606
Sales and marketing	11,530	19,187	5,757
General and administrative	8,477	13,691	7,122
Total stock-based compensation expense	$34,066	$63,590	$21,714

(2)	Amounts include amortization of acquired intangible assets as follows:

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Cost of revenue – subscription	$906	$1,732	$1,997
Sales and marketing	1,149	1,723	1,723
Total amortization of acquired intangible assets	$2,055	$3,455	$3,720

(3)
In January 2017, we donated 1,175,063 shares of common stock to the Cloudera Foundation. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recognized in general and administrative expense for the year ended January 31, 2017, see Note 12 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(4)
As of January 31, 2017, we have 21,374,022 restricted stock units (RSUs) outstanding that are generally subject to service‑based vesting condition and a liquidity event‑related performance vesting conditions, of which 18,378,394 were modified subsequent to January 31, 2017. We have not recognized any compensation expense related to these RSUs as a qualifying liquidity event has not yet occurred. In the quarter in which this offering is completed, we will recognize stock-based compensation expense using the accelerated attribution method with a cumulative catch‑up of stock‑based compensation expense. If this offering and the modification had been completed on January 31, 2017, we would have recognized $148.2 million of stock‑based compensation expense on that date, and would have approximately $173.2 million of future period expense to be recognized over the remaining service periods through fiscal 2021. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Notes 10 and 16 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(5)
See Notes 2, 14 and 15 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic, diluted and pro forma net loss per share attributable to common stockholders, and the weighted‑average number of shares used in the computation of the per share amounts. The weighted‑average number of shares used in computing pro forma net loss per share includes the impact of 3,408,712 shares of common stock subject to these RSUs will vest upon the effective date of this offering and will be issued on a date following the 180th day after the effective date of this offering.

	As of January 31,
	2015	2016	2017
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$359,814	$35,966	$74,186
Marketable securities, current and noncurrent	138,448	362,279	181,480
Working capital	387,096	142,717	110,616
Total assets	575,239	512,887	442,544
Deferred revenue, current and noncurrent	116,089	158,175	217,424
Redeemable convertible preferred stock	657,687	657,687	657,687
Total stockholders’ deficit	(222,640)	(343,509)	(483,756)

Non‑GAAP Financial Measure
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non‑GAAP financial measure is useful in evaluating our operating performance.

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Other Financial Statement Data:
Non‑GAAP operating loss	$(100,431)	$(137,592)	$(140,331)
We define non‑GAAP operating loss as loss from operations before stock‑based compensation expense, amortization of acquired intangible assets and donation of common stock to the Cloudera Foundation. We believe that this non‑GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, this non‑GAAP financial measure in evaluating our operating results, as well as when planning, forecasting, budgeting and analyzing future periods. We also use non‑GAAP operating loss in conjunction with traditional GAAP measures to communicate with our board of directors concerning our financial performance.
We believe non‑GAAP operating loss provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period to period comparisons of operations. We believe non‑GAAP operating loss is useful in evaluating our operating performance compared to that of other companies in our industry as this metric generally eliminates the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non‑GAAP operating loss should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP.
We compensate for these limitations by providing investors and other users of our financial information a reconciliation of non‑GAAP operating loss to loss from operations, the related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non‑GAAP operating loss in conjunction with loss from operations. The following table provides a reconciliation of loss from operations to non‑GAAP operating loss:

	Year Ended January 31,
	2015	2016	2017
	(in thousands)
Loss from operations	$(136,552)	$(204,637)	$(187,339)
Stock‑based compensation expense	34,066	63,590	21,714
Amortization of acquired intangible assets	2,055	3,455	3,720
Donation of common stock to the Cloudera Foundation	—	—	21,574
Non‑GAAP operating loss	$(100,431)	$(137,592)	$(140,331)
For the reasons set forth below, we believe that excluding the components described below provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as we do and in comparing our financial results across accounting periods and to financial results of peer companies.

•	Stock‑Based Compensation Expense. We exclude stock‑based compensation expense from our non‑GAAP financial measure consistent with how we evaluate our operating results and prepare our operating plans, forecasts and budgets. Further, when considering the impact of equity award grants, we focus on overall stockholder dilution rather than the accounting charges associated with such equity grants. The exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of our business.

•
Amortization of Acquired Intangible Assets. We exclude the amortization of acquired intangible assets from our non‑GAAP financial measure. Although the purchase accounting for an acquisition necessarily reflects the accounting value assigned to intangible assets, our management team excludes the GAAP impact of acquired intangible assets when evaluating our operating results. Likewise, our management team excludes amortization of acquired intangible assets from our operating plans, forecasts and budgets. The exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of our business.

•
Donation of common stock to the Cloudera Foundation. During the fourth quarter of fiscal 2017, we issued 1,175,063 shares of common stock to the Cloudera Foundation for no consideration. This resulted in a one‑time non‑cash charge of $21.6 million, which was recorded in general and administrative expenses on the consolidated statement of operations. Our management team does not consider this expense when evaluating our operating performance and we do not expect to make future grants of shares to the Cloudera Foundation and therefore consider this charge non‑recurring and exclude the GAAP impact of the donation when evaluating our operating results. The exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long‑term performance of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is January 31, and references throughout this prospectus to a given fiscal year are to the twelve months ended on that date.
Overview
Cloudera empowers organizations to become data‑driven enterprises in the newly hyperconnected world. We have developed the leading modern platform for data management, machine learning and advanced analytics.  We have achieved this position through extensive collaboration with the global open source community, continuous innovation in data management technologies and by leveraging the latest advances in infrastructure including the public cloud for “big data” applications. Our pioneering hybrid open source software (HOSS) model incorporates the best of open source with our robust proprietary software to form an enterprise‑grade platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost‑effective solution for transforming their businesses. Offered on a subscription basis, our platform enables organizations to use vast amounts of data from a variety of sources, including the Internet of Things (IoT), to better serve and market to their customers, design connected products and services and reduce risk through greater insight from data. We believe that our solution is the most widely adopted big data platform, with a growing range of applications being built on it.
Since our founding, our collaboration with the open source community and our proprietary software innovation have enabled us to grow our technology, platform offerings and customer base rapidly. The graphic below provides an outline of selected milestones.

2008-FY2013

2008
cloudera founded

2009
Doug Cutting, co-founder of Apache Hadoop, Apache Lucene and Apache Avro, joined Cloudera as Chief Architect

Launched the first commercial open source big data solution built on Apache Hadoop

2011
Established international operations

Launched *Cloudera Manager* for production deployment and operation of the platform

2012
Launched *Impala*, the first analytic SQL engine

Launched *Cloudera Navigator* for data security, compliance and governance

FY2014

cloudera
Launched *Cloudera Enterprise, Data Hub,* our fully integrated platform

Launched *Cloudera Director* for orchestration on premises and in the cloud

Spark
Integrated Apache Spark real-time data analytics engine for streaming, machine learning and predictive analysis

Total Global 8000 customers at period end

152

FY2015

intel
Formed a strategic partnership with Intel

Gazzang
Acquired Gazzang, Inc., a leader in open source data management security

255

FY2016

Opened Budapest Technology Center

Launched *Kudu*, a columnar datastore, to enable time series and predictive modeling applications

xplain.io
Acquired Xplain.io, Inc., a leader for SQL workload optimization

381

FY2017

Enabled on-demand, multi-cloud applications with Cloudera Director 2.2 sense
Acquired Sense.io, a leader in data science and machine learning

495

We focus our selling efforts on the largest 8,000 corporate enterprises globally (Global 8000) as well as large public sector organizations. We target these organizations because they capture and manage the majority of the world’s data and operate highly complex IT environments. These organizations are likely to realize the greatest value from utilizing our enterprise‑grade platform. See “Market, Industry and Other Data” for how we define Global 8000.
To maintain our strong partner ecosystem, we will continue to establish and maintain relationships with third parties. To date, over 2,500 resellers, systems integrators, independent software vendors and platform and cloud providers have registered under our Cloudera Connect partner program to gain access to marketing, sales, training and support resources. We have also developed a strategic partnership with Intel Corporation, or Intel, to optimize our software for use with Intel processors and architecture. As a result of our and Intel’s dedication to this partnership, our platform achieves differentiated performance on Intel architecture today, and is expected to achieve differentiated performance on future Intel platform technologies.
We have achieved significant growth over our operating history. For our fiscal years ended January 31, 2016 and January 31, 2017, our revenue was $166.0 million and $261.0 million, respectively, representing year‑over‑year growth in revenue of 57% for our most recent fiscal year. Over the same period, operating cash outflows increased from $90.5 million to $116.6 million while our net losses were $203.1 million and $187.3 million, respectively, which includes $63.6 million and $21.7 million, respectively, of stock‑based compensation expense, and a non‑cash charge of $21.6 million in connection with the donation of common stock to the Cloudera Foundation for fiscal 2017.
Our Hybrid Open Source Software (HOSS) Business Model
We have created our software platform and pioneered the hybrid open source software model. HOSS combines the best open source software with proprietary software to meet the exacting requirements of large enterprises. By integrating robust proprietary software with our open source platform, built on the leading data management and analytics technologies, we deliver substantially greater value to customers in managing, operating and securing their data and data architectures. This approach also creates meaningful differentiation that drives long‑lived customer relationships, as well as the revenue to support sustained innovation.
Subscription Model
We offer term‑based subscriptions of our platform generally on a per node basis, whether deployed on‑premises or in the cloud. We also offer consumption‑based pricing for cloud‑based deployments. As of January 31, 2017, 18% of our Global 8000 customers run our platform in the cloud. We also generate revenue from professional services and training.
We offer subscriptions for five editions of our platform, ranging from Cloudera Essentials to the industry leading Cloudera Enterprise. Other editions are designed to address the most common and critical data challenges enterprises face: Cloudera Data Science for programmatic preparation, predictive modeling and machine learning; Cloudera Real Time for online, streaming and real‑time applications; and Cloudera Analytics for business intelligence and SQL analytics.
Operating Model
We market and sell our platform to a broad range of organizations, although we focus our selling efforts on large enterprises, primarily the Global 8000, as well as large public sector organizations. We target these organizations because they capture and manage the vast majority of the world’s data and operate highly complex IT environments, and our enterprise‑grade platform has the greatest opportunity to benefit these organizations. Our total number of Global 8000 customers grew from 255 as of January 31, 2015 to 381 as of January 31, 2016, and grew to 495 as of January 31, 2017. For the fiscal years ended January 31, 2015, 2016 and 2017, revenue from our Global 8000 customers represented 61%, 71% and 73% of total revenue, respectively, based on the current Global 8000 constituents as of November 1, 2016. For fiscal 2015, 2016 and 2017, revenue from our public sector, including large public sector, customers represented 11%, 9% and 10% of total revenue, respectively. See “Market, Industry and Other Data—Global 8000.”

We have a broad customer base that spans industries and geographies. For fiscal 2016 and fiscal 2017, no customer accounted for more than 10% of our total revenue. We have significant revenue in the banking and financial services, technology, business services, telecommunications, public sector, consumer and retail, and healthcare and life sciences verticals, and continue to expand our penetration across many other data‑intensive industries. We have a substantial and growing international presence with more than 25% of our revenue generated outside of the United States in fiscal year ended January 31, 2017.
We market our platform primarily through a direct sales force while benefiting from business driven by our ecosystem of technology partners, resellers, OEMs, MSPs, independent software vendors and systems integrators. The size and growth of our partner ecosystem affords us reach and greater distribution of our software, enhancing our field organizations’ efforts. Moreover, we work closely with select vendors to design solutions to specifically address the needs of certain industry verticals or use cases, which we refer to as Partner Solutions. See “Business—Partners and Strategic Alliances” and “Business—Intel Strategic Partnership.”
Our business model is based on a “land and expand” strategy designed to use the initial sale as a foothold to increase revenue per customer by increasing the amount of data and number of use cases each customer runs through our platform. After an initial purchase of our platform, we work with our customers to identify new use cases that can be developed on or moved to our platform, ultimately increasing the amount of data managed on our platform as well as the number and size of our platform deployments.
To further illustrate the economics of our customer relationships, we have provided an analysis of our net expansion rate. Our quarterly net subscription revenue expansion rate equals:

•	the subscription revenue in a given quarter from end user customers that had subscription revenue in the same quarter of the prior year, divided by

•	the subscription revenue attributable to that same group of customers in that prior quarter.
Our net expansion rate equals the simple arithmetic average of our quarterly net subscription revenue expansion rate for the four quarters ending with the most recently completed fiscal quarter. We have excluded Intel from our calculation of net expansion rate, as it is a related party. Our experience has been that net expansion rates are generally consistent across customer cohorts, irrespective of the age of the cohort. In particular, our net expansion rate as of January 31, 2017 was 143%.

Since our founding, we have invested heavily to grow our business. We have increased our headcount from 1,140 employees as of January 31, 2016 to 1,470 employees as of January 31, 2017. We make significant investments in research and development. We expend engineering resources to drive innovation in the open source community, integrate the latest open source technologies, and create proprietary software to constantly improve the functionality and performance of our platform. We make these investments to meet the evolving needs of our customers and capitalize on the growing market for data management, machine learning and analytics software. We intend to continue this investment as we aim to expand our category leadership in open source data management.
We also remain committed to investing in our sales and marketing activities, including expanding our strategic partnerships and alliances, to acquire new customers and increase penetration among existing customers. Our business model focuses on maximizing the lifetime value of a customer relationship. We recognize subscription revenue ratably over the term of the subscription period, and recognize consumption‑based revenue as processor hours are consumed. In general, customer acquisition costs and upfront costs associated with new customers are higher in the first year than the aggregate revenue we recognize from those new customers in the first year. Over the lifetime of the customer relationship, we also incur sales and marketing costs to renew or increase usage per customer. However, these costs, as a percentage of revenue, are significantly less than those initially incurred to acquire the customer. As a result, the profitability of a customer to our business in any particular period depends in part upon how long a customer has been a subscriber and the degree to which they have expanded their usage of our platform. We believe that, over time, as our customer base grows and a relatively higher percentage of our subscription revenue is attributable to renewals or greater usage among existing customers relative to new customers, associated sales and marketing expenses and other allocated upfront costs as a percentage of revenue will decrease, subject to investments we may make in our business.
In fiscal 2017, for end user customers who generated more than $1,000,000 of subscription revenue, sales and marketing expense attributable to those customers represented approximately 30% of subscription revenue from them. For end user customers who generated between $500,000 and $1,000,000 in subscription revenue, sales and marketing expense attributable to those customers represented approximately 54% of our subscription revenue from them. For these purposes, we calculate sales and marketing expenses allocated to a customer as estimated personnel costs associated with our field organization that supports such customer, such as salaries and commissions, and allocated marketing and overhead expenses. These calculations exclude Intel, as it is a related party, and stock-based compensation expense. End user customers who generated more than $500,000 of subscription revenue represented approximately 60% of our total subscription revenue in fiscal 2017, of which 65% was from end user customers who generated more than $1,000,000 in subscription revenue and 35% was from end user customers who generated between $500,000 and $1,000,000 in subscription revenue.
Factors Affecting Our Performance
Acquiring New Customers
We believe that the shift from legacy data management systems to a modern data platform is just beginning. We intend to target new Global 8000 customers by continuing to invest in our field organization, both domestically and internationally. We are also committed to extending and strengthening relationships within our partner ecosystem to expand our reach, increase our distribution and increase the number of Partner Solutions. We believe this strategy will allow us to maximize leverage for our sales force. Our business and results of operations will depend on our ability to continue to add new Global 8000 customers.
Expanding Penetration within Our Existing Customer Base
Our existing customer base is large and growing, and we remain committed to ensuring our customers fully utilize the capabilities of our platform. Our customers often start with small deployments and then expand their usage significantly as they derive value from their data using our platform. Our field organization, together with our partner ecosystem, assists our customers in identifying new use cases, modernizing their data architectures and achieving success with data‑driven initiatives. We believe this allows our customers to fully realize the strategic value of their data. Our business and results of operations will depend on our ability to drive higher usage of our platform within our growing base of Global 8000 customers.

Investments in Future Growth
We believe that we are only beginning to penetrate our market opportunity with Global 8000 companies and public sector entities, and we intend to continue to invest in our future growth. As discussed above, we expect to continue to make significant investments in research and development as well as sales and marketing activities. We also plan to continue to invest in operational and administrative functions to support our expected growth and our transition to a public company. We expect to use the proceeds from this offering to fund these growth strategies and do not expect to be profitable in the near future. As discussed in “—Our Hybrid Open Source Software Business Model—Operating Model,” these investments will be unprofitable in the short term until our customer base grows to include a higher percentage of subscription revenue that is attributable to renewals and greater usage of our platform.
Components of Results of Operations
Revenue
We generate revenue primarily from the sale of subscriptions for our platform that our customers deploy either on‑premises or in the cloud, as well as the sale of services. Subscription revenue relates to term (or time‑based) subscriptions to our platform, which includes both open source and proprietary software. Our subscription arrangements are typically one to three years in length and we recognize subscription revenue ratably over the term of the subscription period. Our subscription includes internet, email and phone support, bug fixes and the right to receive unspecified software updates and upgrades released when and if available during the subscription term. Services revenue relates to professional services for the implementation and use of our subscriptions, customer training and education services, and related reimbursable travel costs.
Cost of Revenue
Cost of revenue for subscriptions primarily consists of personnel costs including salaries, bonuses, travel costs, benefits and stock‑based compensation for employees providing technical support for our subscription customers, allocated shared costs (including rent and information technology) and amortization of acquired intangible assets from business combinations. Cost of revenue for services primarily consists of personnel costs including salaries, bonuses, benefits and stock‑based compensation, fees to subcontractors associated with service contracts, travel costs and allocated shared costs (including rent and information technology). We expect cost of revenue to increase in absolute dollars for the foreseeable future as we continue to obtain new customers and expand our relationship with existing customers. As discussed in detail below, see “—Significant Impacts of Stock‑based Compensation Expense,” we expect stock‑based compensation expense associated with cost of revenue to increase by approximately $27 million and approximately $34 million for subscription and services, respectively, in the near term related to the restricted stock units (RSUs) outstanding as of January 31, 2017 as a result of achieving vesting conditions in connection with this offering. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Note 16 to our consolidated financial statements included elsewhere in this prospectus.
Operating Expenses
Research and Development.  Research and development expenses primarily consist of personnel costs including salaries, bonuses, travel costs, benefits and stock‑based compensation for our research and development employees, contractor fees, allocated shared costs (including rent and information technology), supplies, and depreciation of equipment associated with the continued development of our platform prior to establishment of technological feasibility and the related maintenance of the existing technology. We expect our research and development expenses to increase in absolute dollars for the foreseeable future as we continue to enhance and add new technologies, features and functionality to our subscriptions. As discussed in detail below, see “—Significant Impacts of Stock‑based Compensation Expense,” we expect stock‑based compensation expense associated with research and development expenses to increase by approximately $113 million in the near term related to the RSUs outstanding as of January 31, 2017 as a result of achieving vesting conditions in connection with this offering. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Note 16 to our consolidated financial statements included elsewhere in this prospectus. We also expect allocated shared costs to increase in the periods following the commencement of the lease for our new headquarters in Palo Alto in July 2017.
Sales and Marketing.  Sales and marketing expenses primarily consist of personnel costs including salaries, bonuses, travel costs, sales‑based incentives, benefits and stock‑based compensation for our sales and marketing employees. In addition, sales and marketing expenses also includes costs for advertising, promotional events, corporate communications, product marketing and other brand‑building activities, allocated shared costs (including rent and information technology) and amortization of acquired intangible assets from business combinations. Sales‑based incentives are expensed as incurred. We expect our sales and marketing expenses to increase in absolute dollars as we continue to invest in selling and marketing activities to attract new customers and expand our relationship with existing customers. As discussed in detail below, see “—Significant Impacts of Stock‑based Compensation Expense,” we expect stock‑based compensation expense associated with sales and marketing expenses to increase by approximately $109 million in the near term related to the RSUs outstanding as of January 31, 2017 as a result of achieving vesting conditions in connection with this offering. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Note 16 to our consolidated financial statements included elsewhere in this prospectus.
General and Administrative.  General and administrative expenses primarily consist of personnel costs including salaries, bonuses, travel costs, benefits and stock‑based compensation for our executive, finance, legal, human resources, information technology and other administrative employees. In addition, general and administrative expenses include fees for third‑party professional services, including consulting, legal and accounting services and other corporate expenses, and allocated shared costs (including rent and information technology). We expect our general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and related infrastructure as well as legal, accounting, insurance, investor relations and other costs associated with becoming a public company. As discussed in detail below, see “—Significant Impacts of Stock‑based Compensation Expense,” we expect stock‑based compensation expense associated with general and administrative expenses to increase by approximately $38 million in the near term related to the RSUs outstanding as of January 31, 2017 as a result of achieving vesting conditions in connection with this offering. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of this offering. See Note 16 to our consolidated financial statements included elsewhere in this prospectus. We also expect allocated shared costs to increase in the periods following the commencement of the lease for our new headquarters in Palo Alto in July 2017.
Interest Income, net
Interest income primarily relates to amounts earned on our cash and cash equivalents and marketable securities.
Other Income (Expense), net
Other income (expense), net primarily relates to foreign currency transactions, realized gains and losses on our marketable securities, and other non‑operating gains or losses.
Provision for Income Taxes
Provision for income taxes primarily consists of state and foreign income taxes. Due to cumulative losses, we maintain a valuation allowance against our deferred tax assets. We consider all available evidence, both positive and negative, in assessing the extent to which a valuation allowance should be applied against our deferred tax assets.
Significant Impacts of Stock‑based Compensation Expense
Restricted Stock Units
We have granted RSUs to our employees and members of our board of directors under our 2008 Equity Incentive Plan, or the 2008 Plan. The employee RSUs vest upon the satisfaction of both a service‑based condition and a liquidity event‑related performance condition. The service‑based vesting condition for these awards is generally satisfied pro‑rata over four years. The liquidity event‑related performance vesting condition is satisfied upon the occurrence of a qualifying event, or six months following the effective date of this offering. Subsequent to January 31, 2017, a majority of the RSUs outstanding as of January 31, 2017 were modified such that the liquidity event‑related performance condition is satisfied upon the effective date of this offering, rather than six months following this offering; see “Critical Accounting Policies and Estimates—Stock‑Based Compensation” and Note 10 and Note 16 to our consolidated financial statements included elsewhere in this prospectus.
As of January 31, 2017, we have 21,374,022 RSUs outstanding that are generally subject to a liquidity event‑related performance vesting condition, of which 18,378,394 RSUs were modified subsequent to January 31, 2017. We have not recognized any stock‑based compensation expense related to these RSUs as a qualifying liquidity event has not yet occurred. In the quarter in which this offering is completed, we will recognize stock‑based compensation expense using the accelerated attribution method with a cumulative catch‑up of stock‑based compensation expense. If this offering and the modification had been completed on January 31, 2017, we would have recognized approximately $148.2 million of stock‑based compensation expense on the effective date, and would have approximately $173.2 million of additional future period expense to be recognized over the remaining service periods through fiscal 2021.
In March 2017, we granted to employees 2,130,010 RSUs as well as options to purchase 9,000 shares of our common stock with an exercise price of $17.85 per share. The majority of these RSUs were also modified subsequent to issuance, see Note 16 to our consolidated financial statements included elsewhere in this prospectus. The aggregate fair value of these options and RSUs as modified was approximately $29.9 million. We expect to grant additional RSUs and stock options in the future which will also increase stock‑based compensation expense in future periods.
Tender Offer
In May 2015, an unrelated third party initiated a cash tender offer which was completed in July 2015 for the purchase of our common stock from specified categories of current and former employees which had a significant impact on our stock‑based compensation expense for the year ended January 31, 2016, and specifically in our second quarter of fiscal 2016. Sellers participating in the tender offer sold a total of 4,079,131 shares of common stock to the unrelated third party. The purchase price per share in the tender offer was in excess of the fair value of our outstanding common stock at the time of the transaction and accordingly, upon the completion of the transaction, we recorded $16.6 million as stock‑based compensation expense related to the excess of the selling price per share of common stock paid to our employees over the fair value of the tendered shares.
Additionally, the completion of the tender offer was a qualifying liquidity event, such that the performance‑based vesting requirement was satisfied for those RSUs that had met the service‑based condition at this date. Upon the completion of the transaction, we recorded $19.7 million of stock‑based compensation expense for the RSUs for which both the service‑based condition and the qualifying liquidity event had been achieved.
The total stock‑based compensation expense related to the tender offer impacted our second quarter of fiscal 2016 as follows (in thousands):

Cost of revenue – subscription	$1,954
Cost of revenue – services	2,514
Research and development	16,179
Sales and marketing	9,481
General and administrative	6,191
Total stock‑based compensation expense	$36,319

Results of Operations
The following table sets forth our results of operations for the periods indicated:

	Year Ended January 31,
	2016	2017
	(in thousands)
Revenue:
Subscription	$119,150	$200,252
Services	46,898	60,774
Total revenue	166,048	261,026
Cost of revenue:(1) (2)
Subscription	30,865	38,704
Services	44,498	48,284
Total cost of revenue	75,363	86,988
Gross profit	90,685	174,038
Operating expenses:(1) (2) (3)
Research and development	99,314	102,309
Sales and marketing	161,106	203,161
General and administrative	34,902	55,907
Total operating expenses	295,322	361,377
Loss from operations	(204,637)	(187,339)
Interest income, net	2,218	2,756
Other income (expense), net	386	(547)
Net loss before provision for income taxes	(202,033)	(185,130)
Provision for income taxes	(1,110)	(2,187)
Net loss	(203,143)	$(187,317)
___________

(1)	Amounts include stock‑based compensation expense as follows:

	Year Ended January 31,
	2016	2017
	(in thousands)
Cost of revenue – subscription	$3,363	$1,426
Cost of revenue – services	4,301	1,803
Research and development	23,048	5,606
Sales and marketing	19,187	5,757
General and administrative	13,691	7,122
Total stock‑based compensation expense	$63,590	$21,714

(2)	Amounts include amortization of acquired intangible assets as follows:

	Year Ended January 31,
	2016	2017
	(in thousands)
Cost of revenue – subscription	$1,732	$1,997
Sales and marketing	1,723	1,723
Total amortization of acquired intangible assets	$3,455	$3,720

(3)
In January 2017, we donated 1,175,063 shares of common stock to the Cloudera Foundation. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recognized in general and administrative expense for the year ended January 31, 2017, see Note 12 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

The following table sets forth selected consolidated statements of operations data for each of the periods indicated as a percentage of total revenue:

	Year Ended January 31,
	2016	2017
Revenue:
Subscription	72%	77%
Services	28	23
Total revenue	100	100
Cost of revenue(1) (2):
Subscription	18	15
Services	27	18
Total cost of revenue	45	33
Gross margin	55	67
Operating expenses(1) (2) (3):
Research and development	60	39
Sales and marketing	97	78
General and administrative	21	21
Total operating expenses	178	138
Loss from operations	(123)	(72)
Interest income, net	1	1
Other income (expense), net	—	—
Net loss before provision for income taxes	(122)	(71)
Provision for income taxes	(1)	(1)
Net loss	(123)%	(72)%
___________

(1)	Amounts include stock‑based compensation expense as a percentage of total revenue as follows:

	Year Ended January 31,
	2016	2017
Cost of revenue – subscription	2%	1%
Cost of revenue – services	3	1
Research and development	14	2
Sales and marketing	11	1
General and administrative	8	3
Total stock‑based compensation expense	38%	8%

(2)	Amounts include amortization of acquired intangible assets as a percentage of total revenue as follows:

	Year Ended January 31,
	2016	2017
Cost of revenue – subscription	1%	1%
Sales and marketing	1	—
Total amortization of acquired intangible assets	2%	1%

(3)	As a percentage of revenue, the non‑cash expense recognized for the donation of common stock to the Cloudera Foundation for the year ended January 31, 2017 was 8%.
Year Ended January 31, 2016 and 2017
Revenue

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Subscription	$119,150	$200,252	$81,102	68%
Services	46,898	60,774	13,876	30%
Total revenue	$166,048	$261,026	$94,978	57%
As a percentage of total revenue:
Subscription	72%	77%
Services	28%	23%
Total revenue	100%	100%
The increase in subscription revenue was primarily attributable to volume driven increases in subscription sales to new and existing customers. Our net expansion rate for the period ended January 31, 2017 was 143%.
Our services revenue increased at a lower rate compared to the increase in our subscription revenue primarily due to our existing customers increasing experience with the technology and our efforts to develop relationships with partners and other system integrators, resulting in a shift of the provision of such services to these partners. Customers benefit from the increased choice in partners and system integrators, and we anticipate that our services revenue will continue to decrease as a percentage of total revenue in future periods.

Cost of Revenue, Gross Profit and Gross Margin

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Cost of revenue:
Subscription	$30,865	$38,704	$7,839	25%
Services	44,498	48,284	3,786	9%
Total cost of revenue	$75,363	$86,988	$11,625	15%
Gross profit	$90,685	$174,038	$83,353	92%
Gross margin:
Subscription	74%	81%
Services	5%	21%
Total gross margin	55%	67%
Cost of revenue, as a percentage of total revenue:
Subscription	18%	15%
Services	27%	18%
Total cost of revenue	45%	33%
The increase in cost of revenue for subscription was primarily due to an increase of $8.0 million in salaries and benefits related to growth in employee headcount to support our overall expansion in customers and an increase of $1.1 million in allocated shared costs, partially offset by a decrease of $1.9 million in stock‑based compensation expense mainly due to the tender offer in July 2015, which was not repeated in fiscal 2017.
Subscription gross margin improved from 74% to 81% in the year ended January 31, 2017 as compared to the same period a year ago. We expect subscription gross margin to decline in future periods due to the recording of stock‑based compensation expense related to RSUs vesting in connection with this offering and in the subsequent service period partially offset by improvement in economies of scale. Excluding the impact of stock‑based compensation expense, we would expect subscription gross margin to continue to improve.
The increase in cost of revenue for services was primarily due to an increase of $4.1 million in salaries and benefits related to growth in employee headcount and an increase of $1.3 million in fees to subcontractors as a result of higher demand of services by our customers, offset by a decrease of $2.5 million in stock‑based compensation expense mainly due to the tender offer in July 2015, which was not repeated in fiscal 2017.
Services gross margin improved from 5% to 21% in the year ended January 31, 2017 as compared to the same period a year ago. We expect services gross margin to decline due to the recording of stock‑based compensation expense related to the RSUs vesting in connection with this offering and in the subsequent service period partially offset by increased utilization of chargeable consultants.

Operating Expenses

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Research and development	$99,314	$102,309	$2,995	3%
Sales and marketing	161,106	203,161	42,055	26%
General and administrative	34,902	55,907	21,005	60%
Total operating expenses	$295,322	$361,377	$66,055	22%
Operating expenses, as a percentage of total revenue:
Research and development	60%	39%
Sales and marketing	97%	78%
General and administrative	21%	21%
Total operating expenses	178%	138%
Research and Development
The increase in research and development expenses was primarily due to an increase of $15.8 million in employee‑related costs including salaries, benefits and travel costs, associated with the growth in employee headcount, an increase of $0.9 million in depreciation expense of equipment to support our research and development activities and an increase of $1.7 million in allocated shared costs, partially offset by a decrease of $17.4 million in stock‑based compensation expense mainly due to the tender offer in July 2015 which was not repeated in fiscal 2017.
Sales and Marketing
The increase in sales and marketing expenses was primarily due to an increase of $46.5 million in employee‑related costs including salaries, incentive‑based compensation, benefits and travel costs, associated with the growth in employee headcount to support our overall sales activities and an increase of $2.9 million in allocated shared costs, offset by a decrease of $13.4 million in stock‑based compensation expense mainly due to the tender offer in July 2015 which was not repeated in fiscal 2017.
General and Administrative
The increase in general and administrative expenses was primarily due to a $21.6 million non‑cash charge related to the donation of 1,175,063 shares of common stock to the Cloudera Foundation in the fourth quarter of fiscal 2017 and an increase of $8.6 million in employee‑related costs including salaries, benefits and travel costs, associated with the growth in employee headcount to support our overall expansion, offset by a decrease of $6.6 million in stock‑based compensation expense mainly due to the tender offer in July 2015 which was not repeated in fiscal 2017 and decreases in third party consulting and professional service costs.
Interest Income, net

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Interest income, net	$2,218	$2,756	$538	24%

Interest income, net increased primarily as a result of higher interest rates obtained from investing more of our cash and cash equivalents in marketable securities during the year ended January 31, 2017 as compared to a year ago.
Other Income (Expense), net

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Other income (expense), net	$386	$(547)	$(933)	not meaningful
Other income (expense), net decreased primarily as a result of an escrow claim adjustment in fiscal 2016 of $0.8 million related to a fiscal 2015 acquisition outside of the measurement period.
Provision for Income Taxes

	Year Ended January 31,		Change
	2016	2017	Amount	%
	(dollars in thousands)
Provision for income taxes	$1,110	$2,187	$1,077	97%
Provision for income taxes increased primarily due to an increase in pre‑tax income in our foreign locations driven by our continued international expansion into new countries.
Seasonality
We have seasonal and end‑of‑quarter concentration of our sales, which impacts our ability to plan and manage cash flows and margins. Our sales vary by season with the fourth quarter typically being our largest. In addition, within each quarter, most sales occur in the last month of that quarter. See “Risk Factors—Our sales cycles can be long, unpredictable and vary seasonally, particularly with respect to large subscriptions, and our sales efforts require considerable time and expense.”
Quarterly Results of Operations
The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the eight quarters in the period ended January 31, 2017. We have prepared the quarterly results of operations data on a basis consistent with our audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all adjustments consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of this data. Our historical results are not necessarily indicative of the results that may be expected in any future period. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements and related notes included in this prospectus.

	Three Months Ended
Consolidated Statements of Operations:	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017
	(in thousands)
Revenue:
Subscription	$23,170	$27,641	$31,613	$36,726	$40,672	$50,688	$52,733	$56,159
Services	10,575	10,631	12,039	13,653	15,813	13,768	14,525	16,668
Total revenue	33,745	38,272	43,652	50,379	56,485	64,456	67,258	72,827
Cost of revenue(1) (2) (3):
Subscription	6,234	8,630	7,289	8,712	9,351	9,706	9,787	9,860
Services	9,794	13,180	10,160	11,364	11,684	11,633	12,652	12,315
Total cost of revenue	16,028	21,810	17,449	20,076	21,035	21,339	22,439	22,175
Gross profit	17,717	16,462	26,203	30,303	35,450	43,117	44,819	50,652
Operating expenses(1) (2) (3):
Research and development	18,944	37,560	21,316	21,494	24,515	26,635	25,968	25,191
Sales and marketing	30,253	46,289	39,676	44,888	46,142	46,902	54,206	55,911
General and administrative	6,601	14,138	6,716	7,447	8,309	8,367	8,633	30,598
Total operating expenses	55,798	97,987	67,708	73,829	78,966	81,904	88,807	111,700
Loss from operations	$(38,081)	$(81,525)	$(41,505)	$(43,526)	$(43,516)	$(38,787)	$(43,988)	$(61,048)
Other Financial Data:
Non-GAAP operating loss	$(31,006)	$(36,963)	$(32,736)	$(36,887)	$(36,968)	$(32,264)	$(37,726)	$(33,373)
___________

(1)	Amounts include stock‑based compensation expense as follows:

	Three Months Ended
	4/30/2015	7/31/2015	10/31/2015	1/31/2016	4/30/2016	7/31/2016	10/31/2016	1/31/2017
	(in thousands)
Cost of revenue – subscription	$287	$2,279	$442	$355	$334	$374	$343	$375
Cost of revenue – services	437	2,963	462	439	474	457	432	440
Research and development	1,820	17,838	1,822	1,568	1,555	1,458	1,313	1,280
Sales and marketing	1,987	12,247	3,286	1,667	1,559	1,474	1,463	1,261
General and administrative	1,663	8,377	1,899	1,752	1,741	1,815	1,766	1,800
Total stock‑based compensation expense	$6,194	$43,704	$7,911	$5,781	$5,663	$5,578	$5,317	$5,156

(2)	Amounts include amortization of acquired intangible assets as follows:

	Three Months Ended
	4/30/2015	7/31/2015	10/31/2015	1/31/2016	4/30/2016	7/31/2016	10/31/2016	1/31/2017
	(in thousands)
Cost of revenue – subscription	451	427	427	427	455	514	514	514
Sales and marketing	430	431	431	431	430	431	431	431
Total amortization of acquired intangible assets	$881	$858	$858	$858	$885	$945	$945	$945

(3)
In January 2017, we donated 1,175,063 shares of common stock to the Cloudera Foundation, with the approval of the board of directors. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recognized in general and administrative expense for the three months ended January 31, 2017, see Note 12 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

The following table provides a reconciliation of loss from operations to non‑GAAP operating loss:

	Three Months Ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017
	(in thousands)
Loss from operations	$(38,081)	$(81,525)	$(41,505)	$(43,526)	$(43,516)	$(38,787)	$(43,988)	$(61,048)
Stock-based compensation expense	6,194	43,704	7,911	5,781	5,663	5,578	5,317	5,156
Amortization of acquired intangible assets	881	858	858	858	885	945	945	945
Donation of common stock to the Cloudera Foundation	—	—	—	—	—	—	—	21,574
Non-GAAP operating loss	$(31,006)	$(36,963)	$(32,736)	$(36,887)	$(36,968)	$(32,264)	$(37,726)	$(33,373)

The following table sets forth selected consolidated statements of operations data for each of the periods indicated as a percentage of total revenue:

	Three Months Ended
Consolidated Statements of Operations:	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017
Revenue:
Subscription	69%	72%	72%	73%	72%	79%	78%	77%
Services	31	28	28	27	28	21	22	23
Total revenue	100	100	100	100	100	100	100	100
Cost of revenue(1) (2) (3):
Subscription	18	23	17	17	16	15	15	14
Services	29	34	23	23	21	18	18	16
Total cost of revenue	47	57	40	40	37	33	33	30
Gross profit	53	43	60	60	63	67	67	70
Operating expenses(1) (2) (3):
Research and development	56	98	49	42	43	41	39	35
Sales and marketing	90	121	91	89	82	73	80	76
General and administrative	19	37	15	15	15	13	13	42
Total operating expenses	165	256	155	146	140	127	132	153
Loss from operations	(113)%	(213)%	(95)%	(86)%	(77)%	(60)%	(65)%	(84)%
Other Financial Data:
Non-GAAP operating loss	(92)%	(97)%	(75)%	(73)%	(65)%	(50)%	(56)%	(46)%
___________

(1)	Amounts include stock‑based compensation expense as a percentage of total revenue as follows:

	Three Months Ended
	4/30/2015	7/31/2015	10/31/2015	1/31/2016	4/30/2016	7/31/2016	10/31/2016	1/31/2017
Cost of revenue – subscription	1%	6%	1%	1%	—%	1%	1%	1%
Cost of revenue – services	1	8	1	1	1	1	1	1
Research and development	5	46	4	3	3	2	2	2
Sales and marketing	6	32	8	3	3	2	2	1
General and administrative	5	22	4	3	3	3	2	2
Total stock‑based compensation expense	18%	114%	18%	11%	10%	9%	8%	7%

(2)	Amounts include amortization of acquired intangible assets as a percentage of total revenue as follows:

	Three Months Ended
	4/30/2015	7/31/2015	10/31/2015	1/31/2016	4/30/2016	7/31/2016	10/31/2016	1/31/2017
Cost of revenue – subscription	2%	1%	1%	1%	1%	1%	1%	1%
Sales and marketing	1	1	1	1	1	—	—	—
Total amortization of acquired intangible assets	3%	2%	2%	2%	2%	1%	1%	1%

(3)	As a percentage of revenue, the non‑cash expense recognized for the donation of common stock to the Cloudera Foundation in the three months ended January 31, 2017 was 29%.
Quarterly Trends in Revenue
Quarterly subscription and services revenue each increased sequentially each quarter, except for services revenue during the three months ended July 31, 2016. The increases were primarily due to volume driven increases in subscription sales to new and existing customers including an increase in the number of Global 8000 customers. The decrease in services revenue during the three months ended July 31, 2016 was mainly due to the attainment of a milestone for a large services project in the previous quarter.
Quarterly Trends in Cost of Revenue
Cost of revenue increased sequentially each quarter, except cost of revenue for the three months ended July 31, 2015 was higher than most other periods presented due to $4.5 million of stock‑based compensation expense related to the tender offer in July 2015 and cost of revenue for the three months ended October 31, 2016 was slightly higher due to expenses associated with sending service employees to our largest user conference, Strata Data Conference, during the third quarter of fiscal 2017. Other quarter-over-quarter increases were primarily due to an increase in salaries and benefits as a result of headcount growth to support increases in new customers and the expansion of our relationship with existing customers.
Quarterly Trends in Operating Expenses
Operating expenses increased sequentially each quarter generally, except operating expenses for the three months ended July 31, 2015 were higher than most other periods presented due to $31.8 million of stock‑based compensation expense related to the tender offer in July 2015. The decrease in research and development expenses for the three months ended October 31, 2016 was mainly due to a reduction in cloud computing costs. The slight decrease in research and development expenses for the three months ended January 31, 2017 was due to expenses associated with an internal conference for research and development employees that occurred during the previous quarter. Other quarter-over-quarter increases were primarily due to an increase in salaries and benefits as a result of an increase in headcount to support our overall growth and an increase in sales and marketing initiatives.
Net Expansion Rate
We review our net expansion rate to evaluate and measure our customer relationships. The following table sets forth our net expansion rate as of the end of each of the last eight fiscal quarters:

	As of
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017
Net expansion rate	146%	146%	134%	130%	134%	137%	143%	143%

Our quarterly net subscription revenue expansion rate equals:

•	the subscription revenue in a given quarter from end user customers that had subscription revenue in the same quarter of the prior year, divided by

•	the subscription revenue attributable to that same group of customers in that prior quarter.
Our net expansion rate equals the simple arithmetic average of our quarterly net subscription revenue expansion rate for the four quarters ending with the most recently completed fiscal quarter. We have excluded Intel from our calculation of net expansion rate, as it is a related party. Our experience has been that net expansion rates are generally consistent across customer cohorts, irrespective of the age of the cohort.
Liquidity and Capital Resources
As of January 31, 2017, our principal sources of liquidity were cash, cash equivalents and marketable securities totaling $255.7 million which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds and our marketable securities are comprised of asset‑backed securities, corporate notes and obligations, municipal securities, certificates of deposit and U.S. treasury securities. To date, our principal sources of liquidity have been the net proceeds we received through private sales of equity securities, as well as payments received from customers for our subscriptions and services.
We believe our existing liquidity will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our net expansion rate, the timing and extent of spending on research and development efforts, the expansion of sales and marketing activities, the continuing market acceptance of our subscriptions and services and ongoing investments to support the growth of our business. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies and intellectual property rights. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could contain operating and financing covenants that would restrict our operations. Additional funds may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, or at all, we may not be able to adequately fund our business plans and it could have a negative effect on our operating cash flows and financial condition.
The following table summarizes our cash flows for the periods indicated:

	Year Ended January 31,
	2016	2017
	(in thousands)
Cash used in operating activities	$(90,497)	$(116,561)
Cash provided by (used in) investing activities	(242,682)	168,586
Cash provided by financing activities	9,663	1,538
Effect of exchange rate changes	(334)	75
Net increase (decrease) in cash, cash equivalents and restricted cash	$(323,850)	$53,638
Cash Used in Operating Activities
During the year ended January 31, 2017, cash used in operating activities was $116.6 million which was due to a net loss of $187.3 million partially offset by non‑cash adjustments of $56.3 million and an increase from net change in operating assets and liabilities of $14.5 million. Non‑cash adjustments consisted of $10.1 million of depreciation and amortization, $21.7 million of stock‑based compensation, $21.6 million of expense for the donation of common stock to the Cloudera Foundation and $2.9 million in accretion and amortization of marketable securities. The net change in operating assets and liabilities was due to an increase in deferred revenue of $59.2 million due to the timing of amounts billed to or collected from customers, provided the related subscription and services has commenced, in advance of revenue recognition, an increase in accounts payable and accrued expenses and other liabilities of $0.6 million due to growth in operations and timing of payments to vendors, an increase in accrued compensation of $11.2 million due to an increase in headcount, offset by an increase in prepaid expenses and other assets of $3.3 million and an increase in accounts receivable of $52.1 million due to the timing of invoicing compared to the receipt of cash from customers.
During the year ended January 31, 2016, cash used in operating activities was $90.5 million which was due to a net loss of $203.1 million partially offset by non‑cash adjustments of $75.8 million and an increase from net change in operating assets and liabilities of $36.9 million. Non‑cash adjustments consisted of $8.6 million of depreciation and amortization, $63.6 million of stock‑based compensation and $3.6 million in accretion and amortization of marketable securities. The net change in operating assets and liabilities was due to an increase in deferred revenue of $42.1 million due to the receipt of cash from customers in advance of revenue recognition, an increase in accounts payable and accrued expenses and other liabilities of $6.2 million due to growth in operations and timing of payments to vendors, an increase in accrued compensation of $9.4 million due to an increase in headcount, partially offset by an increase in accounts receivable of $19.0 million due to the timing of invoicing compared to the receipt of cash from customers, and an increase of $1.8 million in prepaid expenses and other assets.
Cash Provided by (Used in) Investing Activities
During the year ended January 31, 2017, cash provided by investing activities was $168.6 million which was due to sales and maturities of marketable securities of $282.4 million, partially offset by purchases of marketable securities of $103.8 million, capital expenditures for the purchase of property and equipment of $7.4 million and cash used in business combinations, net of cash acquired, of $2.7 million.
During the year ended January 31, 2016, cash used in investing activities was $242.7 million which was due to purchases of marketable securities of $411.5 million, cash used in business combinations, net of cash acquired, of $8.9 million, purchases of property and equipment of $5.5 million, partially offset by sales and maturities of marketable securities of $183.3 million.
Cash Provided by Financing Activities
During the year ended January 31, 2017, cash provided by financing activities was $1.5 million which was due to proceeds from the issuance of common stock upon exercise of stock options of $3.6 million, offset by payment of deferred offering costs of $2.1 million.
During the year ended January 31, 2016, cash provided by financing activities was $9.7 million which was due to net proceeds of $10.9 million from the exercise of stock options, offset by $1.2 million in payments for net share settlement of RSUs related to employee taxes.
Off‑Balance Sheet Arrangements
Through January 31, 2017, we have not entered into any off‑balance sheet arrangements and do not have any holdings in variable interest entities.

Contractual Obligations and Commitments
The following table summarizes our non‑cancelable contractual obligations as of January 31, 2017:

	Payments Due By Period
	Total	Less than 1 Year	1‑2 Years	3‑5 Years	More than 5 Years
	(in thousands)
Operating leases (1)	$266,020	$11,842	$56,654	$54,558	$142,966
Total contractual obligations	$266,020	$11,842	$56,654	$54,558	$142,966
___________

(1)
We lease our facilities under long‑term operating leases, which expire at various dates through 2027. The lease agreements frequently include provisions which require us to pay taxes, insurance, or maintenance costs.

In September 2016, we entered into a new non‑cancelable operating lease agreement to rent office space in Palo Alto, California. The lease has a 125‑month term (which includes five months of free rent), commences in July 2017 and ends in November 2027 with an option to renew for an additional 84 months. Total minimum lease payments under the lease agreement, included in the table above, are $227.1 million, of which $1.8 million was required to be paid upon execution. Concurrent with this lease agreement, we entered into a non‑cancelable sublease agreement to sublet a portion of this office space for a five‑year term commencing in July 2017. Rental proceeds under this sublease are expected to be $5.3 million in fiscal 2018, $9.3 million in fiscal 2019, $9.6 million in fiscal 2020, $9.8 million in fiscal 2021, $10.1 million in fiscal 2022 and $4.3 million thereafter. As of January 31, 2016 and January 31, 2017, we had an aggregate of $2.5 million and $16.8 million, respectively, in letters of credit outstanding in favor of certain landlords for office space. These letters of credit renew annually and expire at various dates through 2027.
Deferred Revenue and Unbilled Deferred Revenue
Our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenue as of the end of a reporting period.
Unbilled deferred revenue represents future non‑cancelable customer commitments under our subscription agreements that have not been invoiced and, accordingly, are not recorded in deferred revenue. For our annual or multiple‑year subscription contracts we typically invoice an initial annual amount at contract signing followed by subsequent annual invoices over the contract term. Until these amounts are invoiced, they are not recorded in revenue, deferred revenue, accounts receivable or elsewhere in our consolidated financial statements, and are considered by us to be unbilled deferred revenue. We expect unbilled deferred revenue to fluctuate from period to period for several reasons, including the timing and duration of customer contracts, varying billing cycles and the timing and duration of customer renewals. Unbilled deferred revenue does not include minimum revenue commitments from resellers as we recognize revenue and deferred revenue upon sell‑through to an end user customer.
Our total deferred revenue and unbilled deferred subscription revenue as of January 31, 2017 was $378.3 million.
Quantitative and Qualitative Disclosures about Market Risk
We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these markets risks is described below.

Interest Rate Risk
Our primary exposure to market risk relates to interest rate changes. We had cash and cash equivalents and marketable securities totaling $255.7 million as of January 31, 2017, which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds and our marketable securities are comprised of asset‑backed securities, corporate notes and obligations, municipal securities, certificates of deposit and U.S. treasury securities. Our investments are made for capital preservation purposes. We do not hold or issue financial instruments for trading or speculative purposes. A hypothetical 100 basis point change in interest rates would change the fair value of our investments in marketable securities by $1.8 million.
Foreign Currency Risk
Our revenue and expenses are primarily denominated in U.S. dollars. For our non‑U.S. operations, the majority of our revenue and expenses are denominated in other currencies such as Euro, British Pound Sterling, Australian Dollar and Chinese Yuan. For the year ended January 31, 2017, approximately 10% of our revenue and approximately 17% of aggregate cost of sales and operating expenses were generated in currencies other than U.S. dollars.
For the year ended January 31, 2017, we recorded a loss on foreign exchange transactions of $0.7 million. To date, we have not had a formal hedging program with respect to foreign currency, but we may do so in the future if our exposure to foreign currency should become more significant. A 10% increase or decrease in current exchange rates would not have a material effect on our financial results.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material. We believe that our significant accounting policies, which are discussed in Note 2 to our consolidated financial statements, and the accounting policies discussed below, involve a greater degree of complexity, involving management’s judgments and estimates. Accordingly, these are the policies we believe are critical to understanding our financial condition and historical and future results of operations.
Revenue Recognition
We generate revenue from subscriptions and services. Subscription arrangements are typically one to three years in length but may be up to seven years in limited cases. Arrangements with our customers typically do not include general rights of return. Incremental direct costs incurred related to the acquisition or origination of a customer contract are expensed as incurred.
Revenue recognition commences when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collection is probable.
Subscription revenue
Subscription revenue relates to term (or time‑based) subscription agreements for both open source and proprietary software. Subscriptions include internet, email and phone support, bug fixes, and the right to receive unspecified software updates and upgrades released when and if available during the subscription term. Revenue for subscription arrangements is recognized ratably over the contractual term of the arrangement beginning on the date access to the subscription is made available to the customer.

Services revenue
Services revenue relates to professional services for the implementation and use of our subscriptions, training and education services and related reimbursable travel costs.
For time and materials and fixed fee arrangements, revenue is recognized as the services are performed or upon acceptance, if applicable. For milestone‑based arrangements, revenue is recognized upon acceptance or subsequent to completion and upon the lapse of any acceptance period.
Revenue for training and education services is recognized upon delivery except for On‑Demand Training, which is recognized ratably over the contractual term.
Multiple‑element arrangements
Arrangements with our customers generally include multiple elements (e.g., subscription and services). We allocate revenue to each element of the arrangement based on vendor‑specific objective evidence of each element’s fair value (VSOE) when we can demonstrate sufficient evidence of the fair value. VSOE for elements of an arrangement is based upon the normal pricing and discounting practices for those elements when sold separately on a stand‑alone basis.
We have established VSOE for some of our services. If VSOE for one or more undelivered elements does not exist, revenue recognition does not commence until delivery of both the subscription and services have commenced, or when VSOE of the undelivered elements has been established. Once revenue recognition commences, revenue for the arrangement is recognized ratably over the longest service period in the arrangement.
Reseller arrangements
We also recognize subscription revenue for sales through resellers or other indirect sales channels. Subscription revenue from these sales is generally recognized upon sell‑through to an end user customer. Subscription revenue from these sales does not commence until cash is collected where payments to us are believed to be contingent upon payment by the end user to the reseller.
Deferred revenue
Deferred revenue consists of amounts billed to or collected from customers under a binding agreement provided delivery of the related subscription and services has commenced.
Business Combinations, Goodwill and Intangible Assets
We allocate the fair value of purchase consideration in a business combination to tangible assets, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, future expected cash flows from acquired customers and acquired technology from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
We assess goodwill for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We test goodwill using the two‑step process. In the first step, we compare the carrying amount of the reporting unit to the fair value based on the fair value of our common stock. If the fair value of the reporting unit exceeds the carrying value, goodwill is not considered impaired and no further testing is required. If the carrying value of the reporting unit exceeds the fair value, goodwill is potentially impaired and the second step of the impairment test must be performed. In the second step, we would compare the implied fair value of the goodwill to its carrying amount to determine the amount of impairment loss, if any.
Acquired finite‑lived intangible assets are amortized over their estimated useful lives. We evaluate the recoverability of our intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the intangible assets are expected to generate. If such review indicates that the carrying amount of our intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any such impairment charge during the periods presented.
Stock‑based Compensation
We recognize stock‑based compensation expense for all stock‑based payments. Employee stock‑based compensation cost is estimated at the grant date based on the fair value of the equity for financial reporting purposes and is recognized as expense, net of estimated forfeitures, over the requisite service period.
We calculate the fair value of options based on the Black‑Scholes option‑pricing model. The Black‑Scholes model requires the use of various assumptions including expected option life and expected stock price volatility. We estimate the expected term for stock options using the simplified method due to the lack of historical exercise activity. The simplified method calculates the expected term as the midpoint between the vesting date and the contractual expiration date of the award. We estimate volatility using volatilities of a group of public companies in a similar industry, stage of life cycle, and size. The interest rate is derived from government bonds with a similar term to the option granted. We have not declared nor do we expect to declare dividends. Therefore, there is no dividend impact on the valuation of options. We use the straight‑line method for employee expense attribution for stock options.
We have granted RSUs to our employees and members of our board of directors under the 2008 Plan. The employee RSUs vest upon the satisfaction of both a service‑based vesting condition and a liquidity event‑related performance vesting condition. The service‑based condition for the majority of these awards is generally satisfied pro‑rata over four years. The liquidity event‑related performance condition will be satisfied upon the occurrence of a qualifying event, or six months following the effective date of this offering. Subsequent to January 31, 2017, a majority of the RSUs outstanding as of January 31, 2017 were modified such that the liquidity‑event related performance condition is satisfied upon the effective date of this offering, rather than six months following this offering; see Note 16 to our consolidated financial statements included elsewhere in this prospectus.
The liquidity event‑related performance condition is viewed as a performance‑based criterion for which the achievement of such liquidity event is not deemed probable for accounting purposes until the event occurs. In the quarter in which such event occurs, we will recognize stock‑based compensation expense using the accelerated attribution method.
Stock‑based compensation expense is recorded based on awards that are ultimately expected to vest, and such expense has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of the actual option forfeitures.
We also record stock‑based compensation expense when a holder of an economic interest in our company purchases shares from an employee for an amount in excess of the fair value of the common stock at the time of the purchase. We recognize any excess value transferred in these transactions as stock‑based compensation expense in the statement of operations.
We estimated the fair value of options and other equity awards granted to nonemployees using the Black‑Scholes method. These awards are subject to periodic re‑measurement over the period during which services are rendered. We recognize the stock‑based compensation expense for non‑employee options and other equity awards over the vesting period using the straight‑line method.

Common Stock Valuations
Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including, but not limited to:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed by third party specialists;

•	rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our business;

•	the lack of marketability of our common stock, and the illiquidity of stock‑based awards involving securities in a private company;

•	recent secondary stock sales;

•	market multiples of comparable publicly‑traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.
We determined the fair value of our common stock for financial reporting purposes, taking into account the factors described above, using a combination of valuation methodologies with varying weighting applied to each methodology. One valuation methodology used was the Probability Weighted Expected Return Method (PWERM) under which the value of our common stock was estimated based upon an analysis of values for the Company assuming an initial public offering as a possible future event. We applied a discount for lack of marketability to account for a lack of access to an active public market.
In addition to the PWERM, we utilized the arm’s‑length transactions of our equity securities in the secondary market and as well as a tender offer completed in fiscal 2016. The weighting used in each period for the secondary transactions for purposes of determining the valuation of our common stock considered factors including the number of shares sold, relationship of the parties involved, timing of the transactions in relation to the valuation date and our financial condition.
Following this offering, it will not be necessary to determine the fair value of our common stock using these valuation approaches as shares of our common stock will be traded in the public market.
Based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of stock options outstanding as of January 31, 2017 was $          million, with $          million related to vested stock options and the aggregate intrinsic value of RSUs outstanding as of January 31, 2017 was $          million.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recent Accounting Pronouncements
Recently Adopted Accounting Standards
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update, or ASU, No. 2015‑17, Balance Sheet Classification of Deferred Taxes, or ASU 2015‑17, which simplifies the presentation of deferred income taxes. ASU 2015‑17 provides presentation requirements to classify deferred tax assets and liabilities as noncurrent in a classified statement of financial position. For public business entities, this standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, this standard is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. We early adopted this standard prospectively in fiscal 2017 which did not have a material impact on our consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016‑18, Statement of Cash Flows (Topic 230): Restricted Cash, or ASU 2016‑18. ASU 2016‑18 requires that the statement of cash flows explains the change during the period in the total cash, cash equivalents, and restricted cash. For public entities, this standard is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. This standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. We early adopted this standard in fiscal 2017 and have retroactively adjusted the consolidated statements of cash flows for all periods presented.
Recently Issued Accounting Standards
In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606), or ASU 2014‑09, which amended the existing FASB Accounting Standards Codification. ASU 2014‑09 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services and also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted, but may not be adopted by us any earlier than February 1, 2017.
We are currently in the process of assessing the adoption methodology, which allows ASU 2014‑09 to be applied either retrospectively to each prior period presented or with the cumulative effect recognized as of the date of initial application. Our final determination will depend on a number of factors, such as the significance of the impact of the new standard on our financial results, system readiness, including that of software procured from third‑party providers, and our ability to accumulate and analyze the information necessary to assess the impact on prior period financial statements, as necessary.
We are also currently evaluating the impact ASU 2014‑09 will have on our consolidated financial statements. We are in the initial stages of our evaluation of the impact of ASU 2014‑09 on our accounting policies, processes, and system requirements. We have assigned internal resources in addition to engaging third party service providers to assist in the evaluation. While we continue to assess all potential impacts under ASU 2014‑09, there is the potential for significant impacts to the timing of our revenue recognition and contract acquisition costs, such as sales commissions. Accounting for sales commissions under ASU 2014‑09 is different than our current accounting policy which is to expense sales commissions as incurred whereas such costs will be deferred and amortized under ASU

2014‑09. Additionally, we preliminarily believe that the amortization period for such deferred commission costs will be longer than the contract term, as ASU 2014‑09 requires entities to determine whether the costs relate to specific anticipated contracts.
While we continue to assess the potential impacts of ASU 2014‑09, including the areas described above, and anticipate ASU 2014‑09 could have a material impact on our consolidated financial statements, we do not know or cannot reasonably estimate the quantitative impact on our financial statements at this time.
 In February 2016, the FASB issued ASU No. 2016‑02, Leases (Topic 842), or ASU 2016‑02, which requires lessees to record most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016‑02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right‑to‑use asset for the right to use the underlying asset for the lease term. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016‑09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting, or ASU 2016‑09, which simplifies the accounting and reporting of share‑based payment transactions, including adjustments to how excess tax benefits and payments for tax withholdings should be classified and provides the election to eliminate the estimate for forfeitures. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance. We currently plan to early adopt this standard in fiscal 2018 and we do not expect it to have a material impact on our consolidated financial statements.
In June 2016 the FASB issued ASU No. 2016‑13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, or ASU 2016‑13. ASU 2016‑13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2020, including interim periods within that reporting period. Earlier adoption is permitted in our first interim period in fiscal 2020. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016‑15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, or ASU 2016‑15. ASU 2016‑15 identifies how certain cash receipts and cash payments are presented and classified in the Statement of Cash Flows. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. This standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, or ASU 2016-16. ASU 2016-16 requires entities to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted as of the beginning of an annual period. We are currently evaluating the impact that this standard will have on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017‑04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017‑04. ASU 2017‑04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact that this standard will have on our consolidated financial statements.

LETTER FROM OUR FOUNDER
I took my first job at a database company in 1986. For the next couple of decades, I made a decent living, and I liked the work well enough, but nothing very interesting happened. There were no really big new ideas in the field. We’d tighten our code, tune up the user interface, make your transaction processing jobs run a few percent faster a year, but we made no real, fundamental advances. People pretty much ignored me at cocktail parties.
That’s changed. Today, data is being used to solve some of the biggest problems in the world. New approaches to diagnosing and treating cancer are based on sequencing and analyzing genomic data. Terrorists are tracked through analyses of their communications patterns. We’re attacking hunger by analyzing weather and growing conditions, and planting crops that will thrive in the face of a changing climate, to feed a population that will reach nine billion people by 2050. Making autonomous vehicles safe depends on more than good bumpers. It depends on good data.
Those are stories that people want to hear. A product that can do those things attracts and motivates great employees. Building solutions like those, with our partners and our customers, is why, three decades later, my job has gotten so much more interesting.
How we got here
When we started Cloudera in 2008, three important things were happening in technology.
First, there was a huge explosion of data in the world. Everybody sees that now, but then, the term “big data” hadn’t even been coined.
Second, cloud computing was changing the way that people thought about technology infrastructure. Google, Facebook and Yahoo had clouds. Amazon was selling cloud infrastructure – it had launched AWS just two years earlier. Clouds were built from lots of low‑cost, industry‑standard systems, networked together. They looked nothing like the big, expensive computers made by IBM or Sun Microsystems.
Third, Google had built a radical new software platform that let it do things no one else could. Google’s search engine understood not just the content of web pages, but also the structure of the web: the links that connected pages. More importantly, Google was able to see how users responded to search results – which links they clicked on and which they ignored – and to improve its search results automatically from that feedback.
I had been a database guy for more than twenty years at that point. When I figured out what Google had done, I was hooked. The database systems we built in the 1980s and 1990s were aimed at the business problems of those decades. We simply hadn’t imagined a problem as big as the one that Google had solved. Most of my colleagues in the database industry missed the importance of this new platform.
Others, though, were smarter. Internet companies like Facebook and Yahoo, for example, had picked up Google’s work, created an open source version of it, and were using it for more than just web indexing.
Amr, Christophe, Jeff and I realized that something very big was about to happen. Google, Facebook and Yahoo had discovered big data before anyone else, but it was obvious that it was coming to banks, hospitals and other traditional companies. Enterprises had already realized that cloud computing was important. They were rebuilding their data centers to be cloudy. We realized that a once‑in‑a‑generation technology change was underway, and knew that we had a chance to create a company to deliver the modern platform for big data.
It was the era of the cloud, so we started Cloudera.
Open source and innovation
I had been deeply involved in open source for decades – the BSD Unix project at Berkeley, the Postgres and Berkeley DB databases – so I understood the power and value of open source. I had also learned how hard it was to create and sustain a software company on just open source. When all your intellectual property is freely available to all your competitors, it’s hard to hold onto customers. We wanted to build a long‑lasting, independent company. Customers were going to matter.
So, from the beginning, we committed to the open source community. We create and contribute to projects and we work with the global Apache Software community. We complement that, though, with proprietary software aimed at large enterprise requirements. Our hybrid open source software platform preserves the benefits of open source collaboration and innovation, and allows us to defend ourselves from commoditization by big established vendors. Our proprietary IP has given us the differentiation that sets us apart in the market. The revenue we earn gets invested back in innovation, in open source and in our proprietary software.
In this prospectus, we describe the investments we’ve made since our founding. We started with a complicated, batch‑mode platform built by programmers, for programmers. Over the years, Cloudera helped expand the platform to handle more types of data and to take on real‑time workloads. We added features large enterprise customers needed: security, compliance with legal and regulatory requirements, data governance and more. We made it easy to deploy in their own data centers as well as in the cloud. Our platform is now regularly used by business users, not just programmers, to gain greater insights into their customers, products, and operations. Most recently, we’ve added capabilities aimed at bringing the power of machine learning to these same enterprise customers.
Machine learning as a discipline has been around since the 1960s, but had no significant impact for decades. The reason was simple: You need lots of data, and lots of storage and processing, to make it work well. It turns out the same system built for managing big data in the cloud also unlocks the power of machine learning for enterprises.
Our enterprise customers are now rolling out real, meaningful applications that use machine learning in production. Banks are examining transaction flows to spot money laundering and fraud. Fleet operators are monitoring vehicles on the road, spotting equipment problems earlier and pulling trucks in for predictive maintenance before parts fail. Retailers are discovering new market opportunities by monitoring consumer buying patterns.
Cloudera today
Commercial success is great, but I’m also proud to say that we’ve established a philanthropic arm to bring our product and skills to bear on important problems in society. Cloudera Foundation has a substantial endowment in our stock, committed funds from this offering, a share of our profits and the support of our people. We have already collaborated with great organizations on problems like human trafficking and precision medicine that data can help solve, and expect to do much more in the years to come.
In 2008, we saw the confluence of big data and the cloud as a huge opportunity. In 2017, it’s clear that we underestimated it. The cloud is better, faster and much cheaper than it was then. The software is advancing in exciting ways. Adoption is growing quickly: new customers are choosing our platform and existing customers are adding new use cases, deploying more of it. Continued innovation in the software is opening up new ways to attack tough problems.
Mostly, though, there is more data available than ever before. We thought we had big data back then. We were only getting started. New data is coming from trading systems, from jet engines, from diagnostic devices in hospitals, from factory floors, from cars and trucks, from people – from everywhere. That trend is accelerating. Over the last nine years, we have learned that data makes things that are impossible today, possible tomorrow.
The future
As a potential investor in Cloudera, you should understand our philosophy and how we intend to behave as a public company.
As you can see from our history and our success to date, we intend to build a successful long‑term company. We are willing to take risks – embracing new technologies like Apache Spark ahead of the rest of the market, for example – in order to innovate and lead. You should expect us to make significant disruptive technology bets in the future. We will continue to make big changes to our products when it will expand our addressable market.

We have, to date, been able to raise considerable capital on attractive terms. We believe our business plan is fully funded. That strength has allowed us to invest in international expansion, sales headcount, product innovation and acquisitions – areas that have delivered, and that should continue to deliver, substantial returns in the lifetime value of our customers. We are disciplined operators but you should expect us to continue to favor long‑term growth over short‑term results, and to invest when doing so is likely to make us a stronger standalone company, even if that return is years out.
You should, most of all, expect us to be consistent. Our past behavior is a fair indication of how we intend to operate after we enter the public market. We have had considerable success for almost nine years. We look forward to our second decade.

Mike Olson
Co-Founder, Chairman and Chief Strategy Officer

BUSINESS
Overview
Cloudera empowers organizations to become data‑driven enterprises in the newly hyperconnected world. We have developed the leading modern platform for data management, machine learning and advanced analytics. We have achieved this position through extensive collaboration with the global open source community, continuous innovation in data management technologies and by leveraging the latest advances in infrastructure including the public cloud for “big data” applications. Our pioneering hybrid open source software (HOSS) model incorporates the best of open source with our robust proprietary software to form an enterprise‑grade platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost effective solution for transforming their businesses. Our platform enables organizations to use vast amounts of data from a variety of sources, including the Internet of Things (IoT), to better serve and market to their customers, design connected products and services and reduce risk through greater insight from data. A vibrant ecosystem has developed around our platform, and a growing range of applications is being built on it. We believe that our solution is the most widely adopted big data platform.
The world is rapidly becoming interconnected through mobile, social, internet and sensor activity. International Data Corporation (IDC) estimates that by 2020 there will be 30 billion internet‑connected and mobile devices. Additionally, the quantity of information produced per year is expected to grow, with IDC estimating that approximately 440 times more information will be created in 2020 than in 2005. Developers have created data‑intensive applications to take advantage of all of this information. Traditional data management technologies cannot technologically or economically capture this data or support these applications. Enterprises are challenged to manage and use rapidly growing quantities of data of new and varying types. They are also operating in increasingly competitive and demanding regulatory environments. To achieve their business objectives, they must adopt information‑centric strategies and a data‑driven approach to problem solving. Organizations across all industries need to develop the ability to act quickly and cost‑effectively on massive amounts of data in any form from any source to gain insight, to compete effectively and to comply with laws and regulations. They need to manage all available data, wherever it may originate or reside. They need a modern open data architecture built on the latest open source technologies and designed for public cloud infrastructure.
In response, we have created our software platform and pioneered the hybrid open source software model. HOSS combines the best open source software with proprietary software to meet the exacting requirements of large enterprises. By integrating robust proprietary software with our open source platform, built on the leading data management and analytics technologies, we deliver substantially greater value to customers in managing, operating and securing their data and data architectures. Our HOSS model also meaningfully differentiates our solutions from those of our competitors, including open source “free riders” who take from, but do not contribute to, the open source community at large. This differentiation also builds long‑lived customer relationships and generates the revenue to support sustained innovation.
Our scale‑out distributed architecture delivers high performance on inexpensive industry‑standard hardware or cloud infrastructure. We allow enterprises to operate, manage and move workloads across multiple architectures, mixing on‑premises and cloud environments, including all major public cloud infrastructure providers – Amazon Web Services, Microsoft Azure and Google Cloud Platform – as well as managed service providers (MSPs). We also enable enterprises’ “multi‑cloud” strategies, allowing them to move workloads from the data center to the public cloud, among public cloud vendors, and back again, thus avoiding cloud lock‑in. In addition, our customers deploy, configure and monitor all their workloads at scale across these environments from a “single pane of glass.” This flexibility allows customers to constantly determine and implement the most cost‑efficient strategies. As of January 31, 2017, approximately 18% of our Global 8000 customers run our platform in the cloud.
The market for next‑generation data management, machine learning and advanced analytics is large and rapidly growing as the world increasingly connects. Our platform currently addresses three new transformative markets: (i) Dynamic Data Management Systems; (ii) Cognitive/AI Systems and Content Analytics Software; and (iii) Advanced and Predictive Analytics Software. IDC estimates that in aggregate these markets will grow from $8.7 billion in 2015 to $22.1 billion in 2020 at a combined compound annual growth rate of 20.5%. Beyond these new markets, our platform currently addresses and is disrupting traditional markets, including a significant portion of the Relational Database Management Systems and Non‑Relational Database Management Systems markets. Adding together IDC’s estimates of these new and traditional markets, we believe our total addressable opportunity including these additional markets is expected to reach $65.6 billion by 2020.
We offer our software platform on a subscription basis and focus our selling efforts on the largest 8,000 corporate enterprises globally (Global 8000) as well as large public sector organizations. We target these organizations because they capture and manage the majority of the world’s data and operate highly complex IT environments. These organizations are likely to realize the greatest value from our enterprise‑grade platform. We have achieved significant growth and global scale in a relatively short period of time, and as of January 31, 2017, we have approximately 500 Global 8000 customers. For the fiscal years ended January 31, 2015, 2016 and 2017, revenue from our Global 8000 represented 65%, 71% and 73% of total revenue, respectively, based on the current Global 8000 constituents as of November 1, 2016. For fiscal 2015, 2016 and 2017, revenue from our public sector customers (including large public sector customers) represented 11%, 9% and 10% of total revenue, respectively. Our customers continue to expand their usage of our platform. The net expansion rate for our subscription revenue was 143% as of January 31, 2017. A growing, vibrant ecosystem has developed around our platform, and many third‑party developers have primarily standardized on it, building more than 100 industry-specific use cases, or applications, using our proprietary technology. We refer to these as Partner Solutions. As part of this ecosystem, we have developed a strategic partnership with Intel Corporation, or Intel, to optimize our software for use with Intel processors and architecture. As a result of our and Intel’s dedication to this partnership, our platform achieves differentiated performance on Intel architecture today, and is expected to achieve differentiated performance on future Intel platform technologies. We will further expand our customer opportunity through the continued growth in use cases and packaged solutions, the expansion of our partner ecosystem and the proliferation of skills, driven by ease of use and accelerating adoption of the cloud. See “Market, Industry and Other Data” for how we define Global 8000, large public sector organizations and calculate our net expansion rate.
For our fiscal years ended January 31, 2016 and January 31, 2017, our revenue was $166.0 million and $261.0 million, respectively, representing year‑over‑year growth in revenue of 57% for our most recent fiscal year. Over the same period, operating cash outflows increased from $90.5 million to $116.6 million while our net losses were $203.1 million and $187.3 million, respectively, which includes $63.6 million and $21.7 million, respectively, of stock‑based compensation expense, and a non‑cash charge of $21.6 million in connection with the donation of common stock to the Cloudera Foundation for fiscal 2017.
Industry Background
Successful organizations have always collected and analyzed data. They have used it to understand their customers, design and build their products, and address opportunities and manage risk in their businesses.
Today, large organizations are awash in vastly more data than ever before. They collect real‑time and streaming data on events and transactions, social and interaction data about their customers, news and market data about themselves and their competition, and much more. They are also operating in increasingly competitive and demanding regulatory environments. To achieve their business objectives, they must capture, secure, prepare, analyze and act on all of that data quickly.
This flood of data overwhelms data management systems created in earlier decades. Those systems were designed for the data volumes and for the analytical problems of an earlier day. They were never intended to handle the thousand‑fold or greater increase in volume, nor today’s combination and complexity of data and new data types. Those systems predated powerful new analytic techniques such as machine learning and natural language processing.
The first organizations confronted with this combination of volume, complexity and analytic challenges were web‑scale consumer internet companies like Google, Facebook and Yahoo. Those web pioneers created a new software architecture and a collection of open source software projects to solve their data problems. That software was sophisticated and powerful, but demanded exceptional technical and operational skill of its users.

Today, boardrooms, C‑suites and line-of-business leaders across all industries are focused on developing the ability to use vast amounts of data from a variety of sources to better serve customers, design products and services and manage risk. Their organizations need technology that gives them better insights than legacy systems allow. They need new systems to compete effectively and to comply with the laws and regulations that govern them. They need an enterprise‑grade solution to manage and act on all available data, wherever it may originate or reside. They need the power and sophistication of the web‑scale consumer internet leaders, packaged for consumption by ordinary enterprises. Enterprises require a modern data management, machine learning and analytics platform.
Factors affecting the development of next‑generation data management, machine learning and advanced analytics
A modern platform for data management, machine learning and analytics is valuable because more data often yields better answers to hard questions. It enables enterprises to look at problems at much higher resolution. It permits queries to examine not just the last month or quarter, but the last year or decade of customer behavior. Using powerful machine learning algorithms, it can examine historical data and find patterns that more accurately predict future trends. Such a platform allows enterprises to extract more value from their data and effect digital transformation.
The main factors driving complexity and challenges in extracting value from data are:

•
The rise of the interconnected world and the Internet of Things (IoT). An increasingly connected world is accelerating the pace of data generation. More and more data is created from mobile, social and internet connected devices, and business activity is increasingly digitally instrumented. New types of sensors continue to proliferate, and they are usually connected to a network today. As a result, today we have connected homes, connected cars, connected patients, connected machines and connected supply chains that expand the types of data produced, including streaming, image, audio and video. By 2020, IDC estimates that there will be 30 billion internet‑connected and mobile devices.

•
The explosion of new data. Data is created in sharply increasing volumes as enterprises seek to digitally transform. Enterprises are digitalizing an increasing number of business activities to improve and transform operations, functions and processes, producing data at an unprecedented scale. IDC estimates that approximately eight times as much information was created in 2015 than in 2010 and 90 times as much information was created in 2015 than in 2005. This quantity of information is expected to continue to grow, with IDC estimating that approximately 440 times more information will be created in 2020 than in 2005.

•
The proliferation of machine learning and artificial intelligence. To identify trends in historical data and to recognize events in current data and predict them in the future, organizations process large data sets with advanced algorithms that recognize the trends and that improve with experience. This capability is commonly referred to as machine learning. The rise of big data enhances the quality of machine learning algorithms by providing larger, more comprehensive data sets upon which to learn and improve. Greater availability of data, lower compute costs, significant business opportunity and greater operational complexity are increasing the demand for machine learning and artificial intelligence applications. Machine learning and artificial intelligence are being used in a broad and diverse array of applications such as fraud prevention, media placement, crop planting, equipment maintenance, store merchandising and cybersecurity.

•
The modernization of enterprise infrastructure. Organizations are increasingly updating their infrastructure to take advantage of the latest technological developments and meet demands of their executive management, employees and customers. In addition to the regular cycle of new hardware and software purchases in the data center, there are two core trends that large enterprises are embracing today:

–
Open source software. Open source software is playing an increasingly central role in enterprises’ technology architectures. It has proliferated as developers and business owners embrace its distributed and collaborative approach to software development. This approach accelerates innovation available to enterprises, vendors and community participants. Enterprises can quickly advance their infrastructure initiatives through direct contributions or simple modifications to open source projects. In addition, enterprises are especially attracted to open source software as a mechanism for reducing the threat of vendor lock‑in. According to a 2015 market survey by Black Duck Software and North Bridge Venture Partners, more than 78% of enterprises run on open source software.

–
Public cloud infrastructure. Public cloud infrastructure provides the ability to quickly spin systems up and down and to dynamically grow and shrink their processing power. Enticed by this elasticity, as well as flexibility, usage pricing and minimal setup time and costs, organizations of all sizes are increasingly adopting public cloud architectures for storage and computing needs. Public cloud is the fastest growing type of infrastructure today. Maturing public cloud services have equipped today’s business leaders with a range of IT architecture alternatives, enhancing their ability to select the optimal infrastructure for the performance and cost requirements of specific applications or workloads, such as using cloud infrastructure for transient workloads.

Limitations of Legacy Data Management Technology
In prior decades, organizations bought dedicated technology to solve specific data‑related business problems. They used document management systems for storing resumes and contracts, control systems for running factories and relational databases for back‑office reporting and billing. While each of these systems was useful, they were isolated, not integrated. It was difficult or impossible to combine data from these systems for a comprehensive view of the business.
The rapid expansion in the volume and velocity of data generates more dynamic information sets, making these special‑purpose legacy architectures even more expensive and cumbersome to use. Enterprises need systems that operate on all their data. Their analytic requirements demand that they run not only SQL, but also the flexible, iterative algorithms that are the basis for machine learning applications. Furthermore, the proliferation of images, audio, video, geo‑location data, clickstream data and sensor data creates opportunities for new analyses and applications. The siloed systems of the past are incompatible with what today’s organizations need for today’s data: flexibility, scalability, elasticity and agility from a rich collection of integrated analytic capabilities and an open ecosystem.
The Evolution of the Open Source Data Management Ecosystem
Web‑scale consumer internet companies were among the first to encounter the challenge of processing immense volumes of diverse data. With no commercial alternative, these companies created the scalable storage and processing infrastructure that serves as the foundation for the modern data management and analytics platform. In December 2004, Google published a white paper describing its approach for developing such a platform. Independently, two software developers, Doug Cutting and Mike Cafarella, were struggling to build web‑scale systems at the time. Building on the ideas behind Google’s approach, they created the beginning of an open source data storage and processing solution. Cutting named this software “Hadoop,” after a stuffed toy elephant that belonged to his young son.
Cutting and Cafarella hoped to initiate a vibrant open source community around their work, so they donated the code to the Apache Software Foundation in 2005. Now known as “Apache Hadoop,” this software project has spawned a rich ecosystem of open source and proprietary software for next generation data management.
Hadoop was originally designed to provide high performance, low‑cost processing of complex data at scale. It comprised the open source technologies known as HDFS and MapReduce. Since then, an open source data management ecosystem has developed that now comprises more than 40 major projects, including those two original Hadoop projects, as well as Spark, Impala, Kudu and Kafka. As the ecosystem has grown, so have complexity and risk. These projects tackle complementary problems in collecting, processing and analyzing data. Together, they offer unprecedented power and flexibility. Their proliferation, though, increases the challenge for enterprises that need to use them, as they are sometimes overlapping, competing or inconsistent in approach. In addition, some projects may not be enterprise quality or accepted as open source standards. With the consistent and on‑going expansion of the open source data management ecosystem, driven by the rapid innovation of the global open source community, enterprises can spend significant time and resources understanding, deploying and using these technologies.

Requirements of the Modern Data Management and Analytics Platform
Organizations need a modern data platform with:

•
The ability to deploy on‑premises or in the public cloud – or both. Many enterprises have data on‑premises for long‑lived workloads and rely on public cloud infrastructure for transient workloads. As a result, enterprises require a solution that provides the flexibility to store and analyze their data in a mixed infrastructure environment. In addition, enterprises require the ability to run natively on different public cloud platforms, or multi‑cloud capability, so that they can choose among competing public cloud platforms and move workloads among them to avoid cloud lock‑in.

•
Access to the latest open source technologies. Collaborating across borders and company lines, the global open source software community innovates quickly. This innovation can lead to competing software projects, which creates complexity and risk for enterprises that simply want to use the best and most appropriate open source software. Enterprises need a trusted partner to play an active role in the community, contributing significantly to open source development and continuously curating the various projects to create a highly integrated, secure and high‑performance platform.

•
Support for machine learning. Distributed systems together with large amounts of data allow enterprises to use machine learning to understand the past and to predict the future. To perform machine learning, a data platform must support flexible schema and multiple data science languages. It must also support a new class of analytic algorithms as machine learning uses sophisticated algorithms to examine data and to extract patterns. Enterprises require a modern data management and analytics platform that powers the algorithms to apply machine learning to real business problems and real business data.

•	Enterprise-grade performance, features and functionality. Enterprises require a platform suited to operating in highly complex technology, business and regulatory environments, including:

–
Scalability and performance. Legacy data management systems do not meet the performance demands of modern data applications. These systems depend on a single or limited number of expensive, centralized computers to handle storage and processing. Huge quantities of data accessed by many users running a combination of SQL queries, text searches and machine learning technologies can simply overwhelm legacy systems. The modern data platform requires a scale‑out architecture – which combines many small, inexpensive computers and pools their storage and processing power – to meet performance demands.

–
Operate and manage resources across environments at scale. As data and processing needs grow, enterprises require technology that offers visibility across systems and workloads without regard to whether those assets are deployed on‑premises or in the cloud. As enterprise systems scale, centralized monitoring and management in any infrastructure environment becomes critical to data architecture operations, as well as to regulatory and policy compliance.

–
Data security and governance. Data is strategic, and enterprises are retaining more of it for longer – even permanently. A large concentration of data creates unique and significant security concerns. Business policy, legal and regulatory regimes impose rules as to who may use data, for what purposes and how it is safeguarded. Policy setting, enforcement and monitoring for compliance purposes demand data governance technology that reports on usage, tracks data lineage and ensures that enterprises can meet the strict privacy and other controls that apply. To appropriately safeguard data and comply with legal and regulatory requirements, enterprises must ensure proper authentication, authorization and access at every level.

–
Low total cost of ownership. The amount of data available for analysis has grown exponentially, but IT budgets have not. Even if legacy data management technologies could address the challenges of “big data,” they would be cost prohibitive. Enterprises require the ability to manage their data architecture at scale and the flexibility to use the infrastructure that is most cost efficient and appropriate for each use case.

Our Market Opportunity
The market for next‑generation data management, machine learning and advanced analytics is large and rapidly growing as the world increasingly connects. Our platform currently addresses three new transformative markets: (i) Dynamic Data Management Systems; (ii) Cognitive/AI Systems and Content Analytics Software; and (iii) Advanced and Predictive Analytics Software. Technologies within the first market help enterprises capture and manage the increasing volume and complexity of new data. Technologies within the latter two markets help enterprises generate insights and derive value from their data. IDC estimates that in aggregate these markets will grow from $8.7 billion in 2015 to $22.1 billion in 2020 at a combined compound annual growth rate of 20.5%.
Beyond these new markets, our platform currently addresses and is disrupting traditional markets, including a significant portion of the Relational Database Management Systems and Non‑Relational Database Management Systems markets. Technologies within these markets represent traditional systems used by enterprises to manage their data. Adding together IDC’s estimates of these new and traditional markets, we believe our total addressable opportunity including these additional markets is expected to reach $65.6 billion by 2020.
Our Solution
Cloudera empowers organizations to become data‑driven enterprises in the newly hyperconnected world. We have developed the leading modern platform for data management, machine learning and advanced analytics. Building on the approach of web‑scale consumer internet companies, we have collaborated with the global open source community to innovate and deliver our cloud‑native platform. Our scale‑out distributed architecture delivers high performance on inexpensive, industry‑standard hardware or cloud infrastructure. We allow enterprises to operate, manage and move workloads across multiple architectures, mixing on‑premises and cloud environments, including all major public cloud infrastructure providers. We believe that our solution is the most widely adopted big data platform, with a growing range of applications being built on it.
We have pioneered the hybrid open source software development model, or HOSS. Our model is based on active participation and leadership in the open source data management ecosystem and software development process, and utilization of the very best open source technologies. As authors and participants, we contribute new projects and enhance existing projects. We also identify the best projects that are growing in popularity among developers and in adoption by enterprises. This involvement helps us recognize and champion emerging standards, as we did when we led the market by embracing Spark as a complement to the original MapReduce data processing engine.
To deliver the agility and innovation of open source software to our customers, our platform integrates 26 distinct open source projects, 18 of which were created by our engineers. We combine those curated open source projects with our robust proprietary software to form an enterprise‑grade platform. We provide a full and integrated suite of data management, machine learning and advanced analytic capabilities, affording enterprises a single platform that is agile, scalable and cost effective for transforming their businesses.
We believe our approach has a profound impact both on our customers and on the open source community. Our HOSS model delivers substantially greater value to customers in managing, operating and securing their data and data architectures. In addition, our robust proprietary software meaningfully differentiates our solutions from those of our competitors, including open source “free riders” who take from, but do not contribute to, the open source community at large. This differentiation drives the revenue to sustain investment in further innovation in the open source data management ecosystem to address a broadening set of enterprise data needs.
Key Benefits and Differentiators
These are the key benefits and differentiators of our solution:

•
Deployable on‑premises or in the public cloud – or both. With our agnostic approach to infrastructure, enterprises store and analyze their data in the environment that best meets their performance and efficiency goals. Our solution allows enterprises to manage both long‑lived and transient workloads across environments, mixing on‑premises and public cloud infrastructure, including all major public cloud vendors – Amazon Web Services, Microsoft Azure and Google Cloud Platform. We enable enterprises’ multi‑cloud strategies, allowing them to move workloads from the data center to the public cloud, among public cloud vendors, and back again. Customers maintain and control access to their data, and they are better able to obtain attractive terms and avoid cloud vendor lock‑in.

•
Leverages the latest open source innovation. Our platform integrates the latest innovations in open source data management technology. In addition to our contributions to new project innovation and existing project enhancement, we are able to leverage the most significant innovations of the broader global community. For example, we were the first data platform vendor to incorporate Spark, integrating it into our platform in 2013, enhancing batch processing and enabling real‑time, streaming and machine learning workloads. This curation and integration is a continuous commitment as demonstrated by our adoption of projects such as Solr, Kafka, Impala and Kudu. As a result, we serve customers better and capitalize as a business on the latest open source technologies to deliver a highly integrated, secure and high‑performance platform.

•
Enables machine learning. Our platform is uniquely designed to enable the rapidly growing data science community and machine learning applications. Through our integration of Spark and popular data science languages like Python and R, our platform supports batch, real‑time and advanced analytics. We provide the capabilities to reliably run massively iterative algorithms, including machine learning algorithms, over large volumes of data, to support a diverse range of relational and non‑relational schemas and to express analytic workloads in multiple development and data science languages. These capabilities allow enterprises to identify trends in historical data, to recognize events in current or streaming data and to predict events in the future, continuously improving with experience.

•	Delivers enterprise-grade performance, features and functionality. Our platform meets the exacting requirements of large enterprises on-premises and in the public cloud, including:

–
Scalability and high performance. Our distributed architecture allows our customers to easily and inexpensively increase capacity to meet the speed and throughput demands of enterprise applications. Combining many small, inexpensive computers and pooling their storage and processing power in one or more “clusters,” our platform can deliver ten times or greater performance improvements over legacy systems at lower cost. As data volumes or performance requirements increase, adding more capacity or computing power is as simple as adding additional computers to the cluster. Capacity and performance expand linearly with cluster size. With just one installation of our platform, a customer can scale to hundreds of petabytes of data under management.

–
Integrated management at scale and across environments. Our customers can deploy, configure and monitor all their clusters and workloads at scale from a centralized interface across any mix of public cloud or on‑premises environments. We offer configurable monitoring and reporting and intuitive, robust troubleshooting to provide comprehensive management of large, growing data sets and concurrent use cases.

–
Data security and governance. Our platform uses proprietary authentication, network isolation, user‑and role‑based permissions, access logging, auditing, lineage and encryption including sophisticated key management to provide comprehensive, enterprise‑grade data security across the platform. In addition, our platform enables regulatory and industry‑specific compliance through comprehensive data governance, including data discovery, data lineage, metadata tagging and policy enforcement.

–
Low total cost of ownership. Our scale‑out architecture delivers high performance on inexpensive industry‑standard hardware or cloud infrastructure. This architecture allows organizations to gain insights and realize value from data at much lower cost than traditional data management platforms. Our proprietary cloud automation, systems management and data management capabilities reduce the personnel required to operate clusters and workloads while meeting compliance standards. Our platform allows customers to select the infrastructure environment that is most cost‑effective and appropriate for each use case. Additionally, the native security features of our platform require no additional third party licenses, further reducing costs to customers.
Our Strategy
Key elements of our strategy include:

•
Leading cloud innovation for big data. Our original architecture was designed for the cloud. It comprises inexpensive industry standard hardware and scale‑out distributed technology that delivers elasticity, agility and flexibility. We have innovated since our inception using cloud technologies to develop advanced analytic techniques, including machine learning, security, data governance, lineage and compliance. We intend to continue to lead in cloud innovation for big data.

•
Growing our addressable market by expanding the range of applications our platform can support. We intend to continue to develop our platform’s architecture in order to support a wider range of data types, access patterns and use cases. For example, we created Impala to enable high‑performance, self‑serve business intelligence applications. Similarly, we have incorporated Spark into our platform to handle streaming and machine learning, supporting IoT and real‑time data applications. In addition, we partner with select vendors to design solutions that address the needs of industry verticals and specific use cases, which we refer to as Partner Solutions. As of January 31, 2017, there were over 100 Partner Solutions applications delivered by partners using our proprietary technology. This innovation and collaboration grows our available market and allows us to support additional applications and use cases to gain new customers and expand existing customer relationships.

•
Extending our position as the leader in hybrid open source software. We intend to continue to pioneer the HOSS model, innovating in our proprietary software concurrently with our work in open source. We believe that creating differentiation in both dimensions is a significant competitive advantage. We dedicate substantial engineering resources to collaborate with the community in open source software development and innovation. We play a central role in founding and popularizing open source projects that go on to become industry standards. Cloudera engineers have founded 18 open source data management projects, including many of the most commercially significant ones and the original Hadoop technologies. Our HOSS model allows us to deliver more value to our customers, achieve meaningful product differentiation, and make it more difficult for competitors to “free ride” on open source innovation.

•
Continuing to rapidly acquire new customers. We focus our go‑to‑market efforts on large enterprises, primarily the Global 8000, as well as large public sector organizations. We target these organizations because they capture and manage the majority of the world’s data and operate highly complex IT environments. These organizations are likely to realize the greatest value from utilizing our enterprise‑grade platform. As of January 31, 2017, we have penetrated 6% of the Global 8000. Benefiting from accelerating cloud adoption, ease of use and proliferation of “big data” technology skills, over time we will expand our customer focus beyond the Global 8000. We intend to continue our sales and marketing investments to acquire new customers. Furthermore, we are committed to deepening our presence in the 27 countries in which we currently operate and to expanding our international customer base.

•
Accelerating existing customer expansion. Our goal is to enable customers to access all available data and to extract greater value from it. We intend to broaden our relationships with existing customers by helping them solve more problems and providing best‑in‑class support. Our field organization, together with our partner ecosystem, assists our customers in identifying new use cases, modernizing their data architectures and gaining more insight from their data. In addition, as customers’ data grows and more users take advantage of each use case, more computational power and storage (or resource consumption in the cloud) is required, and our economic relationship with each customer expands. Our large and experienced support organization uses the machine learning capabilities of our platform to predict problems before they occur and to proactively help our customers achieve their objectives, driving satisfaction and expanded utilization of our platform.

•
Leveraging our partner ecosystem. Over 2,500 resellers, systems integrators, independent software vendors and platform and cloud providers have registered under our Cloudera Connect partner program to gain access to marketing, sales, training and support resources. In addition, a growing, vibrant ecosystem is developing around our platform, and many third‑party developers have primarily standardized on it in building applications. These partners also enhance our field organization’s efforts across industry verticals and geographies. We intend to maintain strong engagement with our partner ecosystem to gain increased reach and greater distribution of our software, develop new applications, accelerate customer expansion and penetrate new markets.

•
Showcasing a data‑driven business with our own operations. The way we operate our business reflects our belief in the data‑driven enterprise. We use our own platform to capture, process and analyze information across our organization to improve our engineering, sales, support and finance functions.

•
Cultivating a passion for solving the world’s greatest challenges through data. As a global society, we face tremendous challenges. The world’s population will grow significantly over the next thirty years. Billions more of us will need food, clean water and clean energy. Climate change, disease and terrorism threaten global health and welfare. We rely on technology that is subject to sophisticated cyber‑attacks. Data analysis and machine learning are powerful tools for solving all of these problems, and we believe we can make a substantial contribution toward delivering these capabilities. We aim to create a culture and build passion among our employees, our partners and our customers for using data to solve the world’s biggest problems.

Our Platform Editions
We offer subscriptions for five editions of our platform, ranging from Cloudera Essentials to the industry leading Cloudera Enterprise. Other editions are designed to address the most common and critical data challenges enterprises face: Cloudera Data Science for programmatic preparation, predictive modeling and machine learning; Cloudera Real Time for online, streaming and real‑time applications; and Cloudera Analytics for business intelligence and SQL analytics.
Our Technology
We have pioneered the HOSS model, open source software that is combined with proprietary software, for specific applications and to meet enterprise‑grade requirements. By integrating robust proprietary software with our open source platform built on the leading data management, machine learning and advanced analytics technologies such as Hadoop and Spark, we deliver a unique, high‑performance and cost‑effective platform to our customers for managing, analyzing and securing their data.

Differentiated Open Source
Our platform offerings are based on open source components developed in partnership with the broader open source community. Our engineers are actively involved in the development of the open source elements included in our platform and carefully curate which open source projects are integrated into the platform, ensuring interoperability and optimizing performance. The precise composition of the platform in its integrated form is unique to Cloudera and highly differentiated.

•
Integrate. Data comes from an increasing variety of sources in an increasing number of types. Our platform enables customers to capture digital information in any form from any source and collect it however it arrives – streaming continuously or in batches from external databases or other sources – and in any format, whether structured or unstructured. This flexibility provides organizations with the ability to draw insights from all of their data irrespective of volume, form or speed at which it is generated.

•
Store. We deliver storage software technologies that are optimized for a variety of data types, access patterns and performance requirements. These storage engines provide our customers with the scalability and cost efficiency to meet the data and size requirements of both on‑premises and cloud architectures. These storage engines include HDFS, which provides vast scalability, as well as the NoSQL store (HBase) for data requiring more frequent updates. We now also offer an in‑memory columnar relational store (Kudu), technology founded and contributed to the open source community by Cloudera engineers, designed especially for IoT and complex query workloads. For clarity, Cloudera does not provide the underlying storage infrastructure for the data. We rely on hardware partners and we integrate with the object storage services of the major public cloud vendors, such as Amazon’s Simple Storage Service (S3) and Microsoft’s Azure Data Lake Service (ADLS).

•
Unified Services. Our platform provides a unified set of services including resource management and security for enterprise management, scalability and functionality. Our resource management capabilities schedule workloads and optimize the allocation of compute and memory capacity to maximize efficiency in data analysis, allowing customers to extract value faster and at lower cost. Our security framework (Sentry) controls data access down to the table, column or row and is backed by strong, centralized authentication. All data in our platform can be encrypted, and we provide enterprise‑grade key management to protect information without sacrificing functionality or performance.

•
Process, analyze and serve. Our platform is able to process, analyze and consistently deliver data at high levels of performance. By providing high performance per node, our customers can run their applications at higher rates of interactivity and operate at lower cost. We offer fast, flexible batch processing (the Spark,

Hive, Pig and MapReduce projects) as well as rapid querying (Impala) and faceted search (Solr). Our platform also utilizes a variety of data science languages for predictive analysis and machine learning (Spark). Moreover, we offer the ability to analyze streaming data and compare it against reference data to generate insights and responses in real time.
Differentiated Proprietary Software
In addition to the open source elements included in our platform, we develop proprietary, robust systems management, data governance, and cloud automation components to scale, secure and optimize our platform for the enterprise.

•
Operations. Cloudera Manager allows our customers to manage all of their clusters and workloads from a “single pane of glass.” It automates the operational aspects of our platform including patching, updating, upgrading, tuning, reconfiguring, monitoring, alerting and usage reporting. Using Cloudera Manager, customers can easily set up automated deployment of clusters and configurations with the ability to manage multiple development, test and production clusters. We provide complete visibility with advanced monitoring capabilities as well as information on jobs and query performance. Additionally, Cloudera Manager offers a customizable dashboard with the ability to create advanced charts for historical monitoring and custom triggers and thresholds for each customer’s environment. Finally, with comprehensive automation for rolling upgrades and built‑in backup and disaster recovery, Cloudera Manager requires minimal downtime for maintenance.

•
Cloud enablement. Cloudera Director simplifies organizations’ ability to take advantage of public cloud infrastructure for data management, machine learning and advanced analytics and enables mixed architectural environments. Cloudera Director automates and abstracts cluster interactions with cloud infrastructure providers, including Amazon Web Services, Microsoft Azure and Google Cloud Platform, providing cloud automation and orchestration through an intuitive user interface. Using Cloudera Director, customers can create large scale production clusters in the cloud in a matter of minutes. Cloudera Director provides cloud automation for transient workloads (disposable, single‑purpose clusters) and for elastic workloads (long‑lived clusters that grow or shrink over time). Cloudera Director is deeply integrated with our platform and directly linked to Cloudera Manager for a consistent administrative experience.

•
Data management. Our Cloudera Navigator family of components provides a complete data governance system for the data managed in Cloudera clusters, offering critical capabilities such as data discovery, workload migration and optimization, audit, lineage, metadata tagging and data policy automation. This enables enterprises to track, classify and locate data to comply with business governance and compliance rules quickly and easily.

–
Cloudera Navigator Audit and Lineage provides a full auditable history of all data accesses with a unified searchable audit dashboard which, combined with integrated backup and disaster recovery, makes compliance and business continuity easy. It allows customers to find key data assets when needed and to satisfy the demands of business policy and regulatory oversight.

–
Cloudera Navigator Optimizer analyzes the SQL queries that customers use, whether against traditional enterprise data warehouses or their Cloudera installation. It deduces the structures and schema of data managed by the system and can offer advice to database administrators for optimizing data layout in order to improve system performance. Most importantly, it simplifies the migration of traditional relational workloads from legacy systems to our platform so that customers can determine the optimal technology to run queries and store data to reduce costs and improve performance.

–
Cloudera Navigator Encrypt and Key Trustee are two complementary, and essential, components of our security capability. Our encryption technology allows customers to set and enforce the policies governing data encryption in the system. It uses the native capabilities of the Intel Architecture systems that our customers use, when available, to perform strong encryption of data at very low overhead. Our key management functionality keeps the encryption keys physically remote from the encrypted data, minimizing the chance that a systems breach could capture both. It allows an administrator to easily grant and revoke key privileges for any user and to enforce security discipline.
Our research and development expenses for fiscal 2015, 2016 and 2017 were $66.4 million, $99.3 million and $102.3 million, respectively.
Customer Support, Services and Education
We have built a company culture that focuses on consistently delivering value for our customers and ensuring their success and satisfaction. We deliver exceptional support, professional services and training to ensure our customers get the most out of our technology. We offer technical assistance through our large and experienced global support organization. Built on powerful predictive analytics using our own technology, we proactively monitor our customers’ platforms to prevent issues before they arise, avoid common cluster misconfigurations, and suggest optimization based on similar cases at other customers. Our predictive analytics allow us to proactively initiate a substantial fraction of our support engagements for customers, before they realize that they have a problem themselves.
In addition, our teams of experienced solution architects, business value consultants and training professionals are designed to enhance the customer experience with personalized assistance, from implementation and best practices to education and online training. We believe that we can further advance the community’s goals through education. In addition to offering online training, we have trained over 39,000 individuals in person through January 31, 2017. Through the Cloudera Academic Program, we provide access to curriculum, software and training to colleges and universities to accelerate the adoption of the platform. We believe we are the leading modern data management educator.
Customers
We focus on the largest 8,000 corporate enterprises globally (Global 8000) as well as large public sector organizations because these organizations capture and manage the vast majority of the world’s data and operate highly complex IT environments. These organizations are likely to realize the greatest value from utilizing our enterprise‑grade platform. Large enterprises are rapidly adopting our platform. As of January 31, 2017, we had more than 1,000 customers, including approximately 500 Global 8000 customers in more than 45 countries, as well as the governments of 29 countries. We have already achieved significant penetration of the largest enterprises. As of January 31, 2017, our customers included:

•	7 of the top 10 largest banks,

•	8 of the top 10 largest technology companies,

•	9 of the top 10 largest telecommunication companies, and

•	6 of the top 10 largest healthcare and life sciences companies, in each case, based on the FORBES Global 2000 ranking. See “Market, Industry and Other Data—Global 8000.”
For purposes of defining the Global 8000, the top 2,000 enterprises in the Global 8000 are based on the FORBES Global 2000 ranking and the remainder is based on entities listed in Data.com as having the highest annual revenue, excluding those that are listed in the FORBES Global 2000.
For purposes of customer count, a Global 8000 customer is defined as an entity with a unique FORBES Global 2000 or Data.com identifier and quarterly subscription revenue as of the measurement date. We make exceptions for holding companies and other organizations for which the FORBES Global 2000 or Data.com identifier in our judgment does not accurately represent the Cloudera customer. Our customer count is subject to adjustments for acquisitions, spin‑offs and other market activity. Where these adjustments occur, previously disclosed numbers of customers are restated to allow for comparability. See “Market, Industry and Other Data—Global 8000.”

No individual customer represented more than 10% of revenue in the fiscal years ended January 31, 2016 or 2017.
Customer Case Studies
BT Group
Situation: BT Group plc, or BT, is a multinational telecommunications provider that operates in 180 countries. It has more than $25 billion in annual revenue, 100,000 employees, and three million business customers. It also has nearly 2,000 disparate operational databases and some of the world's largest data warehouses. To obtain necessary information on BT’s millions of customers required daily access to nearly one billion records and took approximately 24 hours to complete. BT considered a new relational database strategy but the velocity of the data to be processed and analyzed would have overwhelmed such systems, requiring BT to evaluate next‑generation data management and advanced analytics technologies.
Solution and Benefits: BT selected Cloudera for our platform’s high‑performance, enterprise‑grade security and stability. We provided a big data solution capable of analyzing real‑time, streaming data that replaced daily batch processing routines. Cloudera Enterprise Data Hub satisfied BT’s specific requirements in terms of cost‑effectiveness, performance and scalability. After experiencing the initial benefits of our platform, BT expanded its business use cases to include network analytics, television customer experience and nuisance call prediction initiatives. BT has an ongoing strategy to expand its Cloudera use for IoT (including fleet analytics) and data monetization use cases. BT has reported the following benefits from its use of our platform since May 2015:

•	upon implementation, process approximately five times the customer data in 1/3rd the time‑delivering faster customer insights and reducing costs;

•	improve broadband performance and competitive differentiation through cutting‑edge network analytics; and

•	inform multimillion‑dollar infrastructure decision‑making through advanced analytics enabled by our platform.
Citigroup Global Markets
Situation: Citi is one of the world’s largest global financial institutions with $69 billion in annual revenue and 219,000 employees. Citi’s existing infrastructure held siloed data and did not provide the desired stability and elasticity. Citi launched a new initiative to transform business data into a strategic enterprise asset across the company. Citi sought to create a centralized, shared platform for enterprise‑wide data and analytics.
Solution and Benefits: Citi implemented our platform to support the its Big Data Analytics Platform in 2013. The initial 50 node North American deployment has grown to over 4,000 nodes globally, an 80x increase. As the scalability, manageability and functionality benefits of our platform have been realized, Citi has expanded to 35 projects incorporating our proprietary technology. Specific advanced analytics and mission critical use cases include: anti‑money laundering, digital marketing, fraud detection and client prospecting and development among others. Citi has reported the following benefits from its use of our platform since 2013:

•	improved data processing speed and ingest new forms of data on a common architecture and operating model;

•	simplified and centralized data management by eliminating data siloes; and

•	decreased data management costs.

Experian
Situation: Experian plc, or Experian, is the world’s leading global information services company with more than 17,000 employees in 37 countries. Experian is investing in new technologies, talented people and innovation to help clients maximize every opportunity. Experian helps individuals to take financial control and access financial services, businesses to make smarter decisions and thrive, lenders to lend more responsibly, and organizations to prevent identity fraud and crime.
Solution and Benefits: Experian implemented Cloudera Enterprise Data Hub across its Credit Information Services, Decision Analytics, Marketing Services and Business Information Services business lines to enable a variety of use cases, such as improving credit analysis, and advanced delivery capabilities to serve its financial clients. We delivered data from the Experian Analytical Sandbox to give data scientists the agility to build analytical models to solve for their specific financial issues within their business. Experian has reported the following benefits since implementing our platform in 2012:

•	accelerate processing performance;

•	meet client service‑level agreements with availability and reliability; and

•	reduce machine learning and advanced analytics processing time for credit analysis.
Navistar International
Situation: Navistar International Corporation, or Navistar, is a leading manufacturer of commercial trucks, buses, defense vehicles and engines with more than $8 billion in annual revenue and over 12,000 employees. Reducing vehicle maintenance costs and downtime is a top priority for Navistar and its customers. When Navistar sought to use vehicle sensor (IoT) data for this purpose, it was challenged to load and analyze the large volumes of data generated by more than 20 telematics service providers.
Solution and Benefits: Navistar selected Cloudera Enterprise Data Hub to collect, store, analyze and predict outcomes based on vehicle sensor and other data. Built on our platform, Navistar’s OnCommand Connection is a one‑of‑a‑kind system for collecting telematics and geolocation data from more than 250,000 vehicles. The system integrates this vehicle‑level data with meteorological, geographical, engineering, vehicle usage, traffic, warranty, service and inventory data to manage fleet assets, reduce downtime and lower costs. Navistar has reported the following benefits from its use of our platform since February 2015:

•	improved performance and reliability by delivering real‑time visibility across more than 250,000 vehicles;

•	reduced both maintenance costs and vehicle downtime by approximately 40% since implementing Cloudera; and

•	created a single view of information sourced from more than 20 telematics service providers regardless of vehicle manufacturer.
Sales and Marketing
We primarily sell through our direct sales force, which is comprised of field and inside sales personnel and are organized by enterprise size and geography.
Our sales force is supported by sales engineers with deep technical expertise and responsibility for pre‑sales technical support, solutions engineering for our end‑customers, and technical training for our channel and strategic partners.
We generate customer leads, accelerate sales opportunities, and build brand awareness through our marketing programs and through our strategic partner relationships. Our marketing programs target both the C‑suite and the line of business owners, technology professionals and risk professionals, as well as software developers and data scientists. Our principal marketing programs include:

•	webinars, user conferences and events that we sponsor, such as Strata Data Conference;

•	cooperative marketing efforts with partners; and

•	use of our website.
Partners and Strategic Alliances
We believe that strong engagement with our partner ecosystem affords us increased reach and greater distribution of our software, enhancing our field organization’s efforts. We have developed a large partner network in order to facilitate the establishment of industry standards, ensure an open ecosystem for our customers, accelerate the adoption of our platform and extend our sales capabilities and coverage. Over 2,500 vendors – a variety of systems integrators, resellers, software and OEM partners, data systems vendors, and cloud and platform vendors – have registered under our Cloudera Connect partner program to gain access to marketing, sales, training and support resources.
Our partners and strategic alliances include:

•
Systems integrators and resellers. Hundreds of systems integrators offer professional services to create custom solutions built on our platform for their customers across a variety of industry verticals. Resellers offer our platform to their customers in combination with their products. These channel partners create significant leverage for our field sales organization, improving new customer acquisition and existing customer penetration through use case expansion.

•
Software and OEM partners. Our technology partners offer solutions designed to work with or built on our platform. Hundreds of certified solutions have been tested and validated to run on our platform, accelerating adoption of our combined solutions.

•
Data systems vendors. We ensure that our platform is interoperable with a variety of traditional data systems vendors. These integrations provide our customers with access to their data stored in those systems for use in our platform.

•
Platform and cloud vendors. To ensure our customers can run our software in any environment, we nurture relationships with public cloud providers and other enterprise platforms to achieve the highest interoperability across architectures.

Many third‑party developers have primarily standardized on our platform and we work closely with select partners to design solutions that specifically address the needs of certain industry verticals or use cases within those verticals, which we refer to as Partner Solutions. As of January 31, 2017, there were over 100 Partner Solutions applications delivered by partners using our proprietary technology. For example, the Accenture Cyber Intelligence Platform marries advances in chip processor technology with a proprietary combination of artificial intelligence, machine learning and streaming analytics to help organizations identify never before seen, network‑born cybersecurity threats in near real‑time, utilizing our platform.
Intel Strategic Partnership
Intel believes that big data applications will be one of the largest drivers of data center utilization, whether in the cloud, private cloud or traditional data centers in the future. In 2014, in connection with an equity investment in the company, we entered into a strategic collaboration and optimization agreement with Intel. See “Certain Relationships and Related‑Party Transactions.” Consistent with Intel’s data center and IoT technology initiatives, the primary objective of the agreement is to ensure that our solutions deliver optimal performance and security with Intel processors and platform technology. Intel and Cloudera maintain a joint product roadmap, and each company dedicates substantial resources to fulfilling this objective. As a result, our platform achieves differentiated performance on Intel architecture today, and is expected to achieve differentiated performance on future Intel platform technologies immediately upon release to customers. Among many tangible examples of joint development, Intel and Cloudera collaborated on optimized data encryption speed through use of arithmetic acceleration built into the Intel Architecture. Intel and Cloudera also collaborated to develop Spot (incubating project), an open source cybersecurity analytics platform built on open data models that provides advanced threat detection using big data analytics and machine learning.
Competition
We operate in an intensely competitive data management, machine learning and analytics market that is characterized by the constant development of new products and continued innovation, particularly in the open source community. Our main sources of current and potential competition fall into four categories:

•	legacy data management product providers;

•	public cloud providers who include proprietary data management and analytics offerings;

•	strategic and technology partners who may also offer our competitors’ technology or otherwise partner with them; and

•	open source companies, as well as internal IT organizations that provide open source self‑support for their enterprises.
As the market for data management and analytics platforms continues to grow and offerings based on the open source data management ecosystem continue to gain traction, we expect more highly specialized vendors will enter the market or larger competitors will bundle solutions with their products more effectively.
The principal competitive factors in our market include:

•	ability to deploy in a variety of infrastructure environments, including multi‑cloud capability;

•	ability to identify and leverage innovative open source technologies;

•	enablement of machine learning and other advanced technologies;

•	enterprise‑grade performance and features such as scalability, security, cost of ownership and ease of deployment and use of applications;

•	breadth, depth and quality of application functionality;

•	domain expertise and understanding of customer requirements across verticals;

•	ability to innovate and respond to customer needs rapidly;

•	quality and responsiveness of services and support organizations and level of customer satisfaction;

•	brand awareness and reputation;

•	size of customer base and level of user adoption; and

•	ability to integrate with legacy and other enterprise infrastructures and third‑party applications.
We believe that we compete favorably on the basis of these factors. Our ability to remain competitive will largely depend on our ongoing performance in the areas of cloud and integration of open source and advanced technologies.
Intellectual Property
Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions. Moreover, our platform incorporates software components licensed to the general public under open source software licenses such as the Apache 2.0 Software License. We obtain many components from software developed and released by contributors to independent open source components of our platform. Open source licenses grant licensees broad permissions to use, copy, modify and redistribute our platform. As a result, open source development and licensing practices can limit the value of our software copyright assets.
As of January 31, 2017, we had been granted 17 U.S. patents and had 19 U.S. patent applications pending. Our patents expire between 2030 and 2033.We also had 4 issued patents and 8 patent applications pending in foreign jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. To protect our brand, we file trademark registrations in some jurisdictions.
Legal Proceedings
From time to time, we are a party to or act as an indemnitor to our customers or partners on various litigation matters, and we or our customers or partners are subject to claims that arise in the ordinary course of business. In addition, we or our customers or partners have received, and may in the future receive, various types of claims including potential claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, or our customers or partners on indemnity matters, by determining the scope, enforceability and validity of third‑party proprietary rights or to establish our proprietary rights. Further, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on us because of defense costs, potential negative publicity, diversion of management resources and other factors. Accordingly, there can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flows.
Facilities
We currently lease approximately 54,000 square feet of space for our current corporate headquarters in Palo Alto, California under a lease agreement that expires in 2021. Additionally, we have entered into a four‑year sublease agreement with a third party subtenant for approximately 54,000 square feet of this space. This sublease commences in August 2017. We have also entered into a lease for approximately 225,000 square feet of space in Palo Alto, California commencing in July 2017 for our future corporate headquarters. This lease expires in 2027, and we have an option to renew for an additional 84 months. In addition, we entered into a five year sublease agreement with a third party subtenant for approximately 105,000 square feet of this space. This sublease agreement commences in July 2017. We have additional offices in San Francisco, New York City and Austin in the United States and internationally in Budapest, London and Singapore under leases that expire at varying times between 2018 and 2024. We believe that our current facilities are sufficient for our current needs. We intend to add new facilities or expand existing facilities as we add staff or expand our geographic markets, and we believe that suitable additional space will be available as needed to accommodate any such expansion of our organization.
Employees
As of January 31, 2017, we had 1,470 full‑time employees. Of these employees, 1,065 are in the United States and 405 are in our international locations. None of our employees is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages. We consider our relationship with our employees to be good.

Cloudera Foundation
In January 2017, we established the Cloudera Foundation as an independent non‑profit organization and issued 1,175,063 shares of our common stock to it. We will also contribute 1% of the net proceeds of this offering to fund the Cloudera Foundation. We believe that the Cloudera Foundation fosters employee morale, strengthens our community presence and provides increased brand visibility.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of March 31, 2017:

Name	Age	Position(s)
Thomas J. Reilly	54	Chief Executive Officer and Director
Michael A. Olson	54	Chief Strategy Officer and Chairman
Jim Frankola	52	Chief Financial Officer
Martin Cole(1)(2)(3)	60	Director
Kimberly L. Hammonds(2)(3)	49	Director
Ping Li(2)	44	Director
Steve J. Sordello(1)	47	Director
Michael A. Stankey(1)(3)	58	Director
___________

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and governance committee
Executive Officers
Thomas J. Reilly has served as a member of our board of directors and as our Chief Executive Officer since June 2013. Prior to Cloudera, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett‑Packard Company from November 2010 to May 2012. From December 2006 to May 2011, Mr. Reilly served as Chief Executive Officer of ArcSight, Inc., an enterprise security company, which HP acquired in 2010. Prior to ArcSight, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (IBM), a computer technology company, following its acquisition of Trigo Technologies, Inc., a product information company, where Mr. Reilly served as the Chief Executive Officer. Mr. Reilly currently serves on the board of directors of Jive Software, Inc., an enterprise software company, and on the boards of directors of several private companies. He previously served on the boards of directors of ArcSight from June 2008 to October 2010 and of Eloqua, Inc. from June 2012 to February 2013. Mr. Reilly holds a B.S. in mechanical engineering from the University of California, Berkeley. Mr. Reilly was selected to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer, and due to his extensive experience managing technology companies, ranging from start‑up to large public companies.
Michael A. Olson is our co‑founder and has served as the Chairman of our board of directors since April 2009 and as our Chief Strategy Officer since June 2013. Previously, Mr. Olson served as our Chief Executive Officer from August 2008 to June 2013. Prior to Cloudera, from February 2006 to January 2008, Mr. Olson was Vice President of Embedded Technologies at Oracle Corporation, a software and data management developer. Beginning in 1998, Mr. Olson served as Vice President of Sales and Marketing of Sleepycat Software, Inc., a software company, and later served as Chief Executive Officer from 2000 until its acquisition by Oracle in 2006. Mr. Olson holds a B.A. in computer science and M.S. in electrical engineering and computer science from the University of California, Berkeley. Mr. Olson was selected to serve as a member of our board of directors due to the perspective and experience he brings as our co‑founder, Chief Strategy Officer and our former Chief Executive Officer.
Jim Frankola has served as our Chief Financial Officer since October 2012. From June 2010 to September 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc. a data aggregation and data analytics platform company. Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba, Inc., a software and information technology services company. Mr. Frankola has also held various other senior level financial and business management positions at several companies, including IBM and Avery Dennison Corporation. Mr. Frankola holds a B.S. in accounting from Penn State University and an M.B.A. from New York University Stern School of Business and is a Certified Public Accountant.

Non‑Employee Directors
Martin Cole has served as a member of our board of directors since September 2014. Prior to retiring in August 2014, Mr. Cole held various roles at Accenture, a professional services company, where he had worked since 1980. Most recently, Mr. Cole served as the Chief Executive of the Technology Group from 2012 to 2014, Chief Executive of the Communications, Media & Technology Operating Group from 2007 to 2012, Chief Executive of the Government Operating Group from 2004 to 2006, Managing Partner of the Outsourcing and Infrastructure Delivery Group from 2002 to 2004, and Partner in the Outsourcing and Government Practices Group from 1989 to 2002, in addition to numerous other leadership positions during his tenure at Accenture. Mr. Cole currently serves on the boards of directors of the Western Union Company and Western Digital Corporation. Mr. Cole holds a B.A. in liberal arts from Dartmouth College and an M.A. in public affairs from the University of Texas at Austin. Mr. Cole was selected to serve as a member of our board of directors due to his extensive experience as a former executive officer of a multinational management consulting, technology services and outsourcing company and his experience serving on the boards of directors of public companies.
Kimberly L. Hammonds has served as a member of our board of directors since March 2017. Ms. Hammonds is a Member of the Management Board and the Group Chief Operating Officer of Deutsche Bank AG, a global financial services company. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology & Operations in November 2013. Prior to Deutsche Bank, Ms. Hammonds served as the Chief Information Officer of The Boeing Company, a global aerospace company. Before Boeing, Ms. Hammonds held senior management positions at Dell Corporation, a technology company, and Ford Motor Company, a multinational automaker, in product engineering, manufacturing, marketing and information technology. Ms. Hammonds serves on the board of directors of Red Hat, Inc., a software company. Ms. Hammonds has a B.S. in mechanical engineering from the University of Michigan and an M.B.A. from Western Michigan University. Ms. Hammonds was selected to serve on our board of directors due to her experience working with information technology companies.
Ping Li has served as a member of our board of directors since October 2008. Mr. Li is a Partner at Accel, a venture capital firm, where he has worked since 2004. Prior to Accel, Mr. Li was a senior Product Line Manager and Director of Corporate Development at Juniper Networks, Inc. from 2000 to 2004. Mr. Li has also previously worked as a strategy consultant for McKinsey & Company, advising technology clients in their growth strategies, from 1998 to 1999. Mr. Li currently serves on the boards of directors of several private companies, and previously served on the boards of directors of Nimble Storage, Inc., a flash storage solutions company and YuMe, Inc., a video advertising company. Mr. Li holds a A.B. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Li was selected to serve on our board of directors due to his investment experience in the information technology and data storage industries and and his experience serving on the boards of directors of public companies.
Steve J. Sordello has served as a member of our board of directors since September 2014. Mr. Sordello is currently Chief Financial Officer of Linkedin Corporation, a professional social networking platform, where he has worked since July 2007. Prior to Linkedin, Mr. Sordello was Chief Financial Officer of TiVo Corporation, a digital recording company, from August 2006 to July 2007, and served as the Chief Financial Officer of Ask.com (originally known as Ask Jeeves), a web search engine, from May 1999 to October 2005. Mr. Sordello also serves on the board of directors of Atlassian Corporation PLC, an enterprise software company, and as a member of the Board of Trustees at Santa Clara University. Mr. Sordello holds a B.S. in management and an M.B.A. from Santa Clara University. Mr. Sordello was selected to serve as a member of our board of directors due to his operational and financial expertise gained as an executive at several companies.
Michael A. Stankey has served as a member of our board of directors since February 2017. Mr. Stankey is currently the Vice Chairman of Workday, Inc., a cloud‑based enterprise software company, a position he has held since June 2015. He previously served as Workday's President and Chief Operating Officer from September 2009 to June 2015. Prior to Workday, Mr. Stankey was a Partner at Greylock Partners, a venture capital firm, from October 2007 to September 2009. Mr. Stankey also served as the Chairman and Chief Executive Officer of PolyServe, Inc., a storage virtualization software company, from December 2001 until its acquisition by HP in April 2007. From April 1993 to December 2001, Mr. Stankey held a number of senior management positions, including Senior Vice President of North American Sales, at PeopleSoft, Inc., an enterprise software company. Mr. Stankey currently serves on the board of directors of Workday and of Okta, Inc. and of Code42 Software, Inc., a private company. Mr. Stankey holds a B.B.A. from the University of Wisconsin‑Eau Claire. Mr. Stankey was selected to serve on our board of directors due to his experience in the information technology industry and his experience serving on the board of directors of a public company.
Election of Officers
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board Composition
Pursuant to a voting agreement, as amended through March 24, 2014, Messrs. Li, Reilly, and Olson were designated to serve as members of our board of directors. Pursuant to the voting agreement, Mr. Li was selected as the representative of our Series A convertible preferred stock, and Messrs. Reilly and Olson were selected as representatives of our common stock. The voting agreement provided for Intel to designate a director to serve as the representative of our Series F‑1 convertible preferred stock. Kimberly Stevenson, who had served as the representative Series F-1 convertible preferred stock on our board of directors, resigned in February 2017. There is currently no representative of our Series F-1 convertible preferred stock on our board of directors. In September 2014, Messrs. Cole and Sordello were unanimously selected by our board of directors as independent directors. In February 2017, Mr. Stankey was unanimously selected by our board of directors as an independent director, and in March 2017, Ms. Hammonds was unanimously selected by our board of directors as an independent director. Messrs. Cole, Li, Reilly, Olson, Sordello and Stankey and Ms. Hammonds continue to serve on our board of directors and will continue to serve as directors until their resignation or until their successors are duly elected by the holders of our common stock, despite the fact that the voting agreement will terminate upon the completion of this offering. Upon completion of this offering, pursuant to a voting and standstill agreement, dated March 28, 2017, we have agreed that our board of directors will nominate for election a director designated by Intel at each annual meeting of the stockholders at which the term of such designee ends. See “Description of Capital Stock” and “Certain Relationships and Related‑Party Transactions.”
Immediately following the completion of this offering, we will file our restated certificate of incorporation. We anticipate that the restated certificate of incorporation will divide our board of directors into three classes, with staggered three‑year terms:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2018;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2019; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2020.
At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Upon the completion of this offering, the Class I directors will consist of Mr. Cole, Mr. Reilly and Mr. Stankey; the Class II directors will consist of Mr. Olson and Mr. Li; and the Class III directors will consist of Mr. Sordello and Ms. Hammonds. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three‑year terms.
In addition, we intend to restate our bylaws and certificate of incorporation upon the completion of this offering to provide that only the board of directors may fill vacancies, including newly created seats, on the board of directors until the next annual meeting of stockholders, subject to limited exceptions. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one‑third of the total number of directors.

This classification of the board of directors and the provisions described above may have the effect of delaying or preventing changes in our control or management. Our restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of two‑thirds or more of the shares then entitled to vote at an election of our directors. See “Description of Capital Stock—Defensive Measures—Restated Certificate of Incorporation and Restated Bylaw Provisions.”
Board Independence
We have applied to list our common stock on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A‑3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A‑3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C‑1 under the Exchange Act.
Our board of directors has determined that none of the members of our board of directors other than Messrs. Reilly and Olson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors other than Messrs. Reilly and Olson is “independent” as that term is defined under the rules of the New York Stock Exchange.
Lead Director
Our board of directors has appointed Mr. Cole to serve as our Lead Director. As Lead Director, Mr. Cole has the following roles and responsibilities:

•	calling meetings of our independent directors as may be necessary from time to time;

•	presiding executive sessions of our independent directors;

•	advising our Chief Executive Officer, Chairman and other members of senior management on business strategy and leadership development, as appropriate;

•	serving as principal liaison between our independent directors and our Chief Executive Officer and Chairman;

•
discussing any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer or Chairman, and otherwise communicating from time to time with our Chief Executive Officer and Chairman;

•	disseminating information to the rest of our board of directors as appropriate;

•	being available, as appropriate, for communication with stockholders;

•	providing leadership to our board of directors if circumstances arise in which the role of our Chief Executive Officer or Chairman may be, or may be perceived to be, in conflict;

•	reviewing and approving agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our board of directors; and

•
performing other duties as may be, from time to time, set forth in our bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, by our Chief Executive

Officer or by our Chairman.
Our board leadership structure allows us to leverage the experience of our Chief Executive Officer, expertise and long‑term perspective of our Chairman and the independent perspective of our Lead Director. We believe that this structure, combined with our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board of directors.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website, www.cloudera.com. Members serve on these committees until their resignations or until otherwise determined by the board of directors.
Audit Committee
Our audit committee is comprised of Mr. Sordello, who is the chair of the audit committee, Mr. Cole, and Mr. Stankey. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange listing standards and Securities and Exchange Commission (SEC) rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Sordello is an audit committee financial expert within the meaning of Item 407(d) of Regulation S‑K of the Securities Act.
All audit services to be provided to us and all permissible non‑audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors adopted, a charter for our audit committee, which will be posted on our website. Our audit committee, among other things:

•	selects a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year‑end operating results;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and

•	considers the adequacy of our internal accounting controls and audit procedures.
Compensation Committee
Our compensation committee is comprised of Mr. Li, who is the chair of the compensation committee, Mr. Cole and Ms. Hammonds. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. At least two members of this committee are also non‑employee directors, as defined pursuant to Rule 16b‑3 promulgated under the Exchange Act, and each member of this committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
Nominating and Governance Committee
The nominating and governance committee is comprised of Mr. Cole, who is the chair of the nominating and governance committee, Ms. Hammonds and Mr. Stankey. The composition of our nominating governance committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our compensation committee recommended, and our board of directors adopted, a charter for our nominating and governance committee. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition of the board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Code of Ethics
In connection with this offering, our board of directors amended our code of ethics that applies to all of our employees, officers and directors. Following the completion of this offering, the full text of our code of ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, on our website and/or in public filings.
Compensation Committee Interlocks and Insider Participation
Since February 1, 2016, the following members or former members of our board of directors have at one time been members of our compensation committee: Mr. Li, Mr. Cole, Ms. Hammonds and former directors Richard H. Williams and Scott Dietzen. None of them has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.
Director Compensation
Our board of directors has adopted a compensation program with respect to the compensation of our non‑employee directors who are not serving due to an affiliation with our investors. Pursuant to this program, each board member receives annual cash compensation of $35,000, and the lead director receives annual cash compensation of $25,000. Additionally, annual cash compensation for committee membership is as follows:

•	audit committee chair: $20,000;

•	audit committee member: $10,000;

•	compensation committee chair: $15,000;

•	compensation committee member: $7,500;

•	nominating and governance committee chair: $10,000; and

•	nominating and governance committee member: $5,000.
In addition, each new non‑employee director is eligible to receive $450,000 worth of restricted stock units (RSUs), with one‑third of the RSUs vesting on the first annual anniversary of the vesting commencement date and the remaining RSUs vesting quarterly over the subsequent two years, and each continuing director is eligible to receive $230,000 worth of RSUs annually, with all of the units vesting on the first annual anniversary of the vesting commencement date. Upon a change of control of our company, all of unvested equity awards granted to members of our board of directors will immediately vest.
Messrs. Reilly and Olson, our Chief Executive Officer and Chief Strategy Officer, respectively, received no compensation for their service as directors. Mr. Li and Aneel Bhusri, a former director, also received no compensation for their services as directors. Mr. Bhusri and Dr. Dietzen resigned from our board of directors on December 14, 2016.
The following table presents the total compensation for each person who served as a non‑employee member of our board of directors during the year ended January 31, 2017.

Name	Fees Earned or Paid in Cash	RSU Awards(1)	Total
Martin Cole	$ 37,000	$ 241,020	$ 278,010
Scott Dietzen(2)	30,000	476,983(3)	506,983
Steven J. Sordello	50,000	241,020	291,020
Kimberly S. Stevenson(4)	30,000(5)	—(6)	30,000
Richard H. Williams(7)	45,000	241,020	286,020
___________

(1)
The amounts reported in this column represent the aggregate grant date fair value of equity awards granted under our 2008 Equity Incentive Plan to our directors during the year ended January 31, 2017 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 10 to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by our directors from the equity awards.

(2)	Dr. Dietzen resigned from the board of directors on December 14, 2016.

(3)	Includes the incremental fair value of $235,963 associated with the acceleration of vesting of all outstanding RSU awards on December 14, 2016 in connection with Dr. Dietzen’s resignation.

(4)	Ms. Stevenson resigned from the board of directors on February 3, 2017.

(5)	Fee paid to Intel in respect of Ms. Stevenson’s service.

(6)	Ms. Stevenson waived her right to receive any equity compensation in connection with her directorship.

(7)	Mr. Williams resigned from the board of directors on March 23, 2017.

In connection with their appointments to our board, we granted 25,210 RSUs to each of Mr. Stankey and Ms. Hammonds pursuant to our director compensation program.
Our non‑employee directors who received compensation for their services in accordance with the compensation program described above held the following number of stock options and RSUs as of January 31, 2017.

Name	Outstanding RSU Awards	Shares subject to Outstanding Options
Martin Cole	16,830	—
Scott Dietzen	—	164,644
Steven J. Sordello	16,830	—
Kimberly S. Stevenson	—	—
Richard H. Williams	11,205	174,000

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information concerning all plan and non‑plan compensation awarded to, earned by or paid to our Chief Executive Officer and each of our two other most highly compensated officers, whom we collectively refer to as “named executive officers,” during the years ended January 31, 2016 and 2017.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non‑Equity Incentive Plan Compensation	Total
Thomas J. Reilly	2017	$341,667(4)	$—	$4,302,000	$—	$269,167(3)	$4,643,667
Chief Executive Officer	2016	$300,000	$—	$5,520,690	$1,421,330	$138,000(5)	$7,380,020
Jim Frankola	2017	$337,919(6)	$—	$2,516,670	$—	$137,594(3)	$2,854,589
Chief Financial Officer	2016	$268,750(7)	$—	$—	$—	$ 78,000(5)	$346,750
Michael A. Olson	2017	$250,000	$—	$2,151,000	$—	$100,938(3)	$2,401,000
Chief Strategy Officer	2016	$250,000	$—	$—	$—	$ 72,000(5)	$322,000
___________

(1)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units (RSUs) granted under our 2008 Stock Incentive Plan to our named executive officers in fiscal 2016 and fiscal 2017 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 10 to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the stock options granted under our 2008 Stock Incentive Plan to our named executive officers in fiscal 2016 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 10 to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(3)
These amounts reflect bonuses earned by Messrs. Reilly, Frankola and Olson based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $316,667. Mr. Frankola was eligible to earn a target bonus of $161,875. Mr. Olson was eligible to earn a target bonus of $118,750.

(4)	Mr. Reilly’s base salary was increased to $350,000 effective April 1, 2016.

(5)
These amounts reflect bonuses earned by Messrs. Reilly, Frankola and Olson based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $150,000. Mr. Frankola was eligible to earn a target bonus of $84,688. Mr. Olson was eligible to earn a target bonus of $78,125.

(6)	Mr. Frankola’s base salary was increased to $350,000 effective April 1, 2016.

(7)	Mr. Frankola’s base salary was increased to $275,000 effective May 1, 2015.

2017 Outstanding Equity Awards at Year‑End Table
The following table provides information regarding the unexercised stock options and unvested RSUs held by our named executive officers as of January 31, 2017.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares that Have Not Vested(2)	Market Value of Shares that Have Not Vested(3)
Name		Exercisable	Unexercisable
Thomas J. Reilly	6/28/2013(4)	7,335,907	—	$3.21	6/27/2023
	3/26/2015(5)	—	89,000	16.24	3/25/2025
	3/26/2015(6)					207,000	$
	3/17/2016(7)					200,000	$
Jim Frankola	10/9/2012(8)	526,470	—	1.72	10/8/2022
	11/8/2013(9)	54,166	45,834	3.64	11/7/2023
	11/8/2013(10)	29,166	70,834	3.64	11/7/2023
	1/31/2015(11)	—	41,000	16.02	1/30/2025
	1/31/2015(12)					95,000	$
	3/17/2016(13)					117,000	$
Michael A. Olson	3/30/2012(14)	165,300	—	1.68	3/29/2022
	6/28/2013(15)	1,374,999	208,335	3.21	6/27/2023
	1/31/2015(16)	—	41,000	16.02	1/30/2025
	1/31/2015(17)					95,000	$
	3/17/2016(18)					100,000	$
___________

(1)
All of the outstanding equity awards were granted under our 2008 Stock Incentive Plan and are subject to acceleration of vesting as described in “— Termination or Change in Control Arrangements” below.

(2)
The outstanding RSUs were modified as of March 2017. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations‑Significant Impacts of Stock‑based Compensation Expense‑Restricted Stock Units.”

(3)
The market price for our common stock is based on the assumed initial public offering price of our common stock of $         per share, which is the midpoint of the estimated price range on the cover of this prospectus.

(4)	1/4th of the option vested on June 18, 2014 and 1/48th vests monthly thereafter.

(5)	1/24th of the option vests monthly beginning on June 18, 2017.

(6)
Our board of directors approved this award on March 26, 2015. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The vesting commencement date (VCD) for these RSUs is June 15, 2017. The service‑based requirement will be satisfied with respect to 1/8th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Reilly’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based vesting requirement has been satisfied will vest and be settled in shares and 1/8th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary the VCD thereafter.

(7)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service‑based requirement will be satisfied with respect to 1/12th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Reilly’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based vesting requirement has been satisfied will vest and be settled in shares and 1/12th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary the VCD thereafter.

(8)	1/4th of the option vested at October 1, 2013 and an additional 1/48th vested monthly thereafter.

(9)	1/48th of the option vests monthly beginning on December 1, 2014.

(10)	1/48th of the option vests monthly beginning on December 1, 2015.

(11)	1/24th of the option vests monthly beginning on January 1, 2017.

(12)	Our board of directors approved this award on January 31, 2015. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The VCD for these RSUs is December 15, 2016. The service‑based requirement will be satisfied with respect to 1/8th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Frankola’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based vesting requirement has been satisfied will vest and be settled in shares and 1/8th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary of the VCD thereafter.

(13)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2016. The service‑based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Frankola’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based vesting requirement has been satisfied will vest and be settled in shares and 1/16th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary of the VCD thereafter.

(14)	1/4th of the option vested on March 29, 2013 and 1/48th vested monthly thereafter.

(14)	1/48th of the option vests monthly beginning on June 27, 2013.

(16)	1/24th of the option vests monthly beginning on January 1, 2017.

(17)
Our board of directors approved this award on January 31, 2015. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The VCD for these RSUs is December 15, 2016. The service‑based requirement will be satisfied with respect to 1/8th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Olson’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based requirement has been satisfied will vested and be settled in shares and 1/8th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary the VCD thereafter.

(18)
Our board of directors approved this award on March 17, 2016. These RSUs vest and are settled upon the satisfaction of both a service‑based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service‑based requirement will be satisfied with respect to 1/12th of the RSUs on each quarterly anniversary of the VCD. The liquidity event requirement will be satisfied upon Mr. Olson’s continued employment through the effective date of this offering. On that date, those RSUs for which the service‑based requirement has been satisfied will vested and be settled in shares and 1/12th of the RSUs will continue to vest and be settled in shares on each quarterly anniversary the VCD thereafter.

Employment, Severance and Change of Control Arrangements
Offer Letters and Employment Agreements
We have entered into offer letters with Messrs. Reilly and Mr. Olson and an employment agreement with Mr. Frankola. Each of these arrangements provide for at‑will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described in “— Termination or Change in Control Arrangements” below.
Thomas J. Reilly
We entered into an offer letter with Mr. Reilly, our Chief Executive Officer, on May 22, 2013. Pursuant to the offer letter, Mr. Reilly’s initial base salary was established at $300,000 per year. In addition, Mr. Reilly is eligible to receive an annual cash bonus of up to $150,000 based on the achievement of mutually agreed‑upon objectives. On June 28, 2013, in accordance with the terms of his offer letter, Mr. Reilly was granted a stock option to purchase 7,335,907 shares of our common stock at an exercise price of $3.21 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vested with respect to 25% of the shares subject to it on June 18, 2014, and 1/48th of the shares subject to the option vested or, subject to Mr. Reilly’s continued service, will continue to vest ratably on the first day of each monthly anniversary over the following 36 month period.
While Mr. Reilly’s offer letter provides that his employment is at will and may be terminated at any time, with or without cause, his offer letter also provides that he would be entitled to severance benefits in the event we terminate his employment without cause (as defined in the offer letter) or he resigns for good reason (as defined in the offer letter). However, on December 13, 2016, Mr. Reilly entered into a Severance and Change in Control Agreement, which supersedes the severance benefits Mr. Reilly would have otherwise been entitled to receive under his offer letter. The terms of the severance benefits under the Severance and Change in Control Agreement with Mr. Reilly are described in “— Termination or Change in Control Arrangements” below.
Jim Frankola
We entered into an employment agreement with Mr. Frankola, our Chief Financial Officer, on September 10, 2012. Pursuant to the agreement, Mr. Frankola’s initial base salary was established at $250,000 per year. In addition, Mr. Frankola was initially eligible to receive an annual cash bonus of up to $50,000 based on the achievement of certain performance goals, which are set by the board of directors after consulting with Mr. Frankola. On October 9, 2012, in accordance with the terms of his agreement, Mr. Frankola was granted a stock option to purchase 1,026,470 shares of our common stock at an exercise price of $1.72 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vested with respect to 25% of the shares subject to it on October 1, 2013 and 1/48th of the shares subject to the option vested on the first day of each monthly anniversary ratably over the following 36 month period.
While Mr. Frankola’s employment agreement provides that his employment is at will and may be terminated at any time, with or without cause, his employment agreement also provides that he would be entitled to severance benefits in the event his employment is terminated by the Company without cause (as defined in the employment agreement) or he resigns for good reason (as defined in the employment agreement). However, on December 5, 2016, Mr. Frankola entered into a Severance and Change in Control Agreement, which supersedes the severance benefits Mr. Frankola would have otherwise been entitled to receive under his employment agreement. The terms of the severance benefits under the Severance and Change in Control Agreement with Mr. Frankola are described in “— Termination or Change in Control Arrangements” below.
Michael A. Olson
We entered into an offer letter with Mr. Olson, our co‑founder, Chairman and Chief Strategy Officer, in October 2008. Pursuant to the offer letter, Mr. Olson initially served as our President and Chief Executive Officer with an initial base salary to be mutually agreed. On August 22, 2008, pursuant to the terms of his offer letter, Mr. Olson was granted the right to purchase 5,000,000 shares of restricted stock for $0.000025 per share, which was equal to the fair market value of our common stock on the date the shares were granted as determined by our board of directors. This restricted stock award vested with respect to 15% of the shares subject to it on the first day of each monthly anniversary ratably over the following 36 month period.
While Mr. Olson’s offer letter provides that his employment is at will and may be terminated at any time, with or without cause, his offer letter also provides that he would be entitled to severance benefits in the event his employment is terminated by the Company without cause (as defined in the offer letter) or he resigns on account of a constructive termination (as defined in the offer letter). However, on December 5, 2016, Mr. Olson entered into a Severance and Change in Control Agreement, which supersedes the severance benefits Mr. Olson would have otherwise been entitled to receive under his offer letter. The terms of the severance benefits under the Severance and Change in Control Agreement with Mr. Olson are described in “— Termination or Change in Control Arrangements” below.
Termination or Change in Control Arrangements
We entered into Severance and Change in Control Agreements with each of the named executive officers in December 2016. Pursuant to these agreements, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without cause (as defined in the applicable Severance and Change in Control Agreement) or by the employee for good reason (as defined in the applicable Severance and Change in Control Agreement). These payments and benefits depend on whether or not such termination occurs in connection with a change in control (as defined in the applicable Severance and Change in Control Agreement) and will be subject to the named executive officer’s execution and non‑revocation of a general release of claims in a form prescribed by us.

If the termination of a named executive officer occurs during the period commencing three months prior to and ending twelve months following a change in control, the named executive officer will be entitled to receive:

(i)	a lump sum payment equal to the sum of:

(a)	his annual base salary,

(b)	his annual target bonus (calculated as if all applicable bonus targets were achieved) and

(c)	a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period);

(ii)	twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);

(iii)	accelerated vesting of 100% of all outstanding equity awards; and

(iv)	a twelve month post‑termination exercise window for all outstanding non‑qualified stock options.
If the termination of a named executive officer does not occur during the period commencing three months prior to and ending twelve months following a change in control, the named executive officer will be entitled to receive:

(i)	a lump sum payment equal to the sum of:

(a)	his annual base salary and

(b)	a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period);

(ii)	twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums); and

(iii)	a twelve month post‑termination exercise window for all outstanding non‑qualified stock options.
Pursuant to the Severance and Change in Control Agreements, each of named executive officers has also agreed to refrain from competing with us while employed with our company and to refrain soliciting any of our employees or consultants during, and for the one‑year period following, his employment.
Employee Benefit Plans
2008 Equity Incentive Plan
Our board of directors adopted our 2008 Equity Incentive Plan on August 22, 2008, which our stockholders also approved on August 22, 2008, and which has been amended from time to time thereafter. Our 2008 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees or any parent or subsidiary’s employees and for the grant of nonstatutory stock options to our employees, directors, consultants and any parent or subsidiary’s employees and consultants. RSUs, stock appreciation rights, stock awards, and restricted stock may also be granted under the 2008 Equity Incentive Plan. We primarily grant RSUs and stock options, and we have not granted restricted stock or stock appreciation rights under our 2008 Equity Incentive Plan. We will cease issuing awards under our 2008 Equity Incentive Plan upon the implementation of the 2017 Equity Incentive Plan, which is described below. Likewise, we will not grant any additional awards under our 2008 Equity Incentive Plan following our initial public offering. Instead, we will grant equity awards under our 2017 Equity Incentive Plan. However, any outstanding awards granted under the 2008 Equity Incentive Plan will remain outstanding, subject to the terms of our 2008 Equity Incentive Plan and applicable award agreements, until they are exercised or settled or until they terminate or expire by their terms.
Share Reserve
As of January 31, 2017, we had 66,577,136 shares of our common stock authorized for issuance under our 2008 Equity Incentive Plan. Of these shares, options to purchase 20,617,155 shares had been exercised, 818,651 RSUs have vested and been converted into shares of common stock net of shares withheld for taxes, options to purchase 23,186,224 shares remained outstanding and 581,084 shares remained available for future grant. In addition, as of January 31, 2017, we had 21,374,022 RSUs outstanding under the 2008 Equity Incentive Plan.
Administration
The Compensation Committee of our board of directors currently administers our 2008 Equity Incentive Plan.
Stock Options
The Compensation Committee of our board of directors sets forth the terms of stock options granted under our 2008 Equity Incentive Plan in option award agreements, including the applicable vesting and exercise conditions applicable to the options. The exercise price of stock options granted under our 2008 Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant and the term of the stock options may not exceed ten years. With respect to incentive stock options granted to any employee who owns 10% or more of the voting power of all classes of our outstanding stock as of the grant date, the term of the option must not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date.
Restricted Stock Units (RSUs)
Our 2008 Equity Incentive Plan also permits the issuance of RSUs to our service providers. RSUs granted under our 2008 Equity Incentive Plan represent the right to receive shares of our common stock or cash payment at a specified future date and may be subject to continuous service or performance vesting requirements.
Additional Provisions
Our board of directors has the authority to amend, suspend or terminate the 2008 Equity Incentive Plan, provided that no amendment may materially or adversely affect awards already granted without the written consent of the holder of the affected award. Our 2008 Equity Incentive Plan provides that our stockholders must approve actions that require stockholder approval under applicable law, approve any increase in the number of shares reserved for issuance and approve any material changes to the class of persons who are eligible for awards under it.
Capitalization Adjustments
In the event of certain events that result in a change to our corporate or capital structure, including a stock dividend, stock split, recapitalization or other similar event, without the receipt of applicable consideration and other than a normal cash dividend, our board of directors shall make proportional adjustments to the maximum number and kind of securities that are subject to any outstanding awards, that will be issued upon the exercise of incentive stock options and that are available for issuance of new awards under our 2008 Equity Incentive Plan.
Corporate Transaction
If we experience, a company transaction (as defined in our 2008 Equity Incentive Plan), unless a change of control transaction, unless our board otherwise determines with respect to a particular award in the agreement evidencing the award or in a written employment, services or other agreement, outstanding awards under our 2008 Equity Incentive Plan, including any vesting provisions, may be assumed or substituted by the successor company. The vesting of outstanding awards that are not assumed or substituted will be accelerated and then will terminate upon the closing of the company transaction. Alternatively, upon the closing of a company transaction, our board of directors may instead elect to terminate any outstanding option or stock appreciation right in exchange for a cash payment equal to, for each share of common stock subject to such award (whether or not then exercisable), the fair market value of the consideration receivable by holders of common stock for each share less the exercise price per share.

Gazzang 2008 Stock Purchase and Option Plan
In connection with our acquisition of Gazzang, Inc. in June 2014, our board of directors approved the assumption of unvested stock options held by continuing employees in the acquisition. Effective as of the closing of the acquisition, the assumed stock options represented stock options to purchase shares of our common stock. These stock options were assumed on substantially the same terms and conditions as applied to such stock options immediately prior to the consummation of the acquisition, except that the number of shares of our common stock subject to each option and the exercise price of each stock option were adjusted in accordance with the terms of the merger agreement. In addition, each assumed stock option was treated for tax purposes as a nonqualified stock option.
Upon closing of the acquisition of Gazzang, Inc. and after application of the adjustments to the number of shares of common stock subject to the assumed stock options in connection with the acquisition, 64,574 shares of our common stock were subject to the assumed stock options. As of January 31, 2017, options to purchase 1,008 shares had been exercised, options to purchase 10,111 shares have expired unexercised and options to purchase 53,455 shares remained outstanding. Any shares subject to the assumed options that are canceled, repurchased or forfeited do not again become available for grant under the Amended and Restated 2008 Stock Purchase and Option Plan or any of our other equity plans. Since the closing of the acquisition, we have not granted and will not grant any stock options or other awards under the Amended and Restated 2008 Stock Purchase and Option Plan.
Additional Provisions
Our board of directors has the authority to amend, suspend or terminate the 2008 Stock Purchase and Option Plan, provided that no amendment may materially or adversely affect awards already granted without the written consent of the holder of the affected award.
Capitalization Adjustments
In the event of certain events that result in any change to our common stock, including a stock dividend, stock split, recapitalization or other similar event, without the receipt of applicable consideration and other than a normal cash dividend, our board of directors shall make proportional adjustments to the maximum number and kind of securities that are subject to any outstanding awards, that will be issued upon the exercise of incentive stock options and that are available for issuance of new awards under the 2008 Amended and Restated Stock Purchase and Option Plan.
Corporate Transaction
If we experience a corporate transaction (as defined in the 2008 Amended and Restated Stock Purchase and Option Plan), unless otherwise provided in the agreement between us and the option holder evidencing the terms and conditions of the option grant, outstanding options under the Amended and Restated 2008 Stock Purchase and Option Plan may be assumed or substituted by the successor company. The vesting of outstanding awards that are not assumed or substituted and that are held by current employees at the effective time of the corporate transaction will be accelerated in full and then will terminate upon the closing of the transaction to the extent not exercised. The vesting of outstanding awards that are not assumed or substituted and that are not held by current employees at the effective time of the change in control transaction will not be accelerated and will terminate upon the closing of the transaction to the extent not exercised. Alternatively, upon the closing of a corporate transaction, our board of directors may instead elect to terminate any outstanding option in exchange for a cash payment equal to the excess, if any, of (A) the value of the property the option holder would have received upon the exercise of the option over (B) the exercise price, if any, payable by such option holder to exercise the option.
2017 Equity Incentive Plan
Our board of directors adopted our 2017 Equity Incentive Plan in March 2017, which our stockholders approved in March 2017. Our 2017 Equity Incentive Plan will be effective on the date immediately prior to the effective date of the registration statement of which this prospectus forms a part and will serve as the successor to our 2008 Equity Incentive Plan.
Share Reserve
We reserved 30,000,000 shares of our common stock for issuance under our 2017 Equity Incentive Plan, plus an additional number of shares of common stock equal to any shares reserved but not issued or subject to outstanding awards under our 2008 Equity Incentive Plan on the effective date of our 2017 Equity Incentive Plan, plus, on and after the effective date of our 2017 Equity Incentive Plan, (i) shares that are subject to outstanding awards under the 2008 Equity Incentive Plan which cease to be subject to such awards, (ii) shares issued under the 2008 Equity Incentive Plan which are forfeited or repurchased at their original issue price, and (iii) shares subject to awards under the 2008 Equity Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award. The number of shares reserved for issuance under our 2017 Equity Incentive Plan will increase automatically on the first day of February of each calendar year during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding January 31st or (ii) a number of shares determined by our board of directors.
Term
The 2017 Equity Incentive Plan terminates ten years from the date of its approval by our board of directors, unless earlier terminated by our board of directors.
Eligibility
The 2017 Equity Incentive Plan provides for the award of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, RSUs and performance awards. No person will be eligible to receive more than 10,000,000 shares in any calendar year under our 2017 Equity Incentive Plan other than a new employee of ours, who will be eligible to receive no more than 20,000,000 shares under our 2017 Equity Incentive Plan in the calendar year in which the employee commences employment. All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors and advisors render services not in connection with the offer and sale of securities in a capital‑raising transaction. Incentive stock options may be granted only to our employees.
Administration
The 2017 Equity Incentive Plan will be administered by the compensation committee of our board of directors, all of the members of which are non‑employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. Our compensation committee will have the authority to construe and interpret our 2017 Equity Incentive Plan, grant awards and make all other determinations necessary or advisable for its administration. Awards under the 2017 Equity Incentive Plan may be made subject to “performance factors” and other terms in order to qualify as performance‑based compensation for the purposes of Section 162(m) of the Code.
The 2017 Equity Incentive Plan provides for the granting of stock options (both incentive stock options and nonstatutory stock options), restricted stock, stock appreciation rights, RSUs, performance awards and stock bonuses. A brief description of each type of award is set forth below.
Stock Options
A stock option is the right, but not the obligation, to purchase a share of our common stock at a certain price and upon certain conditions. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value on the date of grant (and have a term that does not exceed five years). Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2017 Equity Incentive Plan is ten years.

Restricted Stock
A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award will be determined by our compensation committee. Unless otherwise determined by our compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
Stock Appreciation Rights
Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. Stock appreciation rights may vest based on time or achievement of performance conditions.
Restricted Stock Units (RSUs)
An RSU is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve performance conditions.
Performance Awards
Performance awards cover a number of shares of our common stock that may be settled upon achievement of pre‑established performance conditions in cash or by issuance of the underlying shares or other property (or any combination thereof). These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve performance conditions.
Stock Bonus Awards
Stock bonus awards may be granted as additional compensation for services or performance, and therefore, may not be issued in exchange for cash.
Additional Provisions
Awards granted under our 2017 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our compensation committee. Unless otherwise restricted by our compensation committee, awards that are nonstatutory stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, a family member of the optionee who has acquired the option by a permitted transfer, or after the optionee’s death, by the legal representative of the optionee’s heirs or legatees. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or, after the optionee’s death, by the legal representative of the optionee’s heirs or legatees. Stock options granted under our 2017 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, except in the case of death or permanent disability, in which case the options generally may be exercised for up to twelve months following termination of the optionee’s service to us. Awards granted under our 2017 Equity Incentive Plan may be subject to clawback or recoupment pursuant to any applicable compensation clawback or recoupment policy adopted by our board of directors or as required by applicable law.
Change of Control
If we experience a change of control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. The vesting of outstanding awards that are not assumed or substituted will be accelerated unless otherwise determined by our board of directors and then will expire upon the closing of a change in control transaction.
2017 Employee Stock Purchase Plan
We adopted our 2017 Employee Stock Purchase Plan in March 2017, and it was approved by our stockholders in March 2017, in order to enable eligible employees to purchase shares of our common stock at a discount following the date of this offering. Purchases will be accomplished through participation in discrete offering periods. Our 2017 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.
Share Reserve
We initially reserved 3,000,000 shares of our common stock for issuance under our 2017 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2017 Employee Stock Purchase Plan will increase automatically on February 1st of each of the first 10 calendar years following the first offering date by the number of shares equal to the lesser of either 1% of the total outstanding shares of our common stock as of the immediately preceding January 31st (rounded to the nearest whole share) or a number of shares of our common stock. The aggregate number of shares issued over the term of our 2017 Employee Stock Purchase Plan will not exceed 30,000,000 shares of our common stock.
Offering Periods
The first offering period and purchase period under our 2017 Employee Stock Purchase Plan will begin and end upon a date to be approved by our board of directors or our compensation committee. Each subsequent offering period will be for six months (commencing each June 21 and December 21) and will consist of one six‑month purchase period, unless otherwise determined by our board of directors or our compensation committee.
Eligibility and Participation
Our employees generally are eligible to participate in our 2017 Employee Stock Purchase Plan if they are employed by us for at least 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2017 Employee Stock Purchase Plan, are ineligible to participate in our 2017 Employee Stock Purchase Plan. We may impose additional restrictions on eligibility. Once an employee is enrolled in our 2017 Employee Stock Purchase Plan, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon termination of employment for any reason.
Payment for Shares and Purchase Price
Under our 2017 Employee Stock Purchase Plan, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees will be able to select a rate of payroll deduction between 1% and 15% of their base cash compensation. The purchase price for shares of our common stock purchased under our 2017 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the applicable offering period.
Administration and Term
The compensation committee or our board of directors will administer our 2017 Employee Stock Purchase Plan. The compensation committee or our board of directors also has the right to amend or terminate our 2017 Employee Stock Purchase Plan at any time. Our 2017 Employee Stock Purchase Plan will terminate on the tenth anniversary of the last day of the first purchase period, unless it is terminated earlier by our board of directors or all shares of common stock reserved for issuance under our 2017 Employee Stock Purchase Plan have been issued.
Share Limitations
No participant will have the right to purchase shares of our common stock in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year(s), that has a fair market value of more than $25,000, determined as of the first day of the applicable purchase period, for each calendar year in which that right is outstanding. In addition, no participant will be permitted to purchase more than 2,500 shares during any one purchase period or such lesser amount determined by our compensation committee or our board of directors.

Change in Control
If we experience a change in control transaction, each outstanding right to purchase shares under our 2017 Employee Stock Purchase Plan may be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute the outstanding purchase rights, any offering period that commenced prior to the closing of the proposed change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur on or prior to the closing of the proposed change in control transaction and our 2017 Employee Stock Purchase Plan will then terminate on the closing of the proposed change in control.
401(k) Plan
We maintain a retirement plan for the benefit of our employees. The plan is intended to qualify as a tax‑qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre‑tax compensation, up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch‑up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions.
Limitation of Liability and Indemnification of Directors and Officers
Our restated certificate of incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which they derived an improper personal benefit.
Our restated bylaws will provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our restated bylaws will provide that we may indemnify our employees or agents. Our restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Prior to the completion of this offering, we intend to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.
Prior to completion of this offering, we also intend to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.

These indemnification agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED‑PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements described in “Executive Compensation” and the registration rights described in “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since February 1, 2014 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Series F‑1 Preferred Stock Financing
In May 2014, we sold an aggregate of 11,994,668 shares of our Series F‑1 preferred stock at a purchase price of $30.92 per share to Intel Corporation, or Intel, for an aggregate purchase price of approximately $370.9 million. Ms. Stevenson, one of our former directors, is a former Corporate Vice President of Intel. Entities affiliated with Intel hold more than 22% of our outstanding capital stock as of January 31, 2017. The purchase price of the Series F‑1 preferred stock was determined based on a number of factors, including the status of our business and results of operations, our expectations for the future, discussions between third parties and management with respect to prices at which such third parties would be willing to purchase our Series F‑1 preferred stock and negotiations between our management, board of directors and Intel. Prior to the sale of our Series F‑1 preferred stock, Intel did not hold any equity interest in us, nor did any of its affiliates serve as a member of our board of directors. Each share of our Series F‑1 preferred stock will convert automatically into one share of our common stock upon the completion of this offering.
In connection with the Series F‑1 financing, we entered into a confidentiality agreement with Intel, under which Intel has agreed to keep confidential the information provided to Intel as a result of Intel’s notice, information and inspection rights as a stockholder of our company, as well as the information provided to Intel’s representative on our board of directors as a result of his or her position as a member of the board of directors. Moreover, with specified exceptions, Intel will not seek to obtain confidential information from Intel’s representative on our board of directors that the representative has received in his or her capacity as a member of the board of directors.
2014 Tender Offer
In April 2014, in connection with the Series F‑1 financing, we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that Intel proposed to commence. In May 2014, Intel commenced a tender offer to purchase shares of our capital stock from specified securityholders, including Accel, Greylock Partners and their respective affiliates. A broad class of securityholders, which included employees, were eligible to participate in the tender offer. Among other sellers, Mr. Olson, one of our directors and executive officers, and Mr. Frankola, one of our executive officers, also sold shares of capital stock in the tender offer. An aggregate of 11,994,666 shares of our capital stock were tendered to, and purchased by, Intel pursuant to the tender offer at a price of approximately $30.92 per share, aggregating approximately $370.9 million for a total investment by Intel of $741.8 million, including its investment in the Series F‑1 financing.
Investor Rights Agreement
We entered into an investor rights agreement, as amended, with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated, to be effective upon completion of this offering. Mr. Li, one of our directors, is a partner at Accel; entities affiliated with Accel hold shares of our common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock. Mr. Bhusri, one of our former directors, is an advisory partner at Greylock Partners and a member of the board of directors of Intel; entities affiliated with Greylock hold shares of our Series B convertible preferred stock, Series C convertible preferred stock,

Series D convertible preferred stock and Series E convertible preferred stock. Ms. Stevenson, one of our former directors, was a Corporate Vice President at Intel, and entities affiliated with Intel hold shares of our common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series E convertible preferred stock and Series F‑1 convertible preferred stock. For more information on these entities, see “Principal Stockholders.” These stockholders are entitled to rights with respect to the registration of their shares following our initial public offering under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.”Under this agreement, Intel also has a special Form S‑3 registration right. At any time after we are eligible to file a registration statement on Form S‑3, Intel can request that we register all or a portion of their shares on Form S‑3. This right is limited to one registration statement filing in any twelve month period. We may postpone the filing of a registration statement for Intel’s registrable securities on Form S‑3 one time in a twelve month period for up to 90 days if our board of directors determines that such a filing would be materially detrimental to us and our stockholders. These registration rights will terminate upon the earlier to occur of the closing of a deemed liquidation event or when the shares held by and issuable to Intel and its affiliates may be sold without registration in compliance with Rule 144 of the Securities Act. Intel and its affiliates have entered into agreements with the underwriters not to make any demand for or exercise their registration rights for 180 days following the date of this prospectus. For a description of these agreements, see “Underwriters.”
Voting and Standstill Agreement
We entered into a voting and standstill agreement with Intel, to be effective upon the completion of this offering. Following completion of this offering, pursuant to the terms of this agreement, we have agreed that our board of directors will nominate for election a director designated by Intel at each annual meeting of the stockholders at which the term of such designee ends. This right terminates upon specified circumstances, including Intel and its affiliates ceasing to hold at least 10% of our fully‑diluted shares, subject to specified deferrals and exceptions; Intel materially breaching the collaboration and optimization agreement discussed below; the consummation of an acquisition of our company; and the consummation of a direct or an indirect investment by Intel or its affiliates of equity securities issued by specified competitors, or the acquisition of such a competitor’s business or assets (subject to specified exceptions).
This agreement also provides restrictions on Intel’s ability to acquire our securities and assets. These restrictions include, but are not limited to, Intel’s ability to acquire more than 20% of our fully diluted capital stock, which we refer to as the Intel Maximum Percentage, and Intel’s ability to acquire any assets, indebtedness or businesses of our company; propose or effect any tender or exchange offers involving our company; any recapitalization, restructuring, reorganization, liquidation or dissolution involving our company; any solicitation of proxies or consents to vote with respect to the voting of the securities of our company; or otherwise act, alone or in concert with others, to seek representation on or to control or influence our management, board of directors or policies. However, these restrictions do not:

•	limit the Intel designated director in fulfilling his or her fiduciary duties as a director in his or her good faith judgment,

•	preclude Intel from engaging in private discussions with us, including with respect to a potential mutually agreed acquisition of Cloudera meeting specified criteria, or

•
preclude Intel from making an offer to us that provides for the full acquisition of Cloudera, whether by merger, tender offer or otherwise, and engaging in a tender offer for a full acquisition of Cloudera meeting specified criteria.

In the event that another investor (including its affiliates), other than a purely financial investor, acquires a greater percentage of our fully‑diluted shares than the Intel Maximum Percentage, or Other Strategic Holder, Intel’s Maximum Percentage shall increase to the percentage held by such Other Strategic Holder. A purely financial investor is an investor that has acquired our securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of our company or does not have any strategic or commercial relationship with us. In addition, if such Other Strategic Holder is not subject to standstill terms, or is subject to standstill terms more favorable to such Other Strategic Holder than the terms applicable to Intel, these restrictions will be suspended and, if applicable, replaced by such more favorable terms (or no restriction, if the Other Strategic Holder is not subject to standstill terms).
Further, these restrictions will be suspended if a “person” (as defined by Section 13(d)(3) of the Exchange Act) or “group” (as defined by Section 13(d)(3) of the Exchange Act):

•	enters into an agreement with us providing for the acquisition of Cloudera or the purchase or other acquisition of all or substantially all of our assets,

•
enters into an agreement with us providing for the purchase or other acquisition of, including by way of tender offer, or purchases or otherwise acquires, beneficial ownership of securities representing a majority of the voting power of our capital stock, or

•
files with the SEC a Schedule TO covering a tender offer providing for the purchase or other acquisition of beneficial ownership of securities representing a majority of the voting power of our capital stock;

until such agreement or tender offer has lapsed, is abandoned, terminated or is otherwise no longer pending.Additionally, pursuant to this agreement, Intel has agreed to restrictions on its voting power. Intel also executed an irrevocable voting proxy to us to be effective upon the completion of this offering. See “Description of Capital Stock—Common Stock—Voting Rights” for a description of these restrictions.
Intel Enterprise Subscription Agreement
We entered into an Enterprise Subscription Agreement (ESA) with Intel pursuant to which Intel became our customer.  Under the ESA, Intel may use our platform in support of its big data initiatives and other internal needs.  The ESA term is effective from April 2014 and expires in May 2018.  We have received approximately $2.2 million, $5.3 million and $8.3 million for the years ended January 31, 2015, 2016 and 2017, respectively, in payments from Intel for subscriptions and services under the ESA. We anticipate receiving $14.2 million in future payments from Intel under the terms of the ESA.
Intel Collaboration and Optimization Agreement
In conjunction with the Series F‑1 preferred stock financing, we entered into a collaboration and optimization agreement with Intel, which was amended and restated as of March 21, 2017. This agreement governs our collaboration with Intel on the development, marketing and distribution of specified open source data management software, including the optimization of such software for use with Intel’s processors and architecture. Either party may terminate the agreement under certain circumstances, including if the parties fail to meet certain collaboration goals. Moreover, Intel may terminate the agreement with or without cause upon twelve months written notice at any time after March 21, 2018. The agreement automatically renews following the expiration of the initial term on March 21, 2018 for an additional twelve month term, and thereafter will be automatically extended for additional twelve month periods, unless either party provides written notice of non‑renewal at least 180 days before the expiration of the renewal term.
Marketing and Miscellaneous Cooperation with Intel
We have received approximately $0.7 million from Intel over the past 24 months for miscellaneous marketing, services and other items related to the operation of the strategic partnership.
Deutsche Bank AG
We have received approximately $0.7 million, $3.1 million and $4.8 million for the years ended January 31, 2015, 2016 and 2017, respectively, in payments from Deutsche Bank AG for subscriptions and services in the ordinary course of business. Our board of directors includes Kimberly L. Hammonds, Member of the Management Board and Group Chief Operating Officer of Deutsche Bank AG.

Executive Compensation and Employment Arrangements
Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including restricted stock unit and option grants and agreements with executive officers. Please see “Executive Compensation—Termination or Change in Control Arrangements” for information on termination arrangements with executive officers.
Indemnification of Directors and Officers
See “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers” for information on our indemnification arrangements with our directors and executive officers.
RSU and Stock Option Grants
See “Executive Compensation” for information on certain restricted stock unit grants and stock option grants to our executive officers and related grant policies.
Review, Approval or Ratification of Transactions with Related Parties
We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to our company and in the best interest of all of our stockholders.

PRINCIPAL STOCKHOLDERS
The following table presents information as to the beneficial ownership of our common stock as of March 31, 2017, and as adjusted to reflect our sale of common stock in this offering, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock before this offering is based on 113,198,008 shares of our common stock outstanding on March 31, 2017, which includes 74,907,415 shares of common stock resulting from the automatic conversion of all outstanding shares of our preferred stock upon the completion of this offering. Percentage ownership of our common stock after the offering (assuming no exercise of the underwriters’ option to purchase additional shares to cover over‑allotments) also assumes the foregoing and assumes the sale of           shares by us in this offering. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Cloudera, 1001 Page Mill Road, Building 3, Palo Alto, California 94304.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
		Before the Offering	After the Offering
Named Executive Officers and Directors:
Thomas J. Reilly(1)	7,335,907	6.1%
Jim Frankola(2)	1,126,428	1.0%
Michael A. Olson(3)	5,086,195	4.4%
Martin Cole	31,602	*
Kimberly Hammonds(4)	—	*
Ping Li(5)	18,409,144	16.3%
Steven J. Sordello	31,602	*
Michael A. Stankey(6)	—	*
All executive officers and directors as a group (8 persons)(7)	32,020,878	26.0%
5% Stockholders:
Intel Corporation(8)	24,865,827	22.0%
Entities affiliated with Accel(5)	18,409,144	16.3%
Entities affiliated with Greylock Partners(9)	14,199,711	12.5%
___________

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Consists of shares subject to options that are exercisable within 60 days of March 31, 2017.

(2)
Consists of (a) 452,000 shares, (b) 633,303 shares subject to stock options that are exercisable within 60 days of March 31, 2017, and (c) 41,125 restricted stock units (RSUs) which are subject to vesting conditions which are expected to occur within 60 days of March 31, 2017.

(3)
Consists of (a) 9,700 shares held by Mr. Olson, (b) 3,350,820 shares held by the Michael and Teresa Olson Revocable Trust dated May 24, 2001, of which Mr. Olson is trustee, (c) 1,713,800 shares subject to stock options that are exercisable within 60 days of March 31, 2017 and (d) 11,875 RSUs which are subject to vesting conditions which are expected to occur within 60 days of March 31, 2017.

(4)	Kimberly Hammonds joined our board of directors in March 2017.

(5)
Consists of (a) 3,018,220 shares held by Accel Growth Fund II L.P., or AGF II, (b) 218,537 shares held by Accel Growth Fund II Strategic Partners L.P., or AGF II Strategic, (c) 293,736 shares held by Accel Growth Fund Investors 2012 L.L.C., or AGFI, (d) 1,316,887 shares held by Accel Investors 2008 L.L.C., or AI 2008, (e) 1,382 shares held by Accel Investors 2013 L.L.C., or AI 2013, (f) 12,592,182 shares held by Accel X L.P., or Accel X, (g) 954,215 shares held by Accel X Strategic Partners L.P., or Accel X Strategic, (h) 978 shares held by Accel XI Strategic Partners L.P., or Accel XI Strategic and (i) 13,007 shares held by Accel XI, L.P., or Accel XI. Accel Growth Fund II Associates L.L.C., or AGF II Associates, is the general partner of AGF II and AGF II Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF II Associates and AGFI and share voting and investment powers over such shares. Accel X Associates L.L.C., or Accel X Associates, is the general partner of Accel X and Accel X Strategic and has the sole voting and investment power. Andrew G. Braccia, Kevin J. Efrusy, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel X Associates and AI 2008 and share voting and investment powers over such shares. Accel XI Associates L.L.C., or Accel XI Associates, is the General Partner of Accel XI and Accel XI Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel XI Associates and AI 2013 and share voting and investment powers over such shares. The principal business address for all entities and individuals affiliated with Accel is 428 University Avenue, Palo Alto, California 94301.

(6)	Michael A. Stankey joined our board of directors in February 2017.

(7)
Consists of (a) 22,284,868 shares, (b) 9,683,010 shares subject to stock options that are exercisable within 60 days of March 31, 2017, and (c) 53,000 RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2017, each of which are held by our directors and officers as a group.

(8)	Consists of 24,865,827 shares held by Intel Corporation, or Intel. The principal business address for Intel is 2200 Mission College Blvd., Santa Clara, California 95054.

(9)
Consists of (a) 12,140,760 shares held by Greylock XII Limited Partnership, or Greylock XII, (b) 709,983 shares held by Greylock XII Principals LLC, Greylock XII LLC and (c) 1,348,968 shares held by Greylock XII‑A Limited Partnership, or Greylock XII‑A. Greylock XII GP LLC, or Greylock GP, serves as the general partner of Greylock XII and Greylock XII‑A. William W. Helman and Aneel Bhusri are the senior managing members of Greylock GP and as such, each of them may be deemed to share voting power and investment control over the shares held of record by Greylock XII and Greylock XII‑A. The shares registered in the name of Greylock XII LLC are held in nominee form only and as a result, Greylock XII LLC does not have voting power or investment control over such shares. Each of the beneficiaries for which Greylock XII LLC acts as nominee retains sole voting power and investment control with respect to the shares held on their behalf. As such, Greylock XII PLLC disclaims beneficial ownership with respect to all such shares. The principal business address for all entities and individuals affiliated with Greylock Partners is 2550 Sand Hill Road, Menlo Park, California 94025.

DESCRIPTION OF CAPITAL STOCK
Upon the completion of this offering, our authorized capital stock will consist of 1,200,000,000 shares of common stock, $0.00005 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.00005 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.
Common Stock
As of January 31, 2017, there were 113,064,103 shares of our common stock outstanding, held by approximately 803 stockholders of record, and no shares of preferred stock outstanding, assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock, which will occur upon the completion of this offering. After this offering, there will be                   shares of our common stock outstanding, or                   shares if the underwriters exercise in full their option to purchase additional shares of common stock in this offering.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.
Voting Rights
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.
We have entered into a voting and standstill agreement with Intel, to be effective upon completion of this offering, pursuant to which Intel has agreed to certain restrictions on its voting power. These restrictions include a limitation of Intel’s independent voting rights to 20% of the aggregate voting rights of the aggregate outstanding voting capital stock of the company. In addition, Intel and its affiliates are required to cast their collective voting power in excess of the 20% limitation (Excess Voting Power) “for” or “against” the matter being voted upon, including matters that require the vote of any separate series or class vote, in the same ratio and in the same proportion as the company’s other stockholders, other than Intel and its affiliates, collectively voted “for” or “against” such matter. Pursuant to the voting and standstill agreement, Intel executed an irrevocable voting proxy to us with respect to the Excess Voting Power, to be effective upon the completion of this offering. Further, if Intel and its affiliates collectively hold 66% or more of the voting power with respect any matter requiring a separate series or class vote under Section 242 of Delaware General Corporation Law, under restated certificate of incorporation or otherwise, then Intel and its affiliates will be required to vote for or against such matter as recommended by our board of directors. Intel’s proxy also gives us the power to effectuate this provision. See “Certain Relationships and Related‑Party Transactions—Voting and Standstill Agreement” for more information.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding‑up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Fully Paid and Nonassessable
All of our outstanding shares of common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non‑assessable.
Preferred Stock
Immediately upon the completion of this offering, each outstanding share of preferred stock will be converted into common stock.
Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Options
As of January 31, 2017, we had outstanding options to purchase an aggregate of 23,239,679 shares of our common stock, with a weighted‑average exercise price of $4.67 per share under our 2008 Plan and the Gazzang Plan.
Restricted Stock Units (RSUs)
As of January 31, 2017, we had outstanding RSUs that may be settled for an aggregate of 21,374,022 shares of our common stock granted pursuant to our 2008 Plan.
Registration Rights
Following this offering, the holders of 81,260,841 shares of our common stock issued upon conversion of our convertible preferred stock will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.
Demand Registration Rights
At any time after the earlier of (i) March 24, 2017 or (ii) 180 days after the effective date of this offering, the holders of at least a majority of the then‑outstanding shares having registration rights can request that we file a registration statement covering at least a majority of the registrable securities then‑outstanding with an anticipated aggregate offering price of greater than $15.0 million, net of any underwriters’ discounts and commissions. We will only be required to file two registration statements upon exercise of these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in a twelve month period if our board of directors determines that the filing would be seriously detrimental to us or our stockholders.
Piggyback Registration Rights
If we register any of our securities for our account or the account of a stockholder, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, a corporate reorganization, a registration that requires information that is not substantially the same or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total number of registrable securities owned by each holder, or in a manner mutually agreed upon by the holders. However, the number of shares to be registered by these holders cannot be reduced unless all other securities (other than securities to be sold by our company) are excluded entirely and may not be reduced below 30% of the total shares covered by the registration statement, except for in connection with an initial public offering, in which case the underwriters may exclude these holders entirely.
Form S‑3 Registration Rights
The holders of at least 30% of the then‑outstanding shares having registration rights can request that we register all or a portion of their shares on Form S‑3 if we are eligible to file a registration statement on Form S‑3 and the aggregate price to the public of the shares offered is equal to or greater than $1,000,000, net of any underwriters’ discounts and commissions. This right only survives for two Form S‑3 registrations effected pursuant to this right. We may postpone the filing of a registration statement on Form S‑3 for up to 90 days once in a twelve month period if our board of directors determines that the filing would be seriously detrimental to us or our stockholders. We will not be required to file such a registration statement during the period that is 60 days before and 180 days after the effective date of a registration initiated by us.
These registration rights will terminate upon the earlier to occur of the closing of a deemed liquidation event or when the shares held by and issuable to Intel and its affiliates may be sold without registration in compliance with Rule 144 of the Securities Act. Intel and its affiliates have entered into agreements with the underwriters prohibiting the exercise of their registration rights for 180 days following the date of this prospectus. For a description of these agreements, see “Underwriters.”
Intel Corporation Form S‑3 Registration Rights
At any time after we are eligible to file a registration statement on Form S‑3, Intel, can request that we register all or a portion of their shares on Form S‑3. This right is limited to one registration statement filing in any twelve month period. We may postpone the filing of a registration statement for Intel’s registrable securities on Form S‑3 one time in a twelve month period for up to 90 days if our board of directors determines that such a filing would be materially detrimental to us and our stockholders. We will not be required to file such a registration statement during the period that is 60 days before and 180 days after the effective date of a registration initiated by us.
These registration rights will terminate upon the earlier to occur of the closing of a deemed liquidation event or when the shares held by and issuable to Intel and its affiliates may be sold without registration in compliance with Rule 144 of the Securities Act. Intel and its affiliates have entered into agreements with the underwriters not to make any demand for or exercise their registration rights for 180 days following the date of this prospectus. For a description of these agreements, see “Underwriters.”
Registration Expenses
We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters’ and brokers’ discounts and commissions. However, we will not pay for any expenses of any demand registration or Form S‑3 registration if the request is subsequently withdrawn by a majority of the holders requesting that we file such a registration statement, subject to limited exceptions.
Termination of Registration Rights
The registration rights will terminate upon the earlier to occur of the closing of a deemed liquidation event or, with respect to a particular holder of registrable securities, when the shares held by and issuable to such holder may be sold without registration in compliance with Rule 144 of the Securities Act. Holders of substantially all of our shares with these registration rights have entered into agreements with the underwriters prohibiting the exercise of their registration rights for 180 days following the date of this prospectus. For a description of these agreements, see “Underwriters.”

Defensive Measures
Certain provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors.
Section 203 of the Delaware General Corporation Law
Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three‑year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two‑thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Restated Certificate of Incorporation and Restated Bylaw Provisions
Our restated certificate of incorporation and our restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•
Board of Directors Vacancies. Our restated bylaws and certificate of incorporation will authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•
Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•
Stockholder Action. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our entire board of directors. We also anticipate that our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

•
Holding Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide for continuous, beneficial ownership of 1% of our common stock for one year for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These provisions may delay or preclude our stockholders from bringing matters before our annual meeting of stockholders and from making nominations for directors at our annual meeting of stockholders.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•
Amendment to Certificate of Incorporation and Bylaws. Certain amendments to our certificate of incorporation will require approval by the holders of at least two‑thirds of our outstanding common stock. An amendment to our bylaws will require the approval of a majority of our entire board of directors or approval by the holders of at least two‑thirds of our outstanding common stock.

•
Issuance of Undesignated Preferred Stock. We anticipate that after the filing of our restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum
Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Stock Exchange Listing
We have applied for listing of our common stock on the New York Stock Exchange under the symbol “CLDR.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937‑5449.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
Upon the completion of this offering, based on the number of shares outstanding as of January 31, 2017, we will have          shares of common stock outstanding. Of these outstanding shares, all of the          shares sold in this offering will be freely tradable, except that any shares purchased by immediate family members of our officers or directors in the directed share program or by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.
The remaining outstanding shares of our common stock will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our stockholders have entered into market standoff agreements with us or lock‑up agreements with the underwriters under which they agreed, subject to specific exceptions, not to sell any of their stock for at least 180 days following the date of this prospectus. Subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	Beginning on the date of this prospectus, shares sold in this offering will be immediately available for sale in the public market; and

•
Beginning 180 days after the date of this prospectus,          additional shares will become eligible for sale in the public market, of which          shares will be freely tradable under Rule 144,          shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below, and the remaining          shares will be held by non‑affiliates and subject to the holding period requirements of Rule 144.

Lock‑Up Agreements
Our directors, executive officers, the holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have entered into lock‑up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Morgan Stanley & Co. LLC, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. See “Underwriters” for additional information.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock‑up agreements described above, within any three‑month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information and holding period requirements of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Registration Statement
We intend to file a registration statement on Form S‑8 under the Securities Act covering all of the shares of our common stock subject to outstanding stock options and restricted stock units and reserved for issuance under our equity incentive plans. We expect to file this registration statement on, or as soon as practicable after, the effective date of this prospectus. However, the shares registered on Form S‑8 will not be eligible for resale until expiration of the lock‑up agreements and market standoff provisions to which they are subject.
Registration Rights
We have granted demand registration rights, rights to participate in offerings that we initiate and Form S‑3 registration rights to certain of our stockholders to sell our common stock. For a further description of these rights, see “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON‑U.S. HOLDERS OF COMMON STOCK
This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock by “non‑U.S. holders” (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (IRS) might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This discussion assumes that a non‑U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address the tax considerations arising under the laws of any non‑U.S., state or local jurisdiction, or, except to the limited extent provided below, under U.S. federal estate and gift tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax or the Medicare contribution tax;

•	tax exempt organizations or tax qualified retirement plans;

•	controlled foreign corporations or passive foreign investment companies;

•	persons who acquired our common stock as compensation for services;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.
In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their own tax advisors.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non‑U.S. Holder Defined
For purposes of this summary, a “non‑U.S. holder” is any beneficial owner of our common stock, other than a partnership, that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

•
a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.
If you are an individual who is a non‑U.S. citizen, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three‑year period ending in the current calendar year. For these purposes, all the days present in the current year, one‑third of the days present in the immediately preceding year, and one‑sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
Dividends
We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay dividends on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non‑U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Sale of Common Stock” below.
Any dividend paid to a non‑U.S. holder on our common stock that is not effectively connected with a non‑U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non‑U.S. holder’s country of residence. You should consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non‑U.S. holder must certify its entitlement to treaty benefits. A non‑U.S. holder generally can meet this certification requirement by providing a Form W‑8BEN, W‑8BENE or other appropriate form (or any successor or substitute form thereof) to us or our paying agent. If the non‑U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the holder’s agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.
Dividends received by a non‑U.S. holder that are effectively connected with a U.S. trade or business conducted by the non‑U.S. holder, and if required by an applicable income tax treaty between the United States and the non‑U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non‑U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non‑U.S. holder must provide us or our paying agent with an IRS Form W‑8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by a corporate non‑U.S. holder that are effectively connected with a

U.S. trade or business of the corporate non‑U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.
Sale of Common Stock
Subject to the discussion below regarding Backup Withholding and Information Reporting and the Foreign Account Tax Compliance Act, non‑U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

•
the gain (i) is effectively connected with the conduct by the non‑U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non‑U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non‑U.S. holder in the United States (in which case the special rules described below apply);

•
the non‑U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act (FIRPTA) treat the gain as effectively connected with a U.S. trade or business.
The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five‑year period preceding the disposition and the non‑U.S. holder’s holding period, a “U.S. real property holding corporation” (USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non‑U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at some time within the five‑year period preceding the disposition.
If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non‑U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non‑U.S. holder’s country of residence, is attributable to a permanent establishment maintained by such non‑U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non‑U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
U.S. Federal Estate Tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.
Backup Withholding and Information Reporting
The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to foreign corporations, provided they establish such exemption.
Payments to non‑U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non‑U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non‑U.S. holder certifies its nonresident status (and we or the applicable paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “— Dividends” above will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non‑U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non‑U.S. holder resides.
Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non‑U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non‑U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non‑U.S. holder made to or through a non‑U.S. office of a broker generally will not be subject to backup withholding and information reporting. Information reporting, but not backup withholding, however, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non‑U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•
a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non‑U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, if any, and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act
In addition to, and separately from the withholding rules described above, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act (FATCA) on certain types of payments, including dividends and the gross proceeds of a disposition of our common stock, made to non‑U.S. financial institutions and certain other non‑U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non‑financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non‑financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non‑financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States‑owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non‑compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under applicable Treasury Regulations and IRS guidance, FATCA withholding as described above currently apply to payments of dividends on our common stock, and will also apply to payments of gross proceeds from the sale or other disposition of our common stock made on or after January 1, 2019.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Allen & Company LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Stifel, Nicolaus & Company Incorporated
JMP Securities LLC
Raymond James & Associates, Inc.
Total:
The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over‑allotment option described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $           per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                           additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over‑allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over‑allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions:
Proceeds, before expenses	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $           million. We have agreed to reimburse the underwriters for their expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $           .
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.
We have applied to list our common stock on the New York Stock Exchange under the trading symbol “CLDR.”
We and all directors and officers and the holders of all of our outstanding stock and equity securities have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions in the immediately preceding paragraph do not apply to:

•
transactions by a security holder relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the the Securities Exchange Act of 1934, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	the sale of shares of common stock pursuant to the underwriting agreement;

•
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock by a security holder (i) as a bona fide gift, or gifts, or for bona fide estate planning purposes, (ii) by will or intestacy or (iii) to an immediate family member or a trust for the direct or indirect benefit of the security holder;

•
transfers or distributions of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock by a (i) security holder that is a corporation, partnership, limited liability company or other business entity (A) to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or managed by or is under common control with such security holder or (B) as part of a distribution to an equity holder of such security holder;

•
the exercise or settlement of options or restricted stock units (RSUs) granted under a stock incentive plan or other equity award plan described in this prospectus, in each case by a security holder provided that the shares of common stock delivered upon such exercise are subject to the restrictions set forth above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such exercise or settlement within sixty days after the date of this prospectus, and after such sixtieth day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that (i) the filing relates to the exercise or settlement of options or RSUs granted under a stock incentive plan or other equity award plan, (ii) no shares were sold by the reporting person and (iii) the shares received upon exercise or settlement of the option or restricted stock unit or exercise of warrants are subject to the restrictions set forth above;

•
the transfer or disposition by a security holder of shares of common stock or any securities convertible into common stock by a security holder to us upon a vesting or settlement event of our securities or upon the exercise of options, RSUs or warrants to purchase our securities, in each case on a “cashless exercise” or “net exercise” basis to the extent permitted by the instruments representing such options, RSUs or warrants so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options, RSUs or warrants to us and our cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations, provided no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfer or disposition within sixty days after the date of this prospectus, and after such sixtieth day, any filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that (i) the filing relates to the transfer or disposition described in this paragraph and (ii) no shares were sold by the reporting person;

•
the exercise of warrants outstanding described in this prospectus, provided that the shares of common stock delivered upon such exercise are subject to the restrictions set forth above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the applicable restricted period;

•
the establishment of a trading plan pursuant to Rule 10b5‑1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 180‑day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the security holder or us;

•
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock that occurs pursuant to a settlement agreement not involving a disposition for value, related to the distribution of assets in connection with the dissolution of a marriage or civil union, by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or pursuant to any other court order provided that the shares of common stock delivered upon such transfer are subject to the restrictions set forth above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the applicable restricted period unless such filing clearly indicates in the footnotes thereto that such transfer occurred by operation of law and pursuant to a qualified domestic order or in connection with a divorce settlement;

•
the transfer by a security holder of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock to us, pursuant to agreements under which we have the option to repurchase such shares;

•
the conversion or reclassification of the outstanding preferred stock or other classes of common stock into shares of common stock in connection with the consummation of this offering and, if applicable, the conversion of high‑vote common stock to low‑vote common stock in accordance with our certificate of incorporation, provided that any such shares of common stock received upon such conversion or reclassification are subject to the restrictions set forth above; and

•
the transfer by a security holder of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third‑party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of us, provided that such transaction has been approved by our board of directors and provided further that if the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the security holder shall remain subject to the restrictions set forth above.

provided that in the case of any transfer or distribution pursuant to the third and fourth bullets above, it shall be a condition of the transfer or distribution that each transferee, donee or distributee shall sign and deliver a copy of the lock‑up agreement prior to or upon such transfer and no filing under Section 16(a) of the Exchange Act (other than, in the case of the third bullet above, a Form 5) reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be made voluntarily during the applicable restricted period.
Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock‑up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over‑allotment option described above. The underwriters can close out a covered short sale by exercising the over‑allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over‑allotment option. The underwriters may also sell shares in excess of the over‑allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares of common stock in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
In the ordinary course of business, we sold, and may in the future sell, solutions to one or more of the underwriters or their respective affiliates in arms‑length transactions on market competitive terms.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price‑earnings ratios, price‑sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.
Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland.
This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS
Fenwick & West LLP, Mountain View, California will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California, is representing the underwriters in this offering.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at January 31, 2016 and 2017, and for the years then ended, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S‑1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1‑800‑SEC‑0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

CLOUDERA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cloudera, Inc.

We have audited the accompanying consolidated balance sheets of Cloudera, Inc. as of January 31, 2016 and 2017, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cloudera, Inc. at January 31, 2016 and 2017, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Redwood City, California
March 31, 2017

CLOUDERA, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of January 31,		Pro Forma Stockholders’ Equity as of
	2016	2017	January 31, 2017
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,966	$74,186
Short-term marketable securities	216,584	160,770
Accounts receivable, net	49,410	101,549
Prepaid expenses and other current assets	8,799	13,197
Total current assets	310,759	349,702
Property and equipment, net	12,882	13,104
Marketable securities, noncurrent	145,695	20,710
Intangible assets, net	9,036	7,051
Goodwill	30,551	31,516
Restricted cash	28	15,446
Other assets	3,936	5,015
TOTAL ASSETS	$512,887	$442,544
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$4,080	$3,550
Accrued compensation	22,154	33,376
Other accrued liabilities	11,173	9,918
Deferred revenue, current portion	130,635	192,242
Total current liabilities	168,042	239,086
Deferred revenue, less current portion	27,540	25,182
Other liabilities	3,127	4,345
TOTAL LIABILITIES	198,709	268,613
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.00005 par value; 74,907,415 shares authorized, issued, and outstanding at January 31, 2016 and 2017; $670,875 aggregate liquidation preference at January 31, 2016 and 2017; no shares issued and outstanding, pro forma (unaudited)	657,687	657,687	$—
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.00005 par value; no shares authorized, issued and outstanding, at January 31, 2016 and 2017; 20,000,000 shares authorized, no shares issued and outstanding, pro forma (unaudited)	—	—	—
Common stock, $0.00005 par value; 150,000,000 and 160,000,000 shares authorized at January 31, 2016 and 2017, respectively; 35,775,694 and 38,156,688 shares issued and outstanding at January 31, 2016 and 2017, respectively; 1,200,000,000 shares authorized, 113,064,103 shares issued and outstanding, pro forma (unaudited)	1	2	6
Additional paid-in capital	145,914	192,795	998,649
Accumulated other comprehensive loss	(744)	(556)	(556)
Accumulated deficit	(488,680)	(675,997)	(824,168)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(343,509)	(483,756)	$173,931
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$512,887	$442,544

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Year Ended January 31,
	2016	2017
Revenue:
Subscription	$119,150	$200,252
Services	46,898	60,774
Total revenue	166,048	261,026
Cost of revenue:(1) (2)
Subscription	30,865	38,704
Services	44,498	48,284
Total cost of revenue	75,363	86,988
Gross profit	90,685	174,038
Operating expenses:(1) (2) (3)
Research and development	99,314	102,309
Sales and marketing	161,106	203,161
General and administrative	34,902	55,907
Total operating expenses	295,322	361,377
Loss from operations	(204,637)	(187,339)
Interest income, net	2,218	2,756
Other income (expense), net	386	(547)
Net loss before provision for income taxes	(202,033)	(185,130)
Provision for income taxes	(1,110)	(2,187)
Net loss attributable to common stockholders	$(203,143)	$(187,317)
Net loss per share attributable to common stockholders, basic and diluted	$(6.21)	$(5.15)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,723,629	36,405,534
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$(1.65)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		113,259,828
___________

(1)	Amounts include stock‑based compensation expense as follows (in thousands):

	Year Ended January 31,
	2016	2017
Cost of revenue – subscription	$3,363	$1,426
Cost of revenue – services	4,301	1,803
Research and development	23,048	5,606
Sales and marketing	19,187	5,757
General and administrative	13,691	7,122

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)

(2)	Amounts include amortization of acquired intangible assets as follows (in thousands):

	Year Ended January 31,
	2016	2017
Cost of revenue – subscription	$1,732	$1,997
Sales and marketing	1,723	1,723

(3)
In January 2017, we donated 1,175,063 shares of common stock to the Cloudera Foundation. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recognized in general and administrative expense for the year ended January 31, 2017. See Note 12 for further discussion.

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended January 31,
	2016	2017
Net loss	$(203,143)	$(187,317)
Other comprehensive income (loss), net of tax:
Foreign currency translation gains (losses)	(334)	75
Unrealized gain (loss) on investments	(187)	113
Total other comprehensive income (loss), net of tax	(521)	188
Comprehensive loss	$(203,664)	$(187,129)

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 31, 2015	74,907,415	$657,687	28,815,224	$1	$63,119	$(223)	$(285,537)	$(222,640)
Stock option exercises	—	—	5,838,389	—	10,865	—	—	10,865
Vested restricted stock units converted into shares	—	—	799,552	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	63,590	—	—	63,590
Shares issued related to business combination	—	—	358,735	—	9,542	—	—	9,542
Shares withheld related to net share settlement of restricted stock	—	—	(36,206)	—	(1,202)	—	—	(1,202)
Unrealized loss on investments	—	—	—	—	—	(187)	—	(187)
Foreign currency translation adjustment	—	—	—	—	—	(334)	—	(334)
Net loss	—	—	—	—	—	—	(203,143)	(203,143)
Balance as of January 31, 2016	74,907,415	657,687	35,775,694	1	145,914	(744)	(488,680)	(343,509)
Stock option exercises	—	—	1,157,625	1	3,593	—	—	3,594
Vested restricted stock units converted into shares	—	—	48,306	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	21,714	—	—	21,714
Donation of common stock to the Cloudera Foundation	—	—	1,175,063	—	21,574	—	—	21,574
Unrealized gain on investments	—	—	—	—	—	113	—	113
Foreign currency translation adjustment	—	—	—	—	—	75	—	75
Net loss	—	—	—	—	—	—	(187,317)	(187,317)
Balance as of January 31, 2017	74,907,415	$657,687	38,156,688	$2	$192,795	$(556)	$(675,997)	$(483,756)

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended January 31,
	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(203,143)	$(187,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,586	10,134
Stock-based compensation	63,590	21,714
Donation of common stock to the Cloudera Foundation	—	21,574
Accretion and amortization of marketable securities	3,605	2,867
Loss on disposal of fixed assets	3	—
Changes in assets and liabilities:
Accounts receivable	(19,015)	(52,139)
Prepaid expenses and other assets	(1,795)	(3,300)
Accounts payable	1,455	(281)
Accrued compensation	9,374	11,222
Accrued expenses and other liabilities	4,757	(284)
Deferred revenue	42,086	59,249
Net cash used in operating activities	(90,497)	(116,561)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of marketable securities	(411,524)	(103,776)
Sales of marketable securities	71,379	74,655
Maturities of marketable securities	111,913	207,792
Cash used in business combinations, net of cash acquired	(8,911)	(2,700)
Capital expenditures	(5,539)	(7,385)
Net cash provided by (used in) investing activities	(242,682)	168,586
CASH FLOWS FROM FINANCING ACTIVITIES
Shares withheld related to net share settlement of restricted stock units	(1,202)	—
Proceeds from exercise of stock options	10,865	3,594
Payment of deferred offering costs	—	(2,056)
Net cash provided by financing activities	9,663	1,538
Effect of exchange rate changes	(334)	75
Net increase (decrease) in cash, cash equivalents and restricted cash	(323,850)	53,638
Cash, cash equivalents and restricted cash — Beginning of year	359,844	35,994
Cash, cash equivalents and restricted cash — End of year	$35,994	$89,632
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$1,131	$1,689
Cash paid for interest	$1	$1
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment in other accrued liabilities	$793	$44
Fair value of common stock issued as consideration for business combinations	$9,542	$—
Deferred offering costs in accounts payable and other accrued liabilities	$—	$747

The accompanying notes are an integral part of these consolidated financial statements.

CLOUDERA, INC.
Notes to Consolidated Financial Statements

1.    Organization and Description of Business
Cloudera, Inc. was incorporated in the state of Delaware on June 27, 2008 and is headquartered in Palo Alto, California. We sell subscriptions and services for our data management, machine learning and advanced analytics platform. This platform delivers an integrated suite of capabilities for data management, machine learning and advanced analytics, affording customers an agile, scalable and cost‑effective solution for transforming their businesses.
Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company” and “Cloudera” refer to Cloudera, Inc. and its subsidiaries taken as a whole.
As of January 31, 2016 and January 31, 2017, we have an accumulated deficit totaling $488.7 million and $676.0 million. We have funded our operations primarily with the net proceeds from private placements of redeemable convertible preferred stock and proceeds from the sale of our subscriptions and services. Management believes that currently available resources will be sufficient to fund our cash requirements for at least the next twelve months.
2.    Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements include the accounts of Cloudera, Inc. and its wholly owned subsidiaries which are located in various countries, including the United States, Australia, China, Germany, Hungary and the United Kingdom. All intercompany balances and transactions have been eliminated upon consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).
Fiscal Year
Our fiscal year ends on January 31. References to fiscal 2017, for example, refers to the fiscal year ended January 31, 2017.
Unaudited Pro Forma Balance Sheet Information
The unaudited pro forma balance sheet information as of January 31, 2017 presents our consolidated stockholders’ deficit assuming conversion of all of our outstanding shares of redeemable convertible preferred stock into shares of our common stock upon the closing of a firm commitment underwritten initial public offering (IPO) for the sale of our common stock. Additionally, as described in “Stock‑Based Compensation” below, we have granted restricted stock units (RSUs) to employees that vest upon the satisfaction of both a service‑based and a liquidity event‑related performance vesting condition. The service‑based condition for the majority of these awards is generally satisfied pro‑rata over four years. The liquidity event‑related performance condition is satisfied upon the occurrence of a qualifying liquidity event or six months following the effective date of an IPO. Subsequent to January 31, 2017, a majority of the RSUs outstanding as of January 31, 2017 were modified such that the liquidity event‑related performance condition is satisfied upon the effective date of an IPO, rather than six months following an IPO; see Note 16. We expect to record stock‑based compensation expense related to the vesting of these modified RSUs on the effectiveness of an IPO. Accordingly, the unaudited pro forma balance sheet information at January 31, 2017 also gives effect to stock‑based compensation expense of approximately $148.2 million associated with these RSUs, for which the service‑based vesting condition was satisfied as of January 31, 2017, also reflecting the impact of the subsequent modification, which impacted the majority of these RSUs. This pro forma adjustment related to stock‑based compensation expense of approximately $148.2 million has been reflected as an increase to additional paid‑in capital and accumulated deficit.
The shares of common stock issuable and the proceeds expected to be received upon the completion of a qualifying IPO are excluded from our pro forma balance sheet. We also excluded from our pro forma balance sheet

3,408,712 shares of common stock subject to the RSUs that will vest upon the effective date of our IPO and will be issued on a date following the 180th day after the effective date of this offering.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates include revenue recognition, the useful lives of property and equipment and intangible assets, allowance for doubtful accounts, stock‑based compensation expense, annual bonus attainment, self‑insurance costs incurred, the fair value of tangible and intangible assets acquired and liabilities assumed resulting from business combinations, the fair value of common stock, the assessment of elements in a multi‑element arrangement and the valuation assigned to each element, and contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from these estimates.
Segments
We operate as two operating segments – subscription and services. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is our chief executive officer, in deciding how to allocate resources and assessing performance.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is the local currency. The gains and losses resulting from translating our foreign subsidiaries’ financial statements into U.S. dollars have been reported in accumulated other comprehensive loss on the consolidated balance sheet. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Equity is translated at the historical rates from the original transaction period. Revenue and expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses are included in other income, net on the statement of operations.
Cash, Cash Equivalents and Restricted Cash
Cash equivalents consist of short term, highly liquid investments with original maturities of three months or less from the date of purchase. Restricted cash represents cash on deposit with financial institutions in support of letters of credit outstanding in favor of certain landlords for office space, which includes $14.7 million in restricted cash related to a new non‑cancelable operating lease agreement to rent office space in Palo Alto, California that was entered into in September 2016.
A reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets is as follows (in thousands):

	As of January 31,
	2016	2017
Cash and cash equivalents	$35,966	$74,186
Restricted cash	28	15,446
Total cash, cash equivalents and restricted cash – end of period	$35,994	$89,632
Marketable Securities
We have investments in various marketable securities which are classified as available for sale. We determine the appropriate classification of marketable securities at the time of purchase and reevaluate such determination at each balance sheet date. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income, net on the statement of operations. Changes in market value considered to be temporary are recorded as unrealized gains or losses in other comprehensive loss. Realized gains and losses and declines in value judged to be other than temporary on available‑for‑sale securities are included in other income (expense), net on the statement of operations. The cost of securities sold is based on the specific‑identification method.
Strategic Investments
We own interests in non‑marketable equity and debt securities, which consist of minority equity and debt investments in privately‑held companies. We report these investments at cost or marked down to fair value when an event or circumstance indicates an other‑than‑temporary decline in value has occurred. These investments are valued using significant unobservable inputs or data in an inactive market which requires judgment due to the absence of market prices and inherent lack of liquidity.
Concentration of Credit Risk and Significant Customers
Financial instruments that subject us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, restricted cash, and accounts receivable. Our cash is deposited with high credit quality financial institutions. At times such deposits may be in excess of the Federal Depository Insurance Corporation insured limits. We have not experienced any losses on these deposits.
At January 31, 2016, no single customer represented 10% or more of accounts receivable. At January 31, 2017, one customer represented 21% of accounts receivable. For the year ended January 31, 2016 and 2017, no single customer accounted for 10% or more of revenue.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount. We generally do not require collateral and estimate the allowance for doubtful accounts based on the age of outstanding receivables, customer creditworthiness and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and an allowance is recorded accordingly. Past‑due receivable balances are written off when internal collection efforts have been unsuccessful in collecting the amount due. As of both January 31, 2016 and January 31, 2017, the allowance for doubtful accounts was $0.1 million. The movements in the allowance for doubtful accounts were not significant for any of the periods presented.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization of property and equipment is calculated using a straight‑line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not extend the life or improve the asset are expensed when incurred.
The estimated useful lives of the Company’s assets are as follows:

Computer software	2 years
Computer equipment	2-3 years
Furniture and office equipment	3 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life
We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. There was no impairment of property and equipment during the years ended January 31, 2016 or 2017.

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually in November or more often if and when circumstances indicate that the carrying value may not be recoverable.
Intangible assets are amortized over their useful lives. Each period we evaluate the estimated remaining useful life of our intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.
We evaluate the recoverability of our long‑lived assets, including intangible assets, for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, then the carrying amount of such assets is reduced to fair value.
There were no impairments of goodwill or intangible assets during the years ended January 31, 2016 or 2017.
Business Combinations
We use our best estimates and assumptions to assign fair value to tangible and intangible assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and subject to refinement. We continue to collect information and reevaluate these estimates and assumptions and record any adjustments to the preliminary estimates to goodwill provided that we are within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.
Capitalized Software Costs
Capitalization of software development costs for products to be sold to third parties begins upon the establishment of technological feasibility and ceases when the product is available for general release. There is generally no significant passage of time between achievement of technological feasibility and the availability of our software for general release, and the majority of our software is open‑source. Therefore, we have not capitalized any software costs through January 31, 2016 or 2017. All software development costs have been charged to research and development expense in the consolidated statements of operations as incurred.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, banking and accounting fees relating to anticipated equity offerings, are capitalized and will be offset against proceeds upon the consummation of the offerings. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of January 31, 2016, there were no capitalized deferred offering costs in the consolidated balance sheet. As of January 31, 2017, there were $2.8 million of capitalized deferred offering costs in other assets on the consolidated balance sheet.
Comprehensive Loss
Comprehensive loss represents the net loss for the period plus the results of certain changes to stockholders’ deficit that are not reflected in the consolidated statements of operations.
Revenue Recognition
We generate revenue from subscriptions and services. Subscription arrangements are typically one to three years in length but may be up to seven years in limited cases. Arrangements with our customers typically do not include general rights of return. Incremental direct costs incurred related to the acquisition or origination of a customer contract are expensed as incurred.
Revenue recognition commences when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collection is probable.
Subscription revenue
Subscription revenue relates to term (or time‑based) subscription agreements for both open source and proprietary software. Subscriptions include internet, email and phone support, bug fixes, and the right to receive unspecified software updates and upgrades released when and if available during the subscription term. Revenue for subscription arrangements is recognized ratably over the contractual term of the arrangement beginning on the date access to the subscription is made available to the customer.
Services revenue
Services revenue relates to professional services for the implementation and use of our subscriptions, training and education services and related reimbursable travel costs.
For time and materials and fixed fee arrangements, revenue is recognized as the services are performed or upon acceptance, if applicable. For milestone‑based arrangements, revenue is recognized upon acceptance or subsequent to completion upon the lapse of any acceptance period.
Revenue for training and education services is recognized upon delivery, except for On‑Demand Training, which is recognized ratably over the contractual term.
Multiple‑element arrangements
Arrangements with our customers generally include multiple elements such as subscription and services. We allocate revenue to each element of the arrangement based on vendor‑specific objective evidence of each element’s fair value (VSOE) when we can demonstrate sufficient evidence of the fair value. VSOE for elements of an arrangement is based upon the normal pricing and discounting practices for those elements when sold separately on a stand‑alone basis.
We have established VSOE for some of our services. If VSOE for one or more undelivered elements does not exist, revenue recognition does not commence until delivery of both the subscription and services have commenced, or when VSOE of the undelivered elements has been established. Once revenue recognition commences, revenue for the arrangement is recognized ratably over the longest service period in the arrangement.
Reseller arrangements
We recognize subscription revenue for sales through resellers or other indirect sales channels. Subscription revenue from these sales is generally recognized upon sell‑through to an end user customer. Subscription revenue from these sales does not commence until cash is collected where payments to us are believed to be contingent upon payment by the end user to the reseller.
Deferred revenue
Deferred revenue consists of amounts billed to or collected from customers under a binding agreement provided delivery of the related subscription and services has commenced.
Cost of Revenue
Cost of revenue for subscriptions and services is expensed as incurred. Cost of revenue for subscriptions primarily consists of personnel costs such as salaries, bonuses and benefits and stock‑based compensation for employees providing technical support for our subscription customers, allocated shared costs (including rent and information technology) and amortization of acquired intangible assets. Cost of revenue for services primarily consists of personnel costs for employees and subcontractors associated with service contracts, travel costs and allocated shared costs.
Research and Development
Research and development costs are expensed as incurred and primarily include personnel costs, contractor fees, allocated shared costs, supplies, and depreciation of equipment associated with the development of new features for our subscriptions prior to the establishment of their technological feasibility.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $0.7 million and $0.8 million for the years ended January 31, 2016 and 2017, respectively.
Stock‑Based Compensation
We recognize stock‑based compensation expense for all stock‑based payments. Employee stock‑based compensation cost is estimated at the grant date based on the fair value of the equity for financial reporting purposes and is recognized as expense, net of estimated forfeitures, over the requisite service period. Fair value of our common stock for financial reporting purposes is determined considering numerous objective and subjective factors and requires judgment to determine the fair value of common stock for financial reporting purposes as of the date of each equity grant or modification. These objective and subjective factors include, but are not limited to:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed by third party specialists;

•	rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our business;

•	the lack of marketability of our common stock, and the illiquidity of stock‑based awards involving securities in a private company;

•	recent secondary stock sales;

•	market multiples of comparable publicly‑traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital market and macroeconomic conditions.
We have elected to calculate the fair value of options based on the Black‑Scholes option‑pricing model. The Black‑Scholes model requires the use of various assumptions including expected option life and expected stock price volatility. We estimate the expected term for stock options using the simplified method due to the lack of historical exercise activity. The simplified method calculates the expected term as the midpoint between the vesting date and the contractual expiration date of the award. We estimate the options’ volatility using volatilities of a group of public companies in a comparable industry, stage of life cycle, and size. The interest rate is derived from government bonds with a similar term as the options’ expected lives. We have not declared nor do we expect to declare dividends. Therefore, there is no dividend impact on the valuation of options. We are using the straight‑line (single‑option) method for employee expense attribution for stock options.

We have granted RSUs to our employees and members of our board of directors under the 2008 Equity Incentive Plan, or the 2008 Plan. The employee RSUs vest upon the satisfaction of both a service‑based vesting condition and a liquidity event‑related performance condition. The service‑based condition for the majority of these awards is generally satisfied pro‑rata over four years. The liquidity event‑related performance condition is satisfied upon the occurrence of a qualifying liquidity event or six months following the effective date of an IPO. Subsequent to January 31, 2017, a majority of the RSUs outstanding as of January 31, 2017 were modified such that the liquidity event‑related performance condition is satisfied upon the effective date of an IPO, rather than six months following an IPO; see Note 16. The liquidity event‑related performance condition is viewed as a performance‑based criterion for which the achievement of such liquidity event is not deemed probable for accounting purposes until the event occurs. In the quarter in which such event occurs, we will recognize stock‑based compensation expense using the accelerated attribution method.
Stock‑based compensation expense is recorded based on awards that are ultimately expected to vest, and such expense has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as historical forfeitures.
Stock‑based compensation expense is also recorded when a holder of an economic interest in Cloudera purchases shares from an employee for an amount in excess of the fair value of the common stock at the time of the purchase. We recognize any excess value transferred in these transactions as stock‑based compensation expense in the consolidated statement of operations.
Options and other equity awards granted to non‑employees are accounted for at their estimated fair value using the Black‑Scholes method. These awards are subject to periodic re‑measurement over the period during which services are rendered. Stock‑based compensation expense is recognized over the vesting period on a straight‑line basis.
Income Taxes
We account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more likely than not that the deferred tax asset will not be realized.
Any liability related to uncertain tax positions is recorded on the financial statements within other liabilities. Penalties and interest expense related to income taxes, including uncertain tax positions, are classified as a component of provision for income taxes, as necessary.
Net Loss Per Share Attributable to Common Stockholders
We follow the two‑class method when computing net loss per common share as we issue shares that meet the definition of participating securities. The two‑class method determines net income (loss) per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two‑class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Our redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but does not contractually require the holders of such shares to participate in our losses. For periods in which we have reported net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti‑dilutive.
The unaudited pro forma basic and diluted net loss per share has been computed to give effect to the conversion of the shares of redeemable convertible preferred stock into common stock as if such conversion had occurred at the beginning of the period or the date of issuance, if later, and the issuance of 3,408,712 shares of common stock related to RSUs subject to a liquidity event‑related performance vesting condition, modified subsequent to

January 31, 2017, for which the service‑based vesting condition was satisfied as of January 31, 2017, see Note 16 . The unaudited pro forma net loss per share does not include the shares to be sold and related proceeds to be received from an IPO.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Recently Adopted Accounting Standards
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update, or ASU, No. 2015‑17, Balance Sheet Classification of Deferred Taxes, or ASU 2015‑17, which simplifies the presentation of deferred income taxes. ASU 2015‑17 provides presentation requirements to classify deferred tax assets and liabilities as noncurrent in a classified statement of financial position. For public business entities, this standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, this standard is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. We early adopted this standard prospectively in fiscal 2017 which did not have a material impact on our consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016‑18, Statement of Cash Flows (Topic 230): Restricted Cash, or ASU 2016‑18. ASU 2016‑18 requires that the statement of cash flows explains the change during the period in the total cash, cash equivalents, and restricted cash. For public entities, this standard is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. This standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. We early adopted this standard in fiscal 2017 and have retroactively adjusted the consolidated statements of cash flows for all periods presented.
Recently Issued Accounting Standards
In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606), or ASU 2014‑09, which amended the existing FASB Accounting Standards Codification. ASU 2014‑09 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services and also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.  For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted, but may not be adopted by us any earlier than February 1, 2017.
We are currently in the process of assessing the adoption methodology, which allows ASU 2014‑09 to be applied either retrospectively to each prior period presented or with the cumulative effect recognized as of the date of initial application. Our final determination will depend on a number of factors, such as the significance of the impact of the new standard on our financial results, system readiness, including that of software procured from third‑party providers, and our ability to accumulate and analyze the information necessary to assess the impact on prior period financial statements, as necessary.
We are also currently evaluating the impact ASU 2014‑09 will have on our consolidated financial statements. We are in the initial stages of our evaluation of the impact of ASU 2014‑09 on our accounting policies, processes, and system requirements. We have assigned internal resources in addition to engaging third party service providers to assist in the evaluation. While we continue to assess all potential impacts under ASU 2014‑09, there is the potential for significant impacts to the timing of our revenue recognition and contract acquisition costs, such as sales commissions. Accounting for sales commissions under ASU 2014‑09 is different than our current accounting policy which is to expense sales commissions as incurred whereas such costs will be deferred and amortized under ASU 2014‑09. Additionally, we preliminarily believe that the amortization period for such deferred commission costs will be longer than the contract term, as ASU 2014‑09 requires entities to determine whether the costs relate to specific anticipated contracts.
While we continue to assess the potential impacts of ASU 2014‑09, including the areas described above, and anticipate ASU 2014‑09 could have a material impact on our consolidated financial statements, we do not know or cannot reasonably estimate the quantitative impact on our financial statements at this time.
In February 2016, the FASB issued ASU No. 2016‑02, Leases (Topic 842), or ASU 2016‑02, which requires lessees to record most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016‑02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right‑to‑use asset for the right to use the underlying asset for the lease term. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016‑09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting, or ASU 2016‑09, which simplifies the accounting and reporting of share‑based payment transactions, including adjustments to how excess tax benefits and payments for tax withholdings should be classified and provides the election to eliminate the estimate for forfeitures. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance. We currently plan to early adopt this standard in fiscal 2018 and we do not expect it to have a material impact on our consolidated financial statements.
In June 2016 the FASB issued ASU No. 2016‑13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, or ASU 2016‑13. ASU 2016‑13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2020, including interim periods within that reporting period. Earlier adoption is permitted in our first interim period in fiscal 2020. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016‑15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, or ASU 2016‑15. ASU 2016‑15 identifies how certain cash receipts and cash payments are presented and classified in the Statement of Cash Flows. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. This standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, or ASU 2016-16. ASU 2016-16 requires entities to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted as of the beginning of an annual period. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017‑04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017‑04. ASU 2017‑04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact that this standard will have on our consolidated financial statements.
Reclassifications
Certain reclassifications to the consolidated statement of operations for the year ended January 31, 2016 were made to conform to the current year presentation. These reclassifications include cost of revenue and operating expenses.
3.    Cash Equivalents and Marketable Securities
The following are the fair values of our cash equivalents and marketable securities as of January 31, 2016 (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash equivalents:(1)
Money market funds	$22,434	$—	$—	$22,434
Commercial paper	7,999	—	(1)	7,998
Marketable securities:
U.S. agency obligations	6,039	—	(4)	6,035
Asset-backed securities	71,026	11	(46)	70,991
Corporate notes and obligations	214,535	31	(231)	214,335
Commercial paper	15,989	—	—	15,989
Municipal securities	33,869	21	(9)	33,881
U.S. treasury securities	21,064	7	(23)	21,048
Total cash equivalents and marketable securities	$392,955	$70	$(314)	$392,711

The following are the fair values of our cash equivalents and marketable securities as of January 31, 2017 (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash equivalents:(1)
Money market funds	$49,390	$—	$—	$49,390
U.S. agency obligations	3,249	—	—	3,249
Corporate notes and obligations	2,050	—	—	2,050
Commercial paper	3,998	—	—	3,998
Marketable securities:
Asset-backed securities	39,281	—	(17)	39,264
Corporate notes and obligations	105,698	5	(116)	105,587
Municipal securities	16,128	—	(23)	16,105
Certificate of deposit	15,500	20		15,520
U.S. treasury securities	5,004	—	—	5,004
Total cash equivalents and marketable securities	$240,298	$25	$(156)	$240,167
___________

(1)	Included in “cash and cash equivalents” in the accompanying consolidated balance sheet as of January 31, 2017.
Maturities of our noncurrent marketable securities generally range from one to four years at both January 31, 2016 and January 31, 2017.
As of January 31, 2016, the following marketable securities were in an unrealized loss position (in thousands):

	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. agency obligations	$6,035	$(4)	$—	$—	$6,035	$(4)
Asset-backed securities	42,184	(46)	—	—	42,184	(46)
Corporate notes and obligations	161,385	(219)	16,662	(12)	178,047	(231)
Commercial paper	11,997	(1)	—	—	11,997	(1)
Municipal securities	7,021	(9)	—	—	7,021	(9)
U.S. treasury securities	13,044	(23)	—	—	13,044	(23)
Total	$241,666	$(302)	$16,662	$(12)	$258,328	$(314)
No marketable securities held as of January 31, 2017 had been in a continuous unrealized loss position for more than twelve months.
The unrealized loss for each of these fixed rate marketable securities ranged from less than $1,000 to $28,000 as of January 31, 2016 and less than $1,000 to $26,000 as of January 31, 2017. We do not believe any of the unrealized losses represent an other‑than‑temporary impairment based on our evaluation of available evidence as of January 31, 2016 and January 31, 2017. We expect to receive the full principal and interest on all of these marketable securities and have the ability and intent to hold these investments until a recovery of fair value.
Realized gains and realized losses on our cash equivalents and marketable securities are included in other income (expense), net on the consolidated statement of operations. The amounts are as follows (in thousands):

	Year Ended January 31,
	2016	2017
Realized gains	$51	$36
Realized losses	—	(5)
Net realized gains	$51	$31
Reclassification adjustments out of accumulated other comprehensive loss into net loss were immaterial for the year ended January 31, 2016 and 2017.
4.    Fair Value Measurement
Our financial assets and liabilities consist principally of cash and cash equivalents, marketable securities, restricted cash, accounts receivable, and accounts payable. We measure and record certain financial assets and liabilities at fair value on a recurring basis. The estimated fair value of accounts receivable and accounts payable approximates their carrying value due to their short‑term nature. Cash equivalents, marketable securities and restricted cash are recorded at estimated fair value.
All of our cash equivalents and marketable securities are classified within Level 1 or Level 2 because the cash equivalents and marketable securities are valued using quoted market prices or alternative pricing sources and models utilizing observable market inputs.
We follow a three‑level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2
Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3
Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The following table represents our financial assets and liabilities according to the fair value hierarchy, measured at fair value as of January 31, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$22,434	$—	$—	$22,434
Commercial paper	—	7,998	—	7,998
Marketable securities:
U.S. agency obligations	—	6,035	—	6,035
Asset-backed securities	—	70,991	—	70,991
Corporate notes and obligations	—	214,335	—	214,335
Commercial paper	—	15,989	—	15,989
Municipal securities	—	33,881	—	33,881
U.S. treasury securities	—	21,048	—	21,048
Restricted cash:
Money market funds	28	—	—	28
Total financial assets	$22,462	$370,277	$—	$392,739

The following table represents our financial assets and liabilities according to the fair value hierarchy, measured at fair value as of January 31, 2017 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$49,390	$—	$—	$49,390
U.S. agency obligations		3,249		3,249
Corporate notes and obligations		2,050		2,050
Commercial paper	—	3,998	—	3,998
Marketable securities:
Asset-backed securities	—	39,264	—	39,264
Corporate notes and obligations	—	105,587	—	105,587
Municipal securities	—	16,105	—	16,105
Certificate of deposit		15,520		15,520
U.S. treasury securities	—	5,004	—	5,004
Restricted cash:
Money market funds	15,446	—	—	15,446
Total financial assets	$64,836	$190,777	$—	$255,613
We value our Level 1 assets using quoted prices in active markets for identical instruments. We value our Level 2 assets with the help of a third‑party pricing service using quoted market prices for similar instruments, nonbinding market prices that are corroborated by observable market data, or pricing models such as discounted cash flow techniques. We use such pricing data as the primary input, to which we have not made any material adjustments during the periods presented, to make our determination and assessments as to the ultimate valuation of these assets.
There were no transfers into or out of Level 1, Level 2 or Level 3 for the years ended January 31, 2016 and 2017.
5.    Balance Sheet Components
Property and Equipment, Net
The cost and accumulated depreciation and amortization of property and equipment are as follows (in thousands):

	As of January 31,
	2016	2017
Computer equipment and software	$17,054	$17,981
Office furniture and equipment	3,462	4,350
Leasehold improvements	7,088	8,468
Property and equipment, gross	27,604	30,799
Less: accumulated depreciation and amortization	(14,722)	(17,695)
Property and equipment, net	$12,882	$13,104
Depreciation expense was $5.2 million and $6.4 million for the years ended January 31, 2016 and 2017, respectively.

Intangible Assets
Intangible assets consisted of the following as of January 31, 2016 (dollars in thousands):

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life (in years)
Developed technology	$8,420	$(2,575)	$5,845	3.5
Customer relationships and other acquired intangible assets	6,125	(2,934)	3,191	1.8
Total	$14,545	$(5,509)	$9,036	2.9
Intangible assets consisted of the following as of January 31, 2017 (dollars in thousands):

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life (in years)
Developed technology	$10,155	$(4,548)	$5,607	2.9
Customer relationships and other acquired intangible assets	6,125	(4,681)	1,444	0.8
Total	$16,280	$(9,229)	$7,051	2.5
Amortization expense for intangible assets was $3.5 million and $3.7 million during the years ended January 31, 2016 and 2017, respectively.

The expected future amortization expense of these intangible assets as of January 31, 2017 is as follows (in thousands):

Year Ending January 31:
2018	$3,475
2019	2,031
2020	1,140
2021	347
2022	58
Total intangible assets, net	$7,051
Goodwill
The following table represents the changes to goodwill (in thousands):

Balance at January 31, 2015	$13,801
Additions from an acquisition	16,750
Balance at January 31, 2016	30,551
Additions from an acquisition	965
Balance at January 31, 2017	$31,516
There was no impairment of goodwill during the years ended January 31, 2016 or 2017. Goodwill is attributable entirely to our subscription operating segment.

Accrued Compensation
Accrued compensation consists of the following (in thousands):

	As of January 31,
	2016	2017
Accrued salaries and benefits	$1,610	$2,330
Accrued bonuses	9,924	15,338
Accrued commissions	8,094	11,856
Accrued compensation related taxes and other	2,526	3,852
Total accrued compensation	$22,154	$33,376
Other Accrued Liabilities
Other accrued liabilities consists of the following (in thousands):

	As of January 31,
	2016	2017
Accrued taxes	$965	$1,585
Deferred real estate costs	338	47
Accrued professional costs	2,448	2,147
Customer deposits	256	301
Deferred sublease income	—	861
Accrued self-insurance costs	1,407	746
Other	5,759	4,231
Total other accrued liabilities	$11,173	$9,918
Other includes amounts owed to third‑party vendors that provide marketing, corporate event planning and cloud‑computing services.
6.    Business Combinations
Xplain
In February 2015, we acquired all outstanding equity of Xplain.io, Inc., or Xplain, a provider of a self‑service analytics tool. We acquired Xplain for the assembled workforce and expected synergies with our current offerings. We have included the financial results of Xplain in the consolidated financial statements from the date of acquisition. The amount of revenue and earnings included in the consolidated financial statements for this acquisition were not determinable because we have integrated Xplain’s self‑service technology analytics with our current offerings. We concluded that this acquisition relates to our subscription operating segment. The acquisition date fair value of the consideration transferred for Xplain was approximately $19.7 million, which consisted of the following (in thousands, except share data):

Fair Value
Cash	$10,153
Common stock (358,735 shares of common stock)	9,542
Total	$19,695

The following table summarizes the estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (dollars in thousands):

	Fair Value	Estimated Useful Life
Net tangible assets	$1,181	n/a
Developed technology and other acquired intangible assets	1,764	5 years
Goodwill	16,750	n/a
Net assets acquired	$19,695
The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed were based on management’s estimates and assumptions.
The amount recorded for developed technology represents the estimated fair value of Xplain’s self‑service analytics technology. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating Xplain’s self‑service analytics technology and expertise with our other offerings. The goodwill balance is deductible for U.S. income tax purposes.
Fiscal 2017 Business Combination
In March 2016, we acquired a provider of a platform for data science and analytics. We concluded that this acquisition relates to the our subscription operating segment and is accounted for as a business combination. The estimated purchase price consideration transferred was approximately $2.7 million in cash.
The following table summarizes the estimated fair value of assets acquired as of the date of acquisition (dollars in thousands):

	Fair Value	Estimated Useful Life
Developed technology	$1,735	5 years
Goodwill	965	n/a
Net assets acquired	$2,700
The excess of purchase consideration over the fair value of the identifiable intangible asset acquired was recorded as goodwill. The fair value assigned to identifiable intangible assets was based on management’s estimates and assumptions.
The amount recorded for developed technology represents the estimated fair value of the acquired company’s data science and analytics platform technology. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating the acquired company’s data science and analytics platform and expertise with our current offerings. The goodwill balance is deductible for U.S. income tax purposes.
7.    Commitments and Contingencies
Letters of Credit
As of January 31, 2016 and 2017, we had a total of $2.5 million and $16.8 million, respectively, in letters of credit outstanding in favor of certain landlords for office space. These letters of credit renew annually and expire at various dates through 2027.

Operating Leases
We lease facilities space under non‑cancelable operating leases with various expiration dates. Future minimum lease payments and sublease proceeds under non-cancelable operating leases at January 31, 2017 are as follows (in thousands):

Year Ending January 31:	Minimum Lease Payments	Sublease Rental Proceeds	Net Minimum Lease Payments
2018	$11,842	$(5,321)	$6,521
2019	28,064	(9,284)	18,780
2020	28,590	(9,560)	19,030
2021	28,756	(9,845)	18,911
2022	25,802	(10,141)	15,661
2023 and thereafter	142,966	(4,278)	138,688
Total	$266,020	$(48,429)	$217,591
In September 2016, we entered into a new non‑cancelable operating lease agreement to rent office space in Palo Alto, California. The lease has a 125‑month term, which includes five months of free rent, commences in July 2017 and ends in November 2027 with an option to renew for an additional 84 months. Total minimum lease payments under the lease agreement, included in the table above, are $227.1 million, of which $1.8 million was required to be prepaid upon execution. Concurrent with this lease agreement, we entered into a non‑cancelable sublease agreement to sublet a portion of this office space for a five-year term commencing in July 2017.
Rental expense related to our non‑cancelable operating leases was approximately $7.2 million and $8.4 million for the year ended January 31, 2016 and 2017, respectively.
Deferred rent
We account for operating leases containing predetermined fixed increases of the base rental rate during the lease term on a straight‑line basis over the lease term. We recorded the difference between amounts charged to operations and amounts payable under our operating leases as deferred rent in the consolidated balance sheets.
Indemnification
From time to time, we enter into certain types of contracts that contingently require us to indemnify various parties against claims from third parties. These contracts primarily relate to (i) certain real estate leases under which we may be required to indemnify property owners for environmental and other liabilities and other claims arising from our use of the applicable premises, (ii) our bylaws, under which we must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship, (iii) contracts under which we must indemnify directors and certain officers for liabilities arising out of their relationship, (iv) contracts under which we may be required to indemnify customers or partners against certain claims, including claims from third parties asserting, among other things, infringement of their intellectual property rights, and (v) procurement, consulting, or license agreements under which we may be required to indemnify vendors, consultants or licensors for certain claims, including claims that may be brought against them arising from our acts or omissions with respect to the supplied products, technology or services. From time to time, we may receive indemnification claims under these contracts in the normal course of business. In addition, under these contracts we may have to modify the accused infringing intellectual property and/or refund amounts received.
In the event that one or more of these matters were to result in a claim against us, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on our future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

We maintain director and officer insurance, which may cover certain liabilities arising from our obligation to indemnify our directors.
To date, we have not incurred any material costs, and have not accrued any liabilities in the consolidated financial statements as a result of these provisions.
Contingencies
In the ordinary course of business, we are or may be involved in a variety of litigation matters, suits, investigations, and proceedings, including actions with respect to intellectual property claims, government investigations, labor and employment claims, breach of contract claims, tax, and other matters. Regardless of the outcome, these litigation matters can have an adverse impact on us because of defense costs, diversion of management resources, harm to reputation, and other factors. In addition, it is possible that an unfavorable resolution of one or more such litigation matters could, in the future, materially and adversely affect our financial position, results of operations, and cash flows in a particular period or subject us to an injunction that could seriously harm its business.
We record a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to our outstanding legal matters management believes that the amount or estimable range of possible loss will not, either individually or in the aggregate, have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. However, the outcome of litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, our results of operations and financial condition including in a particular reporting period, could be materially adversely affected.
8.    Redeemable Convertible Preferred Stock
The authorized, issued, and outstanding shares of redeemable convertible preferred stock as of January 31, 2016 and 2017 are as follows (in thousands, except shares):

	Shares Authorized, Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A	12,936,594	$5,000	$4,909
Series B	12,314,006	6,000	5,945
Series C	8,951,868	24,000	23,899
Series D	8,965,178	40,000	39,902
Series E	8,756,093	65,000	64,891
Series F	10,989,008	160,000	155,039
Series F-1	11,994,668	370,875	363,102
	74,907,415	$670,875	$657,687
The holders of redeemable convertible preferred stock, or preferred stock, have various rights and preferences as follows:
Dividends
The holders of shares of preferred stock are entitled to receive dividends at the rate of 8% per annum of the preferred stock price per share on each outstanding share of preferred stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares). Dividends are payable in preference and priority to any payment of any dividend on our common stock. Such dividends are payable only when and if declared by the board of directors, but only out of funds that are legally available, and are non‑cumulative. Thereafter, any dividends or other non‑liquidating distribution by us to our stockholders shall be distributed among the holders of the shares of common stock and preferred stock on an as converted basis. No dividends have been declared through January 31, 2017.
Conversion
Each share of preferred stock is convertible, at the option of the holder, into a number of fully paid and non‑assessable shares of common stock on a one‑for‑one basis. The conversion rate is subject to adjustment from time to time for the effect of a stock split, stock dividend, or other similar distribution. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock, with net proceeds of at least $50.0 million after commissions and underwriting discounts.
Liquidation
In the event of our liquidation, sale, dissolution, or winding up, whether voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of our assets to the holders of common stock, an amount equal to the liquidation preference per share, plus any declared but unpaid dividends with respect to such shares. If the proceeds are less than the liquidation amount, the payments will be allocated to each Series in proportion to the respective liquidation preference amounts if paid in full.
After payment has been made to the holders of preferred stock of the full amounts to which they are entitled, the holders of common stock shall be entitled to receive our remaining assets pro rata based on the number of shares of common stock held by each holder.
Voting
The holders of preferred stock are entitled to one vote for each share of common stock that would be held, on an as‑converted basis. Generally, preferred stockholders vote with common stockholders as a single class. The Series A, B, and F‑1 preferred stockholders, each as a separate class, elect a director. The common stockholders as a class elect two directors. All other directors are elected by all stockholders, both preferred and common, voting together on an as‑converted basis.
Redemption
Although our preferred stock is not mandatorily or currently redeemable, they are classified outside of stockholders’ deficit because they are potentially redeemable upon certain events outside of our control, including a greater than 50% change in control or our liquidation, sale, dissolution, or winding up. The carrying values of preferred stock have not been accreted to their redemption values as these events are not considered probable of occurrence. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable redemption will occur.

9.    Common Stock
The following table summarizes our authorized, issued, reserved and outstanding common stock as of January 31, 2017:

	Authorized Preferred Stock	Preferred Issued	Common Reserved	Common Issued	Common Issued or Reserved for Issuance
Series A	12,936,594	12,936,594	12,936,594	—	12,936,594
Series B	12,314,006	12,314,006	12,314,006	—	12,314,006
Series C	8,951,868	8,951,868	8,951,868	—	8,951,868
Series D	8,965,178	8,965,178	8,965,178	—	8,965,178
Series E	8,756,093	8,756,093	8,756,093	—	8,756,093
Series F	10,989,008	10,989,008	10,989,008	—	10,989,008
Series F-1	11,994,668	11,994,668	11,994,668	—	11,994,668
Common outstanding	—	—	—	38,156,688	38,156,688
2008 Equity Incentive Plan:
Restricted stock units and options outstanding	—	—	44,560,246	—	44,560,246
Shares available for grant	—	—	581,084	—	581,084
Amended and Restated 2008 Stock Purchase and Option Plan (from prior acquisition):
Options outstanding	—	—	53,455	—	53,455
Undesignated	—	—	1,741,112	—	1,741,112
	74,907,415	74,907,415	121,843,312	38,156,688	160,000,000
10.    Stock Option Plans
As of January 31, 2016 and 2017, 56,575,886 and 66,577,136, respectively, shares of common stock were reserved under the 2008 Plan for the grant of incentive and nonqualified stock options, restricted stock purchases, awards and units and stock appreciation rights to employees, directors, consultants and other service providers.
The 2008 Plan provides for stock options to be granted at an exercise price not less than 100% of the fair market value at the grant date as determined by the board of directors, unless, with respect to incentive stock options, the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of ten years from the grant date, are exercisable upon vesting unless otherwise designated for early exercise by the board of directors at the time of grant, and generally vest over a four year period, with 25% vesting after one year and then ratably on a monthly basis for the remaining three years.

The following tables summarize stock option activity and related information:

		Options Outstanding
	Shares Available for Grant	Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
					(in thousands)
Balance — January 31, 2015	1,017,709	30,848,554	$3.59	—	—
Additional shares reserved	5,858,469	—	—	—	—
Restricted stock activity, net	(6,749,712)	—	—	—	—
Granted	(1,318,890)	1,318,890	17.94	—	—
Exercised	—	(5,838,389)	1.87	—	—
Canceled	1,493,769	(1,493,769)	6.28	—	—
Shares in lieu of taxes	36,206	—	—	—
Plan shares expired	(854)	—	—	—
Balance — January 31, 2016	336,697	24,835,286	4.60	6.9	$497,338
Additional shares reserved	10,001,250	—	—	—	—
Restricted stock activity, net	(10,193,963)	—	—	—
Granted	(370,480)	370,480	17.85	—	—
Exercised		(1,157,625)	3.10	—	—
Canceled	808,462	(808,462)	10.74	—	—
Plan shares expired	(882)	—	—	—
Balance — January 31, 2017	581,084	23,239,679	$4.67	6.0	$319,016
Exercisable— January 31, 2016		15,723,845	$3.12	6.6	$338,100
Vested or expected to vest — January 31, 2016		24,067,662	$4.44	7.0	$485,600
Exercisable — January 31, 2017		19,434,627	$3.61	5.7	$286,994
Vested or expected to vest — January 31, 2017		22,975,081	$4.56	5.9	$317,798
As of January 31, 2016 and 2017, there were no unvested options exercisable.
The total intrinsic value of options exercised during the years ended January 31, 2016 and 2017 was $160.0 million and $18.3 million, respectively. The intrinsic value is the difference between the current fair market value of the stock for accounting purposes at the time of exercise and the exercise price of the stock option. As we have accumulated net operating losses, no future tax benefit related to option exercises has been recognized.

The weighted‑average grant‑date value of employee options granted during the years ended January 31, 2016 and 2017 was $15.54 and $9.37 per share for, respectively. The value of employee options for stock‑based compensation expense purposes is estimated at the grant date using the Black‑Scholes option‑pricing model with the following weighted‑average assumptions:

	Year Ended January 31,
	2016	2017
Volatility	44.3%	47.9%
Risk-free interest rate	1.7%	2.0%
Expected term (in years)	6.1 years	6.0 years
Expected dividends	—%	—%
The unamortized stock‑based compensation expense, net of estimated forfeitures, of $27.3 million at January 31, 2017 will be recognized over the average remaining vesting period of 1.5 years. This unamortized stock‑based compensation expense excludes the expense associated with the employee RSUs because there is a performance‑based requirement for vesting. Consequently, the timing of when we will recognize the stock‑based compensation expense is dependent on a liquidity event as discussed below. The unamortized stock‑based compensation expense for these RSUs is $477.0 million at January 31, 2017.
We issue RSUs to employees and directors. The employee RSUs under the 2008 Plan have two vesting conditions: (1) a service‑based condition and (2) a liquidity event‑related performance condition which is considered a performance‑based condition. For new employee grants, the RSUs generally meet the service‑based condition over a four year period, with 25% meeting after one year and then ratably on a quarterly basis for the remaining three years. For continuing employee grants, the RSUs generally meet the service‑based condition pro‑rata quarterly over the four‑year period (without a one‑year cliff). In the event of a liquidity event such as an IPO of our common stock, a change in control, or certain qualifying secondary liquidity transactions, as defined by the board of directors and within the time period determined by the board of directors, and the employee continues to provide service through the occurrence of the event or six months following the effective date of an IPO, the RSUs will be settled in shares of our common stock to the extent the service‑based condition has been met. Upon the satisfaction of both vesting conditions, the RSUs entitle the holder to one share of common stock for each unit of restricted stock. The total fair value of RSUs vested during the year ended January 31, 2016 and 2017 was $22.5 million, and $1.0 million, respectively. Subsequent to January 31, 2017, 18,378,394 RSUs outstanding as of January 31, 2017 were modified such that the liquidity event‑related performance condition is satisfied upon the effective date of an IPO, rather than six months following an IPO; see Note 16.
Restricted stock activity is as follows:

	Restricted Stock Units Outstanding
	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value Per Share
Balance — January 31, 2015	5,278,205	$25.80
Granted	7,559,269	26.16
Canceled	(809,557)	23.99
Vested and converted to shares	(799,552)	25.82
Balance — January 31, 2016	11,228,365	26.17
Granted	12,152,584	19.25
Canceled	(1,958,621)	25.03
Vested and converted to shares	(48,306)	24.85
Balance —January 31, 2017	21,374,022	$22.36

In May 2015, an unrelated third party initiated a cash tender offer which was completed in July 2015 for the purchase of shares of our common stock from specified categories of current and former employees who sold a total of 4,079,131 shares of our common stock to the unrelated third party. The purchase price per share in the tender offer was in excess of the fair value of our common stock at the time of the transaction and accordingly, upon completion of the transaction, we recorded $16.6 million as stock‑based compensation expense related to the excess of the selling price per share of common stock paid to our employees over the fair value of the tendered shares.
This tender offer was a qualifying liquidity event under the 2008 Plan governing RSUs, meaning the performance condition was achieved for those RSUs that had met the service‑based condition as of this date. Upon the close of the transaction, we recorded $19.7 million of stock‑based compensation expense, using the accelerated attribution method, for the RSUs for which both vesting conditions had been achieved.
Except for the RSUs that vested concurrent with the close of the tender offer, there was no stock‑based compensation expense recognized for the employee RSUs granted in fiscal 2016 and fiscal 2017, due to the contingent nature of the possible liquidity events. This condition is viewed as a performance‑based criterion which is not considered probable in accounting for the stock‑based compensation expense. As such, once the performance‑based criterion is considered probable of being achieved, we will recognize stock‑based compensation expense using the accelerated attribution method for all RSUs over the service period. In the case of an IPO event, the achievement of the performance‑based criterion is considered probable on the effective date of our IPO and the stock‑based compensation expense for these RSUs will be recognized using the accelerated attribution method with a cumulative catch‑up of stock‑based compensation expense recognized on the effective date in the amount attributable to service prior to such effective date. The remaining stock‑based compensation expense for these RSUs will be recognized over the remaining service period. If an IPO and the modification had been completed on January 31, 2017, we would have recognized approximately $148.2 million of stock‑based compensation expense on the effective date, and would have approximately $173.2 million of additional future period expense to be recognized over the remaining service periods through fiscal 2021.
11.    Income taxes
The domestic and foreign components of loss before provision for income taxes consisted of the following (in thousands):

	Year Ended January 31,
	2016	2017
Domestic	$(204,713)	$(187,905)
Foreign	2,680	2,775
Net loss before income taxes	(202,033)	(185,130)

The components of provision for income taxes are as follows (in thousands):

	Year Ended January 31,
	2016	2017
Current:
Federal	$—	$—
State	(177)	(140)
Foreign	(940)	(2,011)
Total current tax expense	(1,117)	(2,151)
Deferred:
Federal	—	(108)
State	—	—
Foreign	7	72
Total deferred tax expense	7	(36)
Total provision for income taxes	$(1,110)	$(2,187)
Our effective tax rate substantially differed from the federal statutory tax rate of 34% primarily due to the change in the valuation allowance for our deferred tax assets. A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes included in the consolidated statements of operations is as follows (in thousands):

	Year Ended January 31,
	2016	2017
U.S. federal statutory income tax at 34%	$68,691	$62,944
Research tax credits	1,605	2,235
Stock-based compensation	(11,060)	(4,340)
Change in valuation allowance	(60,318)	(54,823)
Donation of common stock to the Cloudera Foundation	—	(7,335)
Other	(28)	(868)
Provision for income taxes	$(1,110)	$(2,187)

The deferred tax assets and liabilities were as follows (in thousands):

	As of January 31,
	2016	2017
Deferred tax assets:
Accruals and reserves	$9,076	$12,282
Deferred revenue	19,978	26,509
Net operating loss carryforward	124,302	165,873
Research and development credits and other credits	7,718	12,009
Stock-based compensation	7,308	9,923
Gross deferred tax assets	168,382	226,596
Less valuation allowance	(165,536)	(225,495)
Total deferred tax assets	2,846	1,101
Deferred tax liabilities:
Depreciation and amortization	(2,689)	(872)
Gross deferred tax liabilities	(2,689)	(872)
Net deferred tax assets	$157	$229
We have not recorded a provision for deferred United States tax expense related to $3.1 million and $4.8 million of our undistributed earnings of our foreign subsidiaries as of January 31, 2016 and 2017, respectively, because these earnings are intended to be permanently reinvested in operations outside of the United States. We have determined the unrecognized deferred tax liabilities associated with these earnings are not material.
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a valuation allowance to offset net deferred tax assets at January 31, 2016 and 2017 due to the uncertainty of realizing future tax benefits from our net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the years ended January 31, 2016 and 2017 was an increase of approximately $66.6 million and $60.0 million, respectively.
At January 31, 2017, we have federal, California and other state net operating loss carryforwards of approximately $586.2 million, $188.4 million and $179.0 million, respectively, expiring beginning fiscal 2029, for federal and California purposes and fiscal 2019 for other states’ purposes.
The excess tax benefits associated with stock option exercises are recorded directly to stockholders’ equity only when such benefits are realized following the tax law ordering approach. As a result, the excess tax benefits included in net operating loss carryforwards but not reflected in deferred tax assets for fiscal 2017 are $53.5 million. The excess tax benefit associated with stock option exercises will only be recorded to equity when they reduce cash taxes payable.
At January 31, 2017, we have federal and state research credit carryforwards of approximately $11.6 million and $10.6 million, respectively, expiring beginning in calendar year 2029 for federal purposes. The state credits can be carried forward indefinitely.
Federal and state tax laws may impose substantial restrictions on the utilization of the net operating loss and credit carryforward attributes in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. Accordingly, our ability to utilize these carryforwards may be limited as a result of such one or more ownership changes. Such a limitation could result in the expiration of carryforwards before they are utilized. The company has performed an analysis to determine whether an ownership change has occurred since inception. The analysis identified two historical ownership changes, however the limitations did not result in a material restriction on the use of our carryforwards. In the event we experience any subsequent changes in ownership, the availability of our carryforwards in any taxable year could change.

For benefits to be recorded, a tax position must be more likely than not to be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The following table reflects the changes in the gross unrecognized tax benefits (in thousands):

	Year Ended January 31,
	2016	2017
Balance as of beginning of year	$4,200	$6,500
Tax positions taken in current period
Gross increases	2,300	3,100
Balance as of end of year	$6,500	$9,600
We recognize interest and penalties related to income tax matters in the provision for income taxes. As of January 31, 2017, we had no accrued interest and penalties related to uncertain tax positions. We are subject to taxes in the United States and other foreign jurisdictions. In the normal course of business, we are subject to examination by various federal, state and local taxing authorities. We are not currently under audit by the Internal Revenue Service or any other tax authority. All tax years remain open to examination by major taxing jurisdictions in which we file returns.
12.    Related Party Transactions
Intel Corporation
We have been engaged in commercial transactions with Intel Corporation, a holder of our common stock and preferred stock, representing approximately 22% of outstanding shares as of January 31, 2017, with a representative serving as a member of our board of directors, including a multi‑year subscription and services agreement, and a collaboration and optimization agreement. The aggregate revenue we recognized from this customer was $5.4 million and $8.3 million for the years ended January 31, 2016 and 2017, respectively. There were $1.5 million and $2.3 million in accounts receivable due from this customer as of January 31, 2016 and 2017, respectively. There was $1.5 million and $2.1 million in deferred revenue as of January 31, 2016 and 2017, respectively.
Cloudera Foundation
In January 2017, the Cloudera Foundation, an independent non‑profit organization, was created to provide our products, skills and people, to important social problems around the world. On January 31, 2017 we donated 1,175,063 shares of common stock to the Cloudera Foundation. We recorded a non‑cash charge of $21.6 million for the fair value of the donated shares, which was recorded in general and administrative expense in the accompanying consolidated statements of operations. We do not control the Cloudera Foundation’s activities, and accordingly, we do not consolidate the financial statements of the Cloudera Foundation.
13.    Segment Information
The results of the reportable segments are derived directly from our management reporting system and are based on our methods of internal reporting which are not necessarily in conformity with GAAP. Management measures the performance of each segment based on several metrics, including contribution margin, as defined below. Management does not use asset information to assess performance and make decisions regarding allocation of resources. Therefore, depreciation and amortization expense is not allocated among segments.
Contribution margin is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Segment contribution margin includes segment revenue less the related cost of sales excluding certain operating expenses that are not allocated to segments because they are separately managed at the consolidated corporate level. These unallocated costs include stock‑based compensation expense, amortization of acquired intangible assets, direct sales and marketing costs, research and development costs, corporate general and administrative costs, such as legal and accounting, interest income, interest expense, and other income (expense).

Financial information for each reportable segment was as follows (in thousands):

	Year Ended January 31,
	2016	2017
Revenue:
Subscription	$119,150	$200,252
Services	46,898	60,774
Total revenue	$166,048	$261,026

	Year Ended January 31,
	2016	2017
Contribution margin:
Subscription	$93,380	$164,971
Services	6,701	14,293
Total segment contribution margin	$100,081	$179,264
The reconciliation of segment financial information to our loss from operations is as follows (in thousands):

	Year Ended January 31,
	2016	2017
Segment contribution margin	$100,081	$179,264
Amortization of acquired intangible assets	(3,455)	(3,720)
Stock-based compensation expense	(63,590)	(21,714)
Donation of common stock to the Cloudera Foundation	—	(21,574)
Corporate costs, such as research and development, corporate general and administrative and other	(237,673)	(319,595)
Loss from operations	$(204,637)	$(187,339)
Sales outside of the United States represented approximately 21%, and 25% of our total revenue for the years ended January 31, 2016 and 2017, respectively. All revenues from external customers are attributed to individual countries on an end‑customer basis, based on domicile of the purchasing entity, if known, or the location of the customer’s headquarters if the specific purchasing entity within the customer is unknown.
As of January 31, 2016 and January 31, 2017, assets located outside the United States were 1% and 3% of total assets, respectively.

14.    Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders during the periods presented (in thousands, except share and per share data):

	Year Ended January 31,
	2016	2017
Numerator:
Net loss	$(203,143)	$(187,317)
Denominator:
Weighted-average shares used in computing net loss attributable to common stockholders, basic and diluted	32,723,629	36,405,534
Net loss per share attributable to common stockholders, basic and diluted	$(6.21)	$(5.15)
The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stockholders for the periods presented because their effect would have been anti‑dilutive:

	As of
	January 31,
	2016	2017
Redeemable convertible preferred stock on an as-if converted basis	74,907,415	74,907,415
Stock options to purchase common stock	24,835,286	23,239,679
Restricted stock units	11,228,365	21,374,022
Total	110,971,066	119,521,116
15.    Unaudited Pro Forma Net Loss Per Share
Pro forma net loss per share was computed to give effect to the automatic conversion of all series of redeemable convertible preferred stock using the if‑converted method as though the conversion had occurred as of the beginning of the period or the date of issuance, if later. As discussed in Note 10, RSUs will be settled in shares of our common stock to the extent the service‑based condition has been met and the recipient continues to provide service to the Company six months following the effective date of an IPO. These RSUs are subject to forfeiture prior to vesting in the event of termination of employment or where the recipient is not employed with the Company six months following the effective date of an IPO. Subsequent to January 31, 2017, 18,378,394 RSUs outstanding as of January 31, 2017 were modified such that the liquidity event‑related performance condition is satisfied upon the effective date of an IPO, rather than six months following an IPO; see Note 16. The pro forma share amounts in the table below includes the weighted-average impact of the 3,408,712 shares of common stock subject to these RSUs that will vest upon the effective date of our IPO and will be issued on a date following the 180th day after the effective date of this offering.
The net loss used in computing pro forma net loss per share amount in the table below does not give effect to the stock‑based compensation expense associated with RSUs that have both a service‑based vesting condition and a liquidity event‑related performance vesting condition. If an IPO and the modification had been completed on January 31, 2017, we would have recognized approximately $148.2 million of stock‑based compensation expense on the effective date, and would have approximately $173.2 million of additional future period expense to be recognized over the remaining service periods through fiscal 2021.

The following table sets forth the computation of our unaudited pro forma basic and diluted net loss per share (in thousands, except share and per share data):

Year Ended January 31,
2017
Numerator:
Net loss used in computing pro forma net loss per share	$(187,317)
Denominator:
Weighted-average shares of common stock used in computing net loss per share attributable to common stockholders	36,405,534
Weighted-average pro forma adjustment to reflect assumed vesting of modified RSUs with liquidity‑event related performance condition	1,946,879
Weighted-average pro forma adjustment to reflect assumed conversion of redeemable convertible preferred stock	74,907,415
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	113,259,828
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.65)
16.    Subsequent Events
In preparing the consolidated financial statements as of January 31, 2017 and for the year then ended, we evaluated subsequent events for recognition and measurement purposes through March 31, 2017, the date the independent auditors’ report was originally issued and the audited annual consolidated financial statements were available for issuance.
On February 8, 2017, we entered into a new sublease agreement to sublet office space in Palo Alto, California. The sublease has a 45 month term commencing in the third quarter of fiscal 2018. Rental proceeds committed under this sublease are $1.6 million in fiscal 2018, $4.0 million in fiscal 2019, $4.1 million in fiscal 2020, $4.3 million in fiscal 2021 and $0.7 million in fiscal 2022.
On March 8, 2017, our Board of Directors modified 18,378,394 of the 21,374,022 RSUs outstanding as of January 31, 2017 to remove the requirement that the RSU recipient must continue to provide service for six months following the effective date of an IPO in order to vest in the award, so long as such effective date is on or before September 10, 2017 (so long as the RSU recipient is providing service as‑of such IPO) with such shares to be issued on a date following the 180th day after the effective date of this offering. All other significant terms of the RSUs remained unchanged. The modification established a new measurement date for these modified RSUs. Once an IPO is completed, we will recognize stock‑based compensation expense using the accelerated attribution method with a cumulative catch‑up of stock‑based compensation expense recognized on the effective date in the amount attributable to service prior to such effective date. If an IPO and the modification had occurred on January 31, 2017, we would have recognized $148.2 million of stock‑based compensation expense on that date related to the RSUs outstanding as of January 31, 2017, and would have approximately $173.2 million of additional future period expense to be recognized over the remaining service periods through fiscal 2021. The actual stock‑based compensation expense that we record will also reflect additional expense for RSUs that vest from February 1, 2017 through the effective date of an IPO.
On March 8, 2017, we increased the number of shares of common stock reserved for grant under the 2008 Plan by 2,000,000 shares, and we granted to employees 2,130,010 RSUs as well as options to purchase 9,000 shares of our common stock with an exercise price of $17.85 per share. The majority of these RSUs were also modified, as described above. The aggregate fair value of these options and RSUs as modified was approximately $29.9 million. Any shares that remain available for future grant at the time of this offering will be added to those authorized under our 2017 Plan, and we will cease making grants under our 2008 Plan.
On March 28, 2017, we adopted our 2017 Equity Incentive Plan, or the 2017 Plan. The 2017 Plan will become effective on the date immediately prior to effective date of an IPO and will serve as the successor to our 2008 Equity

Incentive Plan. The total number of shares of our common stock reserved under the 2017 Plan is 30,000,000 shares. The number of shares reserved for issuance under our 2017 Plan will increase automatically on the first day of February of each calendar year during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding January 31st or (ii) a number of shares determined by our board of directors.
On March 28, 2017, we adopted our 2017 Employee Stock Purchase Plan, or ESPP. The ESPP will become effective once the registration statement in connection with the IPO is declared effective. The ESPP authorizes the issuance of 3,000,000 shares of our common stock. The number of shares reserved for issuance under our 2017 ESPP will increase automatically on February 1st of each of the first 10 calendar years following the first offering date by the number of shares equal to the lesser of either 1% of the total outstanding shares of our common stock as of the immediately preceding January 31st (rounded to the nearest whole share) or a number of shares of our common stock.

cloudera
We empower people to transform complex data into clear and actionable insights

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee and the Financial Industry Regulatory Authority (FINRA) filing fee.

SEC registration fee		$23,180
FINRA filing fee		30,500
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*
___________
* To be provided by amendment.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect upon the completion of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect upon the completion of the offering provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.
The Registrant has entered, and intends to continue to enter into separate indemnification agreements with its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant for which indemnification is sought. Reference is also made to the Underwriting Agreement filed as Exhibit 1.01 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering	3.02
Form of Restated Bylaws of the Registrant, to be in effect upon completion of this offering	3.04
Amended and Restated Investor Rights Agreement, dated as of March 24, 2014, by and among the Registrant and certain investors of the Registrant	4.02
Form of Indemnity Agreement entered into between the Registrant and its directors and executive officers	10.01
Item 15. Recent Sales of Unregistered Securities.
Since January 26, 2014 through March 30, 2017, the Registrant has issued and sold the following unregistered securities:

1.
Options to employees, directors, consultants, and other service providers to purchase an aggregate of 5,066,310 shares of common stock under its 2008 Equity Incentive Plan, or 2008 Plan, with per share exercise prices ranging from $10.05 to $20.24.

2.	Options to employees to purchase an aggregate of 64,574 shares of common stock under its Gazzang Plan, with per share exercise prices ranging from $1.59 to $1.82.

3.	An aggregate of 27,213,968 restricted stock units to employees, directors, consultants, and other service providers to be settled in shares of common stock under its 2008 Plan.

4.
10,776,428 shares of common stock to its employees, directors, consultants, and other service providers upon exercise of options granted under its 2008 Plan, with purchase prices ranging from $0.085 to $19.46, for an aggregate purchase price of $21,161,977.

5.	1,008 shares of common stock to employees upon exercise of options granted under its Gazzang Plan, with purchase prices ranging from $1.59 to $1.82, for an aggregate purchase price of $1,784.

6.
In May 2014, the Registrant entered into a Series F‑1 Preferred Stock Purchase Agreement pursuant to which it issued and sold to one accredited investors an aggregate of 11,994,668 shares of its Series F‑1 preferred stock, at a purchase price of $30.92 per share, for aggregate consideration of approximately $370,875,135.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.
(a)    Exhibits.

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement
3.01*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering
3.03*	Amended and Restated Bylaws of the Registrant, as currently in effect
3.04*	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering
4.01**	Form of Registrant’s Common Stock Certificate
4.02**	Amended and Restated Investor Rights Agreement, dated as of March 28, 2017, by and among the Registrant and certain investors of the Registrant
4.03**	Voting and Standstill Agreement, dated as of March 28, 2017, by and between the Registrant and Intel Corporation
4.04**	Confidentiality Agreement, dated as of March 21, 2014, by and between the Registrant and Intel Corporation
5.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered
10.01**	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.02**	2008 Equity Incentive Plan, as amended, and forms of agreement thereunder
10.03	2017 Equity Incentive Plan, and forms of agreement thereunder
10.04	2017 Employee Stock Purchase Plan
10.05**	Offer Letter between Thomas J. Reilly and the Registrant, dated May 22, 2013
10.06**	Employment Agreement between Jim Frankola and the Registrant, dated September 10, 2012
10.07**	Offer Letter between Michael A. Olson and the Registrant, dated October 2008
10.08†**	Lease between 495 Java Drive Associates, L.P. and the Registrant, dated as of April 18, 2013
10.09†**	Lease between 395 Page Mill LLC and the Registrant, dated as of September 6, 2016
10.10†**	Consent to Sublease between 395 Page Mill LLC, Machine Zone, Inc. and the Registrant dated as of September 26, 2016
10.11**	Sublease between Rubrik, Inc. and the Registrant, dated as of February 8, 2017
10.12**	Amended and Restated Collaboration and Optimization Agreement, dated as of March 21, 2017, by and between the Registrant and Intel Corporation
10.13†**	Enterprise Subscription Agreement, dated as of April 25, 2014, by and between the Registrant and Intel Corporation
21.01**	List of subsidiaries
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02	Consent of Independent Registered Public Accounting Firm
24.01**	Power of Attorney (included on the signature page to this Registration Statement)
___________

*	To be filed by amendment.

**	Previously filed.

†
Confidential treatment has been requested for portions of this exhibit pursuant to Rule 406 promulgated under the Securities Act. These portions have been omitted and submitted separately to the Securities and Exchange Commission.

(b)    Financial Statement Schedules.
All other financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:

(1)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
for the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on  April 10, 2017.

CLOUDERA, INC.

By:	/s/ Thomas J. Reilly
Thomas J. Reilly
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date
	/s/ Thomas J. Reilly	Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2017
Thomas J. Reilly
	/s/ Jim Frankola	Chief Financial Officer (Principal Financial Officer)	April 10, 2017
Jim Frankola
	*	Vice President of Finance (Principal Accounting Officer)	April 10, 2017
Wayne Kimber
	*	Chief Strategy Officer and Chairman (Director)	April 10, 2017
Michael A. Olson
	*	Director	April 10, 2017
Martin I. Cole
	*	Director	April 10, 2017
Kimberly Hammonds
	*	Director	April 10, 2017
Ping Li
	*	Director	April 10, 2017
Steve J. Sordello
	*	Director	April 10, 2017
Michael A. Stankey
By:	/s/ Thomas J. Reilly
Thomas J. Reilly Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.01*	Form of Underwriting Agreement
3.01*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering
3.03*	Amended and Restated Bylaws of the Registrant, as currently in effect
3.04*	Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering
4.01**	Form of Registrant’s Common Stock Certificate
4.02**	Amended and Restated Investor Rights Agreement, dated as of March 28, 2017, by and among the Registrant and certain investors of the Registrant
4.03**	Voting and Standstill Agreement, dated as of March 28, 2017, by and between the Registrant and Intel Corporation
4.04**	Confidentiality Agreement, dated as of March 21, 2014, by and between the Registrant and Intel Corporation
5.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered
10.01**	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.02**	2008 Equity Incentive Plan, as amended, and forms of agreement thereunder
10.03	2017 Equity Incentive Plan, and forms of agreement thereunder
10.04	2017 Employee Stock Purchase Plan
10.05**	Offer Letter between Thomas J. Reilly and the Registrant, dated May 22, 2013
10.06**	Employment Agreement between Jim Frankola and the Registrant, dated September 10, 2012
10.07**	Offer Letter between Michael A. Olson and the Registrant, dated October 2008
10.08†**	Lease between 495 Java Drive Associates, L.P. and the Registrant, dated as of April 18, 2013
10.09†**	Lease between 395 Page Mill LLC and the Registrant, dated as of September 6, 2016
10.10†**	Consent to Sublease between 395 Page Mill LLC, Machine Zone, Inc. and the Registrant dated as of September 26, 2016
10.11**	Sublease between Rubrik, Inc. and the Registrant, dated as of February 8, 2017
10.12**	Amended and Restated Collaboration and Optimization Agreement, dated as of March 21, 2017, by and between the Registrant and Intel Corporation
10.13†**	Enterprise Subscription Agreement, dated as of April 25, 2014, by and between the Registrant and Intel Corporation
21.01**	List of subsidiaries
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02	Consent of Independent Registered Public Accounting Firm
24.01**	Power of Attorney (included on the signature page to this Registration Statement)
___________

*	To be filed by amendment.

**	Previously filed.

†
Confidential treatment has been requested for portions of this exhibit pursuant to Rule 406 promulgated under the Securities Act. These portions have been omitted and submitted separately to the Securities and Exchange Commission.